Exhibit 99.1
EXPLANATORY NOTE

Truist Financial Corporation (the “Company”) is filing this Exhibit 99.1 to its Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) solely to recast certain financial information and related disclosures included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, originally filed with the SEC on February 27, 2024 (the “2023 Form 10-K”).

This Form 8-K is being filed solely to recast financial information and related disclosures contained in the 2023 Form 10-K to reflect the discontinued operations of the previously reported Insurance Holdings (“IH”) segment, and the segment realignment, as described below.

The Company entered into an Equity Interest Purchase Agreement dated as of February 20, 2024, a copy of which is included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2024, to sell its remaining equity interests in Truist Insurance Holdings, LLC (“TIH”). On May 6, 2024, the Company completed the sale of these remaining equity interests in TIH. As a result, the historical results of TIH, which was the principal legal entity of the Company’s former IH segment, have been reflected as discontinued operations in the Company’s recast Consolidated Financial Statements for all periods presented herein. Refer to “Note 2. Discontinued Operations” within the Notes to the Consolidated Financial Statements included in Item 8 in this Exhibit 99.1 for additional information.

Effective January 1, 2024, several business activities were realigned reflecting updates to the Company’s operating structure. First, the CB&W segment was renamed Consumer and Small Business Banking (“CSBB”), and the C&CB segment was renamed Wholesale Banking (“WB”). Second, the Wealth business was realigned into the WB segment from the CSBB segment, representing a separate reporting unit in that segment. Third, the small business banking client segmentation was realigned into the CSBB segment from the WB segment. As the operations of TIH are now included in discontinued operations, the Company no longer presents the IH segment's operations as one of its reportable segments in the footnotes to the Consolidated Financial Statements included herein. The segment disclosures have been revised to reflect the segment realignment. Refer to “Note 22. Operating Segments” within the Notes to the Consolidated Financial Statements included in Item 8 in this Exhibit 99.1 for additional information.

The following items of the 2023 Form 10-K as of and for the year ended December 31, 2023, are being recast as reflected in this Exhibit 99.1:

•Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, excluding the Risk Management, Liquidity, and Capital sections, which were not impacted by discontinued operations or the segment realignment; and
•Part II, Item 8. Financial Statements and Supplementary Data.

This Exhibit 99.1 should be read in conjunction with the 2023 Form 10-K and the Company’s subsequent filings with the SEC, including our Form 10-Q for the quarter ended March 31, 2024, and our Current Reports on Form 8-K. The information contained herein is not an amendment to, or a restatement of, the 2023 Form 10-K.
1 Truist Financial Corporation

Glossary of Defined Terms
The following terms may be used throughout this report, including the consolidated financial statements and related notes.

Term	Definition
ACL	Allowance for credit losses
AFS	Available-for-sale
Agency MBS	Mortgage-backed securities issued by a U.S. government agency or GSE
ALLL	Allowance for loan and lease losses
ALM	Asset/Liability management
AOCI	Accumulated other comprehensive income (loss)
ARRC	Alternative Reference Rates Committee of the FRB and the Federal Reserve Bank of New York
Basel III Rules	Rules issued by the FRB, OCC, and FDIC on capital adequacy and liquidity requirements in the U.S for banking organizations.
BB&T	BB&T Corporation and subsidiaries (changed to “Truist Financial Corporation” effective with the Merger)
BCBS	Basel Committee on Banking Supervision
BHC	Bank holding company
BHCA	Bank Holding Company Act of 1956, as amended
Board	Truist’s Board of Directors
Branch Bank	Branch Banking and Trust Company (changed to “Truist Bank” effective with the Merger)
BSA/AML	Bank Secrecy Act/Anti-Money Laundering
C&CB	Corporate and Commercial Banking, an operating segment prior to the Company’s realignment as of January 1, 2024
CB&W	Consumer Banking and Wealth, an operating segment prior to the Company’s realignment as of January 1, 2024
CCAR	Comprehensive Capital Analysis and Review
CCB	Capital Conservation Buffer
CD	Certificate of deposit
CDI	Core deposit intangible
CECL	Current expected credit loss model
CEO	Chief Executive Officer
CET1	Common equity tier 1
CFO	Chief Financial Officer
CFPB	Consumer Financial Protection Bureau
CFTC	Commodity Futures Trading Commission
CIB	Corporate and Investment Banking
CIO	Chief Information Officer
CISO	Chief Information Security Officer
CMO	Collateralized mortgage obligation
Company	Truist Financial Corporation and its subsidiaries (interchangeable with “Truist” below)
COVID-19	Coronavirus disease 2019
CRA	Community Reinvestment Act of 1977
CRE	Commercial real estate
CRO	Chief Risk Officer
CSBB	Consumer and Small Business Banking, an operating segment after the Company’s realignment as of January 1, 2024
CTRO	Chief Technology Risk Officer
DEI	Diversity, Equity & Inclusion
DIF	Deposit Insurance Fund administered by the FDIC
Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act
DTA	Deferred tax asset
DTL	Deferred tax liability
EGRRCPA	Economic Growth, Regulatory Relief, and Consumer Protection Act
EPS	Earnings per common share
ERC	Enterprise Risk Committee
ERISA	Employee Retirement Income Security Act of 1974
ESG	Environmental, Social, and Governance
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FDIC	Federal Deposit Insurance Corporation
FHA	Federal Housing Administration
FHC	Financial holding company
FHLB	Federal Home Loan Bank
FHLMC	Federal Home Loan Mortgage Corporation
FINRA	Financial Industry Regulatory Authority
FNMA	Federal National Mortgage Association
FRB	Board of Governors of the Federal Reserve System
FTE	Full-time equivalent employee
GAAP	Accounting principles generally accepted in the United States of America
GCO	Governance and Controls Organization
GDP	Gross Domestic Product
GNMA	Government National Mortgage Association
Grandbridge	Grandbridge Real Estate Capital, LLC
GSE	U.S. government-sponsored enterprise
GSIBs	Global systemically important banks
HFI	Held for investment
Truist Financial Corporation 1

Term	Definition
HQLA	High-quality liquid assets
HTM	Held-to-maturity
IDI	Insured depository institution
IH	Insurance Holdings, a discontinued operating segment following the announcement of the sale of TIH
IPV	Independent price verification
IRC	Internal Revenue Code
IRS	Internal Revenue Service
ISDA	International Swaps and Derivatives Association, Inc.
LCR	Liquidity Coverage Ratio
LHFS	Loans held for sale
LIBOR	London Interbank Offered Rate
LIBOR Act	Adjustable Interest Rate (LIBOR) Act
LOCOM	Lower of cost or market
Market Risk Rule	Market risk capital requirements issued jointly by the OCC, U.S. Treasury, FRB, and FDIC
MBS	Mortgage-backed securities
MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Merger	Merger of BB&T Corporation and SunTrust Banks, Inc. effective December 6, 2019
MRLCC	Market Risk, Liquidity and Capital Committee
MRO	Model Risk Oversight
MSR	Mortgage servicing right
MSRB	Municipal Securities Rulemaking Board
NA	Not applicable
NCCOB	North Carolina Office of the Commissioner of Banks
NFA	National Futures Association
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
NPA	Nonperforming asset
NPL	Nonperforming loan
NSFR	Net stable funding ratio
NYSE	New York Stock Exchange
OAS	Option adjusted spread
OCC	Office of the Comptroller of the Currency
OCI	Other comprehensive income (loss)
OFAC	U.S. Department of the Treasury’s Office of Foreign Assets Control
OPEB	Other post-employment benefit
OREO	Other real estate owned
OT&C	Other, Treasury and Corporate
OTC	Over-the-counter
Parent Company	Truist Financial Corporation, the parent company of Truist Bank and other subsidiaries
Patriot Act	Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001
PCD	Purchased credit deteriorated loans
PSU	Performance share units
RMO	Risk Management Organization
ROU assets	Right-of-use assets
RSA	Restricted stock award
RSU	Restricted stock unit
RUFC	Reserve for unfunded lending commitments
S&P	Standard & Poor’s
SBA	Small Business Administration
SBIC	Small Business Investment Company
SCB	Stress Capital Buffer
SEC	Securities and Exchange Commission
SOFR	Secured Overnight Financing Rate
SunTrust	SunTrust Banks, Inc.
Tailoring Rules
The final rules changing the applicability thresholds for regulatory capital and liquidity requirements, issued by the OCC, FRB, and FDIC, together with the final rules changing the applicability thresholds for enhanced prudential standards issued by the FRB

TBA	To-be-announced
TBVPS	Tangible book value per common share
TDR	Troubled debt restructuring
TE	Taxable-equivalent
TIH	Truist Insurance Holdings, LLC, an entity classified as held for sale
TRS	Total Return Swap
Truist	Truist Financial Corporation and its subsidiaries (interchangeable with the “Company” above)
Truist Bank	Truist Bank, formerly Branch Banking and Trust Company
U.S.	United States of America
U.S. DOJ	United States Department of Justice
U.S. Treasury	United States Department of the Treasury
UPB	Unpaid principal balance
USAA	United Services Automobile Association
UTB	Unrecognized tax benefit
VaR	Value-at-risk
2 Truist Financial Corporation

Term	Definition
VIE	Variable interest entity
WB	Wholesale Banking, an operating segment after the Company’s realignment as of January 1, 2024
Truist Financial Corporation 3

Forward-Looking Statements

From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This report, including any information incorporated by reference in this report, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•evolving political, business, economic, and market conditions at local, regional, national, and international levels;
•monetary, fiscal, and trade laws or policies, including as a result of actions by governmental agencies, central banks, or supranational authorities;
•the legal, regulatory, and supervisory environment, including changes in financial-services legislation, regulation, policies, or government officials or other personnel;
•our ability to address heightened scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial-services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, or disputes to which we are or may be subject and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•evolving accounting standards and policies;
•the adequacy of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting, to make appropriate estimates, or to effectively mitigate or manage operational risk;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client and customer deposits;
•changes in any of our credit ratings;
•our ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•negative market perceptions of our investment portfolio or its value;
•adverse publicity or other reputational harm to us, our service providers, or our senior officers;
•business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•our ability to execute on strategic and operational plans, including simplifying our businesses, achieving cost-savings targets and lowering expense growth, accelerating franchise momentum, and improving our capital position;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures, including the ability to successfully deploy the proceeds from the sale of TIH and perform our obligations under the transition services arrangements supporting TIH in a cost-effective and efficient manner;
•our ability to develop, maintain, and market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;
•our ability to innovate, to anticipate the needs of current or future clients and customers, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk, including in connection with commercial and consumer mortgage loans;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the credit, liquidity, or other financial condition of our customers, counterparties, service providers, or competitors;
•our ability to effectively deal with economic, business, or market slowdowns or disruptions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•our ability to keep pace with changes in technology that affect us or our clients, customers, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•the performance and availability of third-party service providers on whom we rely in delivering products and services to our clients and customers and otherwise in conducting our business and operations;
•our ability to detect, prevent, mitigate, and otherwise manage the risk of fraud or misconduct by internal or external parties; our ability to manage and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics;
•widespread outages of operational, communication, and other systems;
•our ability to maintain appropriate ESG practices, oversight, and disclosures;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation; and
•other assumptions, risks, or uncertainties described in the Risk Factors (Item 1A), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), or the Notes to the Consolidated Financial Statements (Item 8) in this Annual Report on Form 10-K or described in any of the Company’s annual, quarterly or current reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.
4 Truist Financial Corporation

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MD&A is intended to assist readers in their analysis of the accompanying Consolidated Financial Statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements, the accompanying Notes to the Consolidated Financial Statements in this Exhibit 99.1, and other information contained in this document. It also should be read in conjunction with the Form 10-Q for the quarter ended March 31, 2024 filed on May 9, 2024 as well as with Truist’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 27, 2024.

On May 6, 2024, the Company completed the sale of its remaining equity interests in TIH. Refer to “Note 2. Discontinued Operations” for additional information.

Effective January 1, 2024, several business activities were realigned reflecting updates to the Company’s operating structure. First, the CB&W segment was renamed CSBB and the C&CB segment was renamed WB. Second, the Wealth business was realigned into the WB segment from the CSBB segment, representing a separate reporting unit in that segment. Third, the small business banking client segmentation was realigned into the CSBB segment from the WB segment. Further, TIH was the principal legal entity of the IH segment. As the operations of TIH are now included in discontinued operations, the Company no longer presents the IH segment as one of its reportable segments. Refer to “Note 22. Operating Segments” for additional information.

Disclosures throughout this Item 7 reflect continuing operations, unless otherwise noted, and the resegmentation in each case, as of and for the year ended December 31, 2023. Financial information attributed to TIH has been recast to reflect discontinued operations for the periods presented within, and the Company has deleted or modified non-financial disclosures in this Item 7 relating to TIH. Further, the segment disclosures have been revised in this Item 7 to reflect the segment realignment. The following sections in this Item 7 reflect impacts of discontinued operations or the segment realignment:

•Executive Overview
•Analysis of Results of Operations
•Analysis of Financial Condition
•Critical Accounting Policies

Disclosures in Truist’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 27, 2024, related to Risk Management, Liquidity, and Capital were not impacted by the discontinued operations and the segment realignment and, as a result, have not been recast or otherwise included in this Item 7.

A description of certain factors that may affect our future results and risk factors is set forth in Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023.

Executive Overview

Underlying results were positive for 2023 despite economic uncertainty stemming from bank failures in the first half of 2023. Truist withstood the market stress by leaning on its strong core deposit base, ample liquidity, and diverse revenue streams across multiple businesses. Results for 2023 included several discrete items, including a non-cash goodwill impairment charge that has no impact on our regulatory capital ratios, liquidity, ability to pay the common dividend, or service our clients.

We grew the number of new consumer and business checking accounts, gained share in capital markets, and deepened our relationships with clients through Integrated Relationship Management, Business Lifecycle Advisory, and digital channels.

We also committed nearly $2.1 billion to support more than 15,000 units of affordable housing through Truist Community Capital, which helped create more than 15,000 jobs, and serve more than 130,000 people in low- and moderate-income communities in 2023. Teammates impacted 5,300 organizations and causes through their charitable giving and more than 62,000 hours of volunteer service. In addition, we started a Small Business Community Heroes initiative which empowers our branch teammates to proactively connect via caring conversations with small business owners who work tirelessly to serve our neighbors, create jobs, build our communities, and help drive our economy.

In addition, we unveiled an organizational simplification and cost savings plan in September 2023 aimed at limiting expenses in 2024 and beyond and simplifying our organization to gain efficiencies that will improve the client experience. Our transformation is centered on improving efficiency as an organization and realigning certain aspects of our leadership and operating model within our operating segments to increase efficiency and drive revenue opportunities. We made strong progress on our plan in the second half of 2023 as evidenced by a reduction in our headcount and the consolidation of several key business lines.
Truist Financial Corporation 5

We accomplished all of this in 2023, while also strengthening our balance sheet. We added 110 basis points of CET1 to finish the year with a CET1 ratio of 10.1% through a combination of organic capital generation and the minority stake sale in our insurance business, partially offset by the CECL phase in. Although we are committed to building capital, our balance sheet remains open to core clients as our primary capital priorities are supporting the financial needs of new and existing clients and the payment of our common dividend. Asset quality continues to normalize, but remains in-line relative to our expectations and allowance coverage ratios.

On October 2, 2023, Truist announced changes to its Board of Directors. On December 31, 2023, directors Kelly S. King, Nido R. Qubein, David M. Ratcliffe and Thomas N. Thompson retired due to these directors reaching Truist’s mandatory retirement age. In addition, Board members Anna R. Cablik, Paul D. Donahue, Easter A. Maynard and Frank P. Scruggs, Jr. decided to conclude their service as directors effective as of December 31, 2023. The Board and Truist’s management express their deep appreciation to these directors for their dedicated service and many significant contributions to Truist.

Key Areas of Focus

Truist’s business is dynamic and complex. Consequently, management annually evaluates and, as necessary, adjusts the Company’s business strategy in the context of the current operating environment. During this process, management considers the current financial condition and performance of the Company and its expectations for future economic activity from both a national and local market perspective. Achieving key strategic objectives and long-term financial goals is subject to many uncertainties and challenges. In the opinion of management, the following are the key areas of focus most likely to impact Truist’s near to medium term performance:

•Completing our transformation into a simpler, more efficient, and client-centric organization with leading financial results;
•Leveraging our existing platforms and increasing our efficiencies to gain market share;
•Focusing on integrated relationship management to deepen relationships with core clients, improve client experiences, and deliver the bank as One Team;
•Digitizing the enterprise through our “T3 strategy” to create a world-class client experience and streamline, simplify, and automate processes and operations; and
•Building capital and maintaining strong risk controls and asset quality metrics.

In addition, certain challenges and unforeseen events could have a near term impact on Truist’s financial condition and results of operations. See the sections titled “Forward-Looking Statements” in this Exhibit 99.1 and “Risk Factors” in the Form 10-K for the year ended December 31, 2023 for additional examples of such challenges and events.

Financial Results

Net loss available to common shareholders totaled $1.5 billion, or $1.09 per share, for 2023, compared to net income available to common shareholders of $5.9 billion, or $4.43 per share, from the prior year. Net loss from continuing operations was $1.5 billion in 2023, compared to net income from continuing operations of $5.8 billion in 2022.

•Results from continuing operations for 2023 included a non-cash goodwill impairment charge of $6.1 billion ($4.56 per share) which has no impact on our liquidity, regulatory capital ratios, or our ability to pay our common dividend and service our clients’ financial needs; the FDIC special assessment of $507 million ($387 million after-tax, or $0.29 per share); merger-related and restructuring charges of $320 million ($244 million after-tax, or $0.18 per share); and a discrete tax benefit of $204 million ($0.15 per share).
•Results from continuing operations for 2022 included merger-related and restructuring charges of $466 million ($357 million after-tax, or $0.27 per share); incremental operating expenses related to the Merger of $465 million ($356 million after-tax, or $0.27 per share); a gain on the redemption of noncontrolling equity interest of $74 million ($57 million after-tax, or $0.04 per share) related to the acquisition of certain merchant services relationships; net losses on the sales of securities of $71 million ($54 million after-tax, or $0.04 per share); and a gain on the early extinguishment of long-term debt of $39 million ($30 million after-tax, or $0.02 per share).

Net income from discontinued operations was $456 million for 2023, compared to $488 million for 2022.

6 Truist Financial Corporation

Table 8: Earnings Highlights
Year Ended December 31, (Dollars in millions)				Change
	2023	2022	2021	2023 vs. 2022	2022 vs. 2021
Net income (loss) available to common shareholders	$(1,452)	$5,927	$6,033	$(7,379)	$(106)
Diluted earnings per common share	(1.09)	4.43	4.47	(5.52)	(0.04)
Net interest income - taxable equivalent	$14,744	$14,455	$13,110	$289	$1,345
Noninterest income	5,498	5,660	6,668	(162)	(1,008)
Total taxable-equivalent revenue	$20,242	$20,115	$19,778	$127	$337
Less taxable-equivalent adjustment	220	142	108
Total revenue	$20,022	$19,973	$19,670

Return on average assets	(0.19)%	1.15%	1.23%	(1.34)%	(0.08)%
Return on average common shareholders’ equity	(2.6)	10.4	9.7	(13.0)	0.7
Net interest margin - taxable equivalent	2.99	3.01	2.86	(0.02)	0.15

Truist’s revenue for 2023 was $20.0 billion. On a TE basis, revenue was $20.2 billion, which represents an increase of $127 million compared to 2022. Net interest income on a TE basis was $14.7 billion, up $289 million, or 2.0%, primarily due to higher market interest rates and higher average loans. These increases were partially offset by higher funding costs and lower purchase accounting accretion.

•Average earning assets increased $13.6 billion, or 2.8%, compared to the prior year primarily due to growth in average total loans of $15.5 billion, or 5.1%, and growth in other earning assets of $9.4 billion, or 48%, primarily due to an increase in balances held at the Federal Reserve to support liquidity build, partially offset by a $10.3 billion, or 7.0%, decrease in average securities.
•Average deposits decreased $17.0 billion, or 4.1%, compared to the prior year while average short-term borrowings increased $9.5 billion, or 64%, and average long-term debt increased $15.5 billion, or 45%.

Noninterest income was down $162 million, or 2.9%, for the year ended December 31, 2023 compared to 2022 due to lower investment banking and trading income and service charges on deposits, partially offset by higher lending related fees. The prior year included $71 million of securities losses and a $74 million gain on the redemption of noncontrolling equity interest (other income).

NIM was 2.99% for 2023, down two basis points compared to the prior year. NIM was negatively impacted by lower purchase accounting accretion, which benefited NIM by 5 basis points in 2023 compared to 13 basis points in 2022, partially offset by higher rates.

•The yield on the average total loan portfolio was 6.12% for 2023, up 176 basis points, compared to the prior year primarily reflecting higher market interest rates, partially offset by lower purchase accounting accretion. The yield on the average securities portfolio was 2.24% for 2023, up 36 basis points compared to the prior year.
•The average cost of total deposits was 1.60% for 2023, up 133 basis points compared to the prior year. The average cost of short-term borrowings was 5.25% for 2023, up 267 basis points compared to the prior year. The average cost on long-term debt was 4.46% for 2023, up 215 basis points compared to the prior year. The increases in rates on deposits and other funding sources was largely attributable to the higher rate environment.

The provision for credit losses was $2.1 billion for the year ended December 31, 2023 compared to $777 million in 2022. The net charge-off ratio for the current year of 0.50% was up 23 basis points compared to the prior year.

•The increase in the current period provision expense primarily reflects an allowance build and higher net charge-offs.
•The net charge-off ratio was up compared to the prior year driven by higher charge-offs in the commercial and industrial, CRE, indirect auto, other consumer, and credit card portfolios as well as the sale of the student loan portfolio.

Noninterest expense was up $6.5 billion, or 54%, for the year ended December 31, 2023 compared to 2022 due to goodwill impairment of $6.1 billion, higher regulatory costs primarily due to the FDIC special assessment of $507 million, and higher other expense, partially offset by lower merger-related and restructuring charges, professional fees and outside processing expenses, equipment expense, marketing and customer development expense, amortization of intangibles, and personnel expense. Merger-related and restructuring charges and incremental operating expenses related to the Merger decreased $146 million and $465 million, respectively, due to the completion of integration-related activities in 2022. Merger-related and restructuring charges for the current year include severance charges due to the ongoing transformation efforts as well as the continuation of specific facilities optimization costs. The prior period also included a gain on the redemption of FHLB advances of $39 million (other expense). Adjusted noninterest expense, which exclude goodwill impairment, the FDIC special assessment, merger-related costs, the amortization of intangibles, and gains and losses on the early extinguishment of debt, increased $554 million, or 5.1%.

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The provision for income taxes was $738 million for 2023, compared to $1.3 billion to 2022. The decrease in the provision for income taxes was primarily driven by lower pre-tax earnings, which includes a non-deductible goodwill impairment, and a discrete tax benefit of $204 million.

Total assets of continuing operations at December 31, 2023 were $527.7 billion, a decrease of $19.9 billion, or 3.6%, compared to December 31, 2022 as loans and leases, net of ALLL, decreased $14.4 billion, or 4.5%, total securities decreased $8.0 billion, or 6.2%, reflecting our ongoing balance sheet optimization efforts, as well as the aforementioned goodwill impairment, partially offset by an increase of $9.5 billion, or 60.6%, in interest-bearing deposits with banks.

Total liabilities of continuing operations at December 31, 2023 were $472.6 billion, a decrease of $19.1 billion, or 3.9%, from the prior year, reflecting a decrease of $17.6 billion, or 4.3%, in deposits and a decrease of $4.3 billion, or 9.9%, in long-term debt, partially offset by an increase of $1.4 billion, or 6.0%, in short-term borrowings.

Total shareholders’ equity was $59.3 billion at December 31, 2023, a decrease of $1.3 billion from December 31, 2022. This decrease includes $3.1 billion in common and preferred dividends and a $1.0 billion net loss, partially offset by $1.4 billion received in connection with the TIH minority stake sale, net of tax, and $1.1 billion in OCI. Truist’s book value per common share at December 31, 2023 was $39.31, compared to $40.58 at December 31, 2022. Truist’s TBVPS of $21.83 at December 31, 2023, increased 21% compared to December 31, 2022.

Asset quality reflects normalization and modest deterioration in commercial portfolios.

•Nonperforming loans and leases held for investment were 0.44% of loans and leases held for investment at December 31, 2023, up eight basis points compared to December 31, 2022.
•The allowance for credit losses was $5.1 billion and includes $4.8 billion for the allowance for loan and lease losses and $295 million for the reserve for unfunded commitments. The ALLL ratio was 1.54%, up 20 basis points compared with December 31, 2022.

Capital strengthened during 2023.

•Truist’s CET1 ratio was 10.1% as of December 31, 2023. The 110 basis point increase since December 31, 2022 resulted from organic capital generation and the minority stake sale in TIH, partially offset by the CECL phase in.
•Truist declared common dividends of $2.08 per share during 2023. Truist did not repurchase any shares in 2023.
•Truist’s average consolidated LCR was 112% for the three months ended December 31, 2023, compared to the regulatory minimum of 100%.

Analysis of Results of Operations

Net Interest Income and NIM

2023 compared to 2022

Taxable-equivalent net interest income for the year ended December 31, 2023 was up $289 million, or 2.0%, compared to 2022 primarily due to higher market interest rates and higher average loans. These increases were partially offset by higher funding costs and lower purchase accounting accretion. Net interest margin was 2.99% for 2023, down two basis points compared to the prior year. NIM was negatively impacted by lower purchase accounting accretion, which benefited NIM by 5 basis points in 2023 compared to 13 basis points in 2022, partially offset by higher rates.

•Average earning assets increased $13.6 billion, or 2.8%, compared to the prior year primarily due to growth in average total loans of $15.5 billion, or 5.1%, and growth in other earning assets of $9.4 billion, or 48%, primarily due to an increase in balances held at the Federal Reserve to support liquidity build, partially offset by a $10.3 billion, or 7.0%, decrease in average securities.
•The yield on the average total loan portfolio was 6.12% for 2023, up 176 basis points, compared to the prior year primarily reflecting higher market interest rates, partially offset by lower purchase accounting accretion. The yield on the average securities portfolio was 2.24% for 2023, up 36 basis points compared to the prior year.
•Average deposits decreased $17.0 billion, or 4.1%, compared to the prior year while average short-term borrowings increased $9.5 billion, or 64%, and average long-term debt increased $15.5 billion, or 45%.
•The average cost of total deposits was 1.60% for 2023, up 133 basis points compared to the prior year. The average cost of short-term borrowings was 5.25% for 2023, up 267 basis points compared to the prior year. The average cost on long-term debt was 4.46% for 2023, up 215 basis points compared to the prior year. The increases in rates on deposits and other funding sources was largely attributable to the higher rate environment.
8 Truist Financial Corporation

2022 compared to 2021

Taxable-equivalent net interest income for the year ended December 31, 2022 was up $1.3 billion, or 10%, compared to the prior year primarily due to higher market interest rates coupled with strong loan growth and well controlled deposit costs, partially offset by lower purchase accounting accretion and lower Paycheck Protection Program revenue. Average deposits increased $19.7 billion, or 4.9%, and average short-term borrowings increased $8.8 billion, or 142%, compared to the prior year, while average long-term debt decreased $3.2 billion, or 8.7%.

Net interest margin was 3.01% for the year ended December 31, 2022, up 15 basis points compared to the prior year. The growth in NIM was negatively impacted by lower purchase accounting accretion, which benefited NIM by 13 basis points in 2022 compared to 26 basis points in 2021.

•Average earning assets increased $22.0 billion, or 4.8%, compared to the prior period. The increase in average earning assets reflects a $13.4 billion, or 4.6%, increase in average total loans and leases and a $7.8 billion, or 5.6%, increase in average securities.
•The yield on the total loan portfolio for 2022 was 4.36%, up 41 basis points compared to the prior year, reflecting higher market interest rates, partially offset by lower purchase accounting accretion and lower Paycheck Protection Program revenue. The yield on the average securities portfolio was 1.88% for the year ended December 31, 2022, up 38 basis points compared to the prior year primarily due to the higher rate environment.
•Average deposits increased $19.7 billion, or 4.9%, and average short-term borrowings increased $8.8 billion, or 142%, compared to the prior year, while average long-term debt decreased $3.2 billion, or 8.7%.
•The average cost of total deposits was 0.27% for 2022, up 23 basis points compared to the prior year. The average cost on short-term borrowings was 2.58% for the year ended December 31, 2022, up 182 basis points compared to the prior year. The average cost on long-term debt was 2.31% for the year ended December 31, 2022, up 78 basis points compared to the prior year. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

As of December 31, 2023, the remaining unamortized fair value marks on the loan and lease portfolio and long-term debt were $477 million and $39 million, respectively. As of December 31, 2022, the remaining unamortized fair value marks on the loan and lease portfolio and long-term debt were $741 million and $81 million, respectively.

The remaining unamortized purchase accounting fair value mark on loans and leases consists of $349 million for consumer loans and leases, and $128 million for commercial loans and leases. These amounts will be recognized over the remaining contractual lives of the underlying instruments or as paydowns occur.

The major components of net interest income and the related annualized yields as well as the variances between the periods caused by changes in interest rates versus changes in volumes are summarized below.

Truist Financial Corporation 9

Table 9: Taxable-Equivalent Net Interest Income and Rate / Volume Analysis
										2023 vs. 2022			2022 vs. 2021
Year Ended December 31, (Dollars in millions)	Average Balances(1)			Annualized Yield/Rate(2)			Income/Expense			Incr. (Decr.)	Change due to		Incr. (Decr.)	Change due to
	2023	2022	2021	2023	2022	2021	2023	2022	2021		Rate	Volume		Rate	Volume
Assets
AFS and HTM securities at amortized cost:
U.S. Treasury	$11,021	$10,591	$7,633	1.20%	0.88%	0.73%	$132	$93	$56	$39	$35	$4	$37	$13	$24
GSE	348	498	1,799	2.94	2.24	2.29	10	11	41	(1)	3	(4)	(30)	(1)	(29)
Agency MBS	121,313	131,669	128,306	2.32	1.94	1.52	2,821	2,552	1,953	269	478	(209)	599	547	52
States and political subdivisions	424	392	429	4.13	3.88	3.55	18	15	15	3	1	2	—	1	(1)
Non-agency MBS	3,816	4,072	1,299	2.34	2.30	2.20	89	94	28	(5)	2	(7)	66	1	65
Other	20	44	31	5.37	3.60	1.90	1	2	1	(1)	1	(2)	1	1	—
Total securities	136,942	147,266	139,497	2.24	1.88	1.50	3,071	2,767	2,094	304	520	(216)	673	562	111
Interest earning trading assets	4,739	5,767	5,602	6.64	4.15	2.78	314	239	156	75	124	(49)	83	78	5
Other earning assets(3)	29,335	19,886	19,246	5.31	1.92	0.23	1,557	381	44	1,176	927	249	337	335	2
Loans and leases, net of unearned income:
Commercial and industrial	163,983	149,030	137,304	6.34	3.91	3.04	10,389	5,823	4,174	4,566	3,931	635	1,649	1,270	379
CRE	22,741	22,697	25,269	6.71	4.01	2.85	1,535	920	728	615	613	2	192	271	(79)
Commercial Construction	6,125	5,326	6,053	7.62	4.46	2.98	459	228	173	231	191	40	55	79	(24)
Residential mortgage	56,131	51,721	45,500	3.78	3.60	4.14	2,121	1,860	1,884	261	96	165	(24)	(263)	239
Home equity	10,388	10,788	11,136	7.36	5.01	5.69	765	540	506	225	246	(21)	34	27	7
Indirect auto	25,621	27,197	26,621	6.10	5.50	6.12	1,563	1,497	1,629	66	156	(90)	(132)	(167)	35
Other consumer	28,412	26,320	25,118	7.25	6.23	6.70	2,061	1,640	1,666	421	284	137	(26)	(111)	85
Student	2,453	6,114	7,251	6.91	4.97	3.99	170	304	289	(134)	91	(225)	15	65	(50)
Credit card	4,876	4,753	4,650	11.59	9.57	8.92	565	455	415	110	98	12	40	31	9
Total loans and leases HFI	320,730	303,946	288,902	6.12	4.36	3.97	19,628	13,267	11,464	6,361	5,706	655	1,803	1,202	601
LHFS	1,605	2,889	4,546	6.37	4.23	2.63	102	122	120	(20)	47	(67)	2	56	(54)
Total loans and leases	322,335	306,835	293,448	6.12	4.36	3.95	19,730	13,389	11,584	6,341	5,753	588	1,805	1,258	547
Total earning assets	493,351	479,754	457,793	5.00	3.50	3.03	24,672	16,776	13,878	7,896	7,324	572	2,898	2,233	665
Nonearning assets	52,164	57,219	59,191
Assets of discontinued operations	7,617	6,857	5,401
Total assets	$553,132	$543,830	$522,385
Liabilities and Shareholders’ Equity
Interest-bearing deposits:
Interest-checking	$103,465	$111,539	$107,311	2.11	0.47	0.05	2,184	519	59	1,665	1,706	(41)	460	458	2
Money market and savings	138,841	145,645	134,303	2.04	0.37	0.03	2,834	536	35	2,298	2,324	(26)	501	497	4
Time deposits	36,803	15,514	18,025	3.83	0.58	0.30	1,409	90	54	1,319	1,059	260	36	44	(8)
Total interest-bearing deposits	279,109	272,698	259,639	2.30	0.42	0.06	6,427	1,145	148	5,282	5,089	193	997	999	(2)
Short-term borrowings	24,478	14,957	6,170	5.25	2.58	0.76	1,286	385	47	901	558	343	338	212	126
Long-term debt	49,678	34,172	37,410	4.46	2.31	1.53	2,215	791	573	1,424	958	466	218	271	(53)
Total interest-bearing liabilities	353,265	321,827	303,219	2.81	0.72	0.25	9,928	2,321	768	7,607	6,605	1,002	1,553	1,482	71
Noninterest-bearing deposits	122,018	145,392	138,733
Other liabilities	11,560	9,994	9,041
Liabilities of discontinued operations	3,190	2,800	2,259
Shareholders’ equity	63,099	63,817	69,133
Total liabilities and shareholders’ equity	$553,132	$543,830	$522,385
Average interest-rate spread				2.19%	2.78%	2.78%
NIM/net interest income - taxable equivalent				2.99%	3.01%	2.86%	$14,744	$14,455	$13,110	$289	$719	$(430)	$1,345	$751	$594
Taxable-equivalent adjustment							$220	$142	$108
Memo: Total deposits	$401,127	$418,090	$398,372	1.60%	0.27%	0.04%	$6,427	$1,145	$148	$5,282			$997
(1)Represents daily average balances. Excludes basis adjustments for fair value hedges.
(2)Yields are stated on a TE basis utilizing federal tax rate. The change in interest not solely due to changes in rate or volume has been allocated based on the pro-rata absolute dollar amount of each. Interest income includes certain fees, deferred costs, and dividends.
(3)Includes cash equivalents, interest-bearing deposits with banks, FHLB stock and other earning assets.
10 Truist Financial Corporation

Provision for Credit Losses

2023 compared to 2022

The provision for credit losses was $2.1 billion for the year ended December 31, 2023 compared to $777 million in 2022. The net charge-off ratio for the current year of 0.50% was up 23 basis points compared to the prior year.

•The increase in the current period provision expense primarily reflects an allowance build and higher net charge-offs.
•The net charge-off ratio was up compared to the prior year driven by higher charge-offs in the commercial and industrial, CRE, indirect auto, other consumer, and credit card portfolios as well as the sale of the student loan portfolio.

2022 compared to 2021

The provision for credit losses was $777 million for the year ended December 31, 2022, compared to a benefit of $813 million for the prior year.

•The year ended December 31, 2022 reflects strong loan growth and a moderate decline in the ALLL ratio, whereas the prior year included reserve releases due to the improving economic environment during that period.
•Net charge-offs for the year ended December 31, 2022 totaled $823 million compared to $697 million in the prior year. The net charge-off ratio for the current year of 0.27% was up three basis points compared to the prior year.

Refer to “Note 6. Loans and ACL” for additional discussion of the ACL.

Noninterest Income

Noninterest income is a significant contributor to Truist’s financial results. Management focuses on diversifying its sources of revenue to reduce Truist’s reliance on traditional spread-based interest income, as certain fee-based activities are a relatively stable revenue source during periods of changing interest rates. The following table provides a breakdown of Truist’s noninterest income:

Table 10: Noninterest Income
	Year Ended December 31,			% Change
(Dollars in millions)	2023	2022	2021	2023 vs. 2022	2022 vs. 2021
Wealth management income	$1,358	$1,338	$1,392	1.5%	(3.9)%
Investment banking and trading income	822	995	1,441	(17.4)	(31.0)
Card and payment related fees	936	944	874	(0.8)	8.0
Service charges on deposits	873	1,028	1,062	(15.1)	(3.2)
Mortgage banking income	437	460	734	(5.0)	(37.3)
Lending related fees	447	375	349	19.2	7.4
Operating lease income	254	258	262	(1.6)	(1.5)
Securities gains (losses)	—	(71)	—	NM	NM
Other income	371	333	554	11.4	(39.9)
Total noninterest income	$5,498	$5,660	$6,668	(2.9)	(15.1)

2023 compared to 2022

Noninterest income was down $162 million, or 2.9%, for the year ended December 31, 2023 compared to 2022 due to lower investment banking and trading income and service charges on deposits, partially offset by higher lending related fees. The prior year included $71 million of securities losses and a $74 million gain on the redemption of noncontrolling equity interest (other income).

•Investment banking and trading income decreased due to lower structured real estate income, partially offset by higher merger and acquisition fees as well as higher bond and equity originations.
•Service charges on deposits decreased primarily due to changes in service fee protocols, as well as reduced overdraft fees as a result of continued growth of Truist One Banking.
•Lending related fees increased due to higher leasing-related gains.
•Other income increased primarily due to higher income from investments held for certain post-retirement benefits (which is primarily offset by higher personnel expense), partially offset by higher derivative collateral related costs and the aforementioned gain on the redemption of noncontrolling equity in the prior period.

Truist Financial Corporation 11

2022 compared to 2021

Noninterest income for the year ended December 31, 2022 decreased $1.0 billion, or 15%, compared to the prior year. The year ended December 31, 2022 includes net securities losses of $71 million and the gain on the redemption of noncontrolling equity interest (other income) of $74 million. The year ended December 31, 2021 included a gain of $37 million from the divestiture of certain businesses (other income).

•Investment banking and trading income decreased due to lower capital markets activity and lower merger and acquisition fees.
•Mortgage banking income decreased as lower production income (due to lower margins and refinance volumes resulting from the higher rate environment) was partially offset by higher residential servicing income (due to lower prepayments and servicing portfolio purchases).
•Other income decreased primarily due to lower income from investments held for certain post-retirement benefits (which is primarily offset by lower personnel expense) lower investment income and valuation marks from the Company’s SBIC and other strategic investments and lower derivative trading income, partially offset by the impact of the aforementioned gains.
•Wealth management income decreased primarily due to lower market valuations.
•Card and payment related fees increased due to the first quarter 2022 acquisition of certain merchant services relationships and increased activity.

Noninterest Expense

The following table provides a breakdown of Truist’s noninterest expense:

Table 11: Noninterest Expense
	Year Ended December 31,			% Change
(Dollars in millions)	2023	2022	2021	2023 vs. 2022	2022 vs. 2021
Personnel expense	$6,516	$6,558	$6,998	(0.6)%	(6.3)%
Professional fees and outside processing	1,192	1,322	1,374	(9.8)	(3.8)
Software expense	868	887	913	(2.1)	(2.8)
Net occupancy expense	658	690	713	(4.6)	(3.2)
Amortization of intangibles	395	455	472	(13.2)	(3.6)
Equipment expense	381	449	484	(15.1)	(7.2)
Marketing and customer development	260	321	277	(19.0)	15.9
Operating lease depreciation	175	184	190	(4.9)	(3.2)
Regulatory costs	824	183	137	NM	33.6
Merger-related and restructuring charges	320	466	793	(31.3)	(41.2)
Goodwill impairment	6,078	—	—	NM	NM
Other expense	1,011	652	751	55.1	(13.2)
Total noninterest expense	$18,678	$12,167	$13,102	53.5	(7.1)

2023 compared to 2022

Noninterest expense was up $6.5 billion, or 54%, for the year ended December 31, 2023 compared to 2022 due to goodwill impairment of $6.1 billion, higher regulatory costs primarily due to the FDIC special assessment of $507 million, and higher other expense, partially offset by lower merger-related and restructuring charges, professional fees and outside processing expenses, equipment expense, marketing and customer development expense, amortization of intangibles, and personnel expense. Merger-related and restructuring charges and incremental operating expenses related to the Merger decreased $146 million and $465 million, respectively, due to the completion of integration-related activities in 2022. Merger-related and restructuring charges for the current year include increased severance charges due to the ongoing transformation efforts as well as the continuation of specific facilities optimization costs. The prior period also included a gain on the redemption of FHLB advances of $39 million (other expense).

Adjusted noninterest expense, which exclude goodwill impairment, the FDIC special assessment, merger-related and restructuring charges, incremental operating expenses related to the Merger, the amortization of intangibles, and gains and losses on the early extinguishment of debt, increased $554 million, or 5.1%.

•Other expense, excluding the aforementioned gain on FHLB advances, increased primarily due to higher pension expense (driven primarily by lower plan assets) and higher operating losses, including $70 million of costs associated with changes in service fee protocols as well as settlement of certain litigation matters, including a settlement and patent licensing agreement that resolved the USAA remote deposit capture patent infringement lawsuit.
12 Truist Financial Corporation

•Regulatory costs, excluding the aforementioned FDIC special assessment, increased primarily due to an increase in the FDIC’s deposit insurance assessment rate.
•Professional fees and outside processing expense decreased due to prior period incremental operating expenses related to the Merger, partially offset by higher enterprise technology and other investments.
•Equipment expense decreased due to retirement of certain technology related equipment and higher laptop purchases in 2022.
•Marketing and customer development expenses decreased due to reduced marketing compared to the prior year.
•Personnel expense decreased due to lower incentives and lower pension expenses as well as reduced headcount in the second half of 2023, in part due to our ongoing transformation into a more efficient organization, partially offset by investments in teammates by increasing Truist’s minimum wage and investments in revenue producing businesses and enterprise technology, and higher other post-retirement benefit expense (which is almost entirely offset by higher other income)

2022 compared to 2021

Noninterest expense for the year ended December 31, 2022 was down $935 million, or 7.1%, compared to 2021. Merger-related and restructuring charges decreased $327 million due to the diminishing integration-related activities and lower costs in connection with the voluntary separation and retirement program, partially offset by higher costs for client day one conversions. Incremental operating expenses related to the Merger decreased $306 million, primarily reflecting lower personnel and professional fees and outside processing expenses. The year ended December 31, 2022 includes a $39 million gain on the redemption of FHLB advances (other expense). The year ended December 31, 2021 includes $200 million for charitable contributions to the Truist Foundation and the Truist Charitable Fund (other expense), $36 million of expense associated with an acceleration of loss recognition related to certain terminated cash flow hedges (other expense), a $30 million professional fee to develop an ongoing program to identify, prioritize, and roadmap teammate generated revenue growth and expense savings opportunities beyond the Merger, and a small gain on the extinguishment of debt (other expense).

Adjusted noninterest expense, which excludes the aforementioned charitable contributions, professional fees, merger-related and restructuring charges, incremental operating expenses related to the Merger, the amortization of intangibles, and gains and losses on the early extinguishment of debt, was flat compared to 2021.

•Excluding the aforementioned items, other expense was up $176 million primarily due to increased operational losses and teammate travel expenses, partially offset by lower pension expenses.
•Excluding incremental operating expenses related to the Merger in 2021, professional fees and outside processing expenses were up due to increased project spend for enterprise technology investments and increased call center staffing.
•Marketing and customer development expense increased due to increased spend to continue to build and strengthen Truist’s brand.
•Personnel expense decreased due to lower incentives expenses, lower other post-retirement benefit expense (which is almost entirely offset by lower other income and lower defined benefit costs, partially offset by higher salaries due to annual merit increases, and investments in revenue producing businesses and enterprise technology, and higher medical claims.
•Net occupancy expense decreased primarily due to consolidations of branches and other facilities.
•Equipment expense decreased primarily due to laptop purchases in the prior year.

Merger-Related and Restructuring Charges

Truist has incurred certain merger-related and restructuring charges, which include:

•severance and personnel-related costs or credits;
•occupancy and equipment charges or credits, which relate to costs or gains associated with lease terminations, obsolete equipment write-offs and the sale of duplicate facilities and equipment;
•professional services, which relate to legal and investment banking advisory fees and other consulting services pertaining to restructuring initiatives or transactions;
•systems conversion and related charges, which represent costs to integrate the entity’s information technology systems;
•costs for integration of mergers and acquisitions and other restructuring charges or credits, which include expenses necessary to convert and combine the acquired branches and operations of merged companies, direct media advertising related to the mergers and acquisitions, asset and supply inventory write-offs, and other similar charges; and
•write-offs related to exiting certain businesses.

Merger-related and restructuring accruals are established when the costs are incurred or once all requirements for a plan to dispose of or outsource certain business functions have been approved by management. Merger and restructuring accruals are re-evaluated periodically and adjusted as necessary. The remaining accruals at December 31, 2023 are generally expected to be utilized within one year, unless they relate to specific contracts that expire later.

Truist Financial Corporation 13

The following table presents a summary of merger-related and restructuring charges and the related accruals. The 2023 merger-related and restructuring costs predominately reflect various restructuring initiatives, including costs for severance and other benefits and costs related to exiting facilities.

Table 12: Merger-Related and Restructuring Accrual Activity
(Dollars in millions)	Accrual at Jan 1, 2022	Expense	Utilized	Accrual at Dec 31, 2022	Expense	Utilized	Accrual at Dec 31, 2023
Severance and personnel-related	$75	$87	$(156)	$6	$249	$(247)	$8
Occupancy and equipment	—	172	(172)	—	52	(52)	—
Professional services	36	123	(148)	11	2	(13)	—
Systems conversion and related costs	—	57	(57)	—	—	—	—
Other	12	27	(37)	2	17	(19)	—
Total(1)	$123	$466	$(570)	$19	$320	$(331)	$8
(1)The Company recognized $368 million of expense related to the Merger for the year ended December 31, 2022. Merger integration activities were completed in 2022.

Segment Results

Truist operates and measures business activity across two segments: CSBB and WB, with functional activities included in OT&C.

Effective January 1, 2024, several business activities were realigned reflecting updates to the Company’s operating structure. First, the CB&W segment was renamed CSBB and the C&CB segment was renamed WB. Second, the Wealth business was realigned into the WB segment from the CSBB segment, representing a separate reporting unit in that segment. Third, the small business banking client segmentation was realigned into the CSBB segment from the WB segment. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. Results have been revised to conform to the current presentation.

On February 20, 2024, the Company entered into an agreement to sell the remaining stake of the common equity in TIH to an investor group, representing substantially all of the Company’s IH segment, which represented a material strategic shift for the Company, and as a result, the Company recast results for all periods presented under the discontinued operations basis of presentation. On May 6, 2024, the Company completed the sale of its remaining equity interests in TIH. As the operations of TIH are now included in discontinued operations, the Company no longer presents the IH segment as one of its reportable segments. Refer to “Note 2. Discontinued Operations” for additional information related to discontinued operations.

In 2023, Truist realigned Prime Rate Premium Finance Corporation, which includes AFCO Credit Corporation and CAFO Holding Company, into the C&CB segment from the Company’s former IH segment. Prior period results have been revised to conform to the current presentation. Additionally, Truist updated its segment cost allocation methodology. Results for 2023 have been revised to conform to the current presentation. Management concluded the impact to 2022 was not material.

The segment results are presented based on internal management methodologies that were designed to support these strategic objectives. Unlike financial accounting, there is no comprehensive authoritative body of guidance for management accounting equivalent to GAAP. The application and development of management reporting methodologies is an active process and undergoes periodic enhancements. The implementation of these enhancements to the internal management reporting methodology may materially affect the results disclosed for each segment, with no impact on consolidated results. When significant changes to management reporting methodologies take place, the impact of these changes is quantified and prior period information is revised.

See “Note 21. Operating Segments” for additional disclosures related to Truist’s operating segments, including the internal accounting and reporting practices used to manage these segments.

Table 13: Net Income from Continuing Operations by Reportable Segment
	Year Ended December 31,			% Change
(Dollars in millions)	2023	2022	2021	2023 vs. 2022	2022 vs. 2021
Consumer and Small Business Banking	$323	$3,720	$3,739	(91.3)%	(0.5)%
Wholesale Banking	609	4,561	4,912	(86.6)	(7.1)
Other, Treasury & Corporate	(2,435)	(2,502)	(2,678)	(2.7)	(6.6)
Truist Financial Corporation	$(1,503)	$5,779	$5,973	(126.0)	(3.2)

14 Truist Financial Corporation

2023 compared to 2022

Consumer and Small Business Banking

CSBB net income was $323 million for the year ended December 31, 2023, a decrease of $3.4 billion compared to the prior year.

•Segment net interest income increased $860 million driven by favorable funding credit on deposits attributable to the higher rate environment, partially offset by higher funding costs, lower average deposits, and lower purchase accounting accretion.
•The provision for credit losses increased $253 million reflecting higher charge offs primarily in the indirect auto and other consumer portfolios, partially offset by a reserve release in the current period.
•Noninterest income decreased $95 million primarily due to decreased service charge fees on deposits driven by changes in service fee protocols in the current period and a gain on the redemption of noncontrolling equity interest in the earlier period, partially offset by higher residential mortgage banking income in the current period.
•Noninterest expense increased $3.9 billion primarily driven by a goodwill impairment charge. Excluding goodwill impairment, noninterest expense increased $542 million due to higher corporate technology costs, the FDIC special assessment, and corporate operating and risk support expenses, partially offset by lower marketing and customer development, professional fees and outside processing, and amortization of intangibles.

CSBB average loans and leases held for investment increased $259 million, or 0.2%, for the year ended December 31, 2023 compared to the prior year driven primarily by an increase in residential mortgage and Service Finance loans, partially offset by the sale of the student loan portfolio in second quarter 2023 and a decrease in indirect auto loans.

CSBB average total deposits decreased $11.2 billion, or 4.9%, for the year ended December 31, 2023 compared to the prior year primarily due to decreases in average interest-bearing checking, noninterest-bearing deposits, and money market and savings, partially offset by an increase in time deposits.

CSBB had 2,001 banking offices at December 31, 2023, a decrease of 122 offices, or 5.7%, compared to December 31, 2022 due to continued branch network optimization.

Wholesale Banking

WB net income was $609 million for the year ended December 31, 2023, a decrease of $4.0 billion compared to the prior year.

•Segment net interest income increased $372 million primarily due to higher funding credit on deposits and higher average loan balances, partially offset by lower purchase accounting accretion.
•The provision for credit losses increased $1.1 billion which reflects an allowance build, higher charge offs, and loan growth in the current period as well as an allowance release in the earlier period.
•Noninterest income decreased $326 million primarily due to lower structured real estate fee income, higher derivative collateral related costs, lower commercial mortgage income, and lower trading income, partially offset by increases in lending related fees, merger and acquisition fees, and bond originations.
•Noninterest expense increased $3.4 billion primarily due to a goodwill impairment charge. Excluding goodwill impairment, noninterest expense increased $638 million driven by the FDIC special assessment, higher corporate technology expenses, and merger-related and restructuring charges, partially offset by lower corporate marketing expense and lower incentive expense.

WB average loans and leases held for investment increased $16.4 billion, or 9.6%, for the year ended December 31, 2023 compared to the prior year driven by an increase in the commercial and industrial portfolio.

WB average total deposits decreased $19.3 billion, or 11%, for the year ended December 31, 2023 compared to the prior year primarily due to a decrease in average noninterest-bearing deposits.

Truist Wealth had assets under management of $199 billion as of December 31, 2023, an increase of $19 billion, or 10%, compared to the prior year primarily due to higher markets and positive net asset flows.

Other, Treasury, and Corporate

OT&C generated a net loss of $2.4 billion for the year ended December 31, 2023, compared to a net loss of $2.5 billion in the prior year.

Truist Financial Corporation 15

•Segment net interest income decreased $1.0 billion due to higher funding credit on deposits to other segments and higher rates, partially offset by higher funds transfer charges to other segments for loans and higher earnings on cash balances and in the securities portfolio driven by the higher rate environment.
•Noninterest income increased $259 million primarily due to valuation changes in assets held for certain post-retirement benefits in the current period which is primarily offset by higher personnel expense, and losses on the sale of securities in the earlier period which were not repeated in the current period.
•Noninterest expense decreased $747 million primarily due to a decrease in incremental operating expenses related to the Merger and credit from other segments for corporate technology project support, partially offset by an increase in operating charge-offs due to costs associated with changes in deposit service fee protocols as well as settlement of certain litigation matters, including a settlement and patent licensing agreement that resolved the USAA remote deposit capture patent infringement lawsuit, and a gain on the redemption of FHLB advances in the prior year.

2022 compared to 2021

Consumer and Small Business Banking

CSBB net income was $3.7 billion for the year ended December 31, 2022, a decrease of $19 million compared to the prior year.
•Segment net interest income increased $895 million primarily due to favorable funding credit on deposits attributable to the higher rate environment and higher average deposit and loan balances, partially offset by decreased loan spreads and lower purchase accounting accretion.
•The allocated provision for credit losses increased $746 million primarily due to a reserve release in the prior year as well as loan growth and a moderately slower economic outlook in the current year.
•Noninterest income decreased $204 million primarily due to a decrease in residential mortgage income.
•Noninterest expense decreased $78 million primarily due to lower net occupancy and incentive expenses as well as lower merger-related and restructuring charges, partially offset by increased operational losses.

CSBB average loans and leases held for investment increased $3.0 billion, or 2.3%, for the year ended December 31, 2022 compared to the prior year driven primarily by an increase in residential mortgage loans as well as increases in the Service Finance, prime auto, and recreational lending portfolios. These increases were partially offset by lower mortgage warehouse lending as well as runoff in other partnership lending programs and student loans.

CSBB average total deposits increased $7.4 billion, or 3.3%, for the year ended December 31, 2022 compared to the prior year primarily due to increases in average noninterest bearing deposits, money market and savings, and interest bearing checking, partially offset by a decline in time deposits.

CSBB had 2,123 banking offices at December 31, 2022, a decrease of 394 offices compared to December 31, 2021. The decrease in offices was driven primarily by the consolidation of branches as a result of the Merger.

Wholesale Banking

WB net income was $4.6 billion for the year ended December 31, 2022, a decrease of $351 million compared to the prior year.
•Segment net interest income increased $906 million primarily due to higher funding credit on deposits and increases to noninterest bearing deposit balances, partially offset by lower purchase accounting accretion and lower fee income associated with PPP loan forgiveness.
•The allocated provision for credit losses increased $757 million, which reflects lower allowance releases in the current year compared to the prior year, partially offset by lower net charge-offs in the current year.
•Noninterest income decreased $596 million primarily due lower investment banking revenue.
•Noninterest expense decreased $45 million primarily due to lower incentive expense tied to lower revenues and lower professional fees as well as lower merger-related and restructuring charges, partially offset by higher corporate marketing and operating support costs.

WB average loans and leases held for investment increased $11.9 billion, or 7.5%, for the year ended December 31, 2022 compared to the prior year. Excluding a $5.7 billion decrease in average PPP loans, average loans held for investment were up $17.6 billion, or 11%, primarily driven by an increase in the commercial and industrial portfolio loans, partially offset by a decrease in average commercial real estate and commercial construction loans.

WB average total deposits decreased $438 million, or .3%, for the year ended December 31, 2022 compared to the prior year primarily due to a decrease in average interest bearing deposits, partially offset by an increase in noninterest bearing deposits.

16 Truist Financial Corporation

Truist Wealth had assets under management of $180.4 billion as of December 31, 2022, a decrease of $29.2 billion, or 14%, compared to the prior year primarily due to market declines, partially offset by positive organic growth in assets under management.

Other, Treasury, and Corporate

OT&C generated a net loss of $2.5 billion for the year ended December 31, 2022, compared to a net loss of $2.7 billion in the prior year.
•Segment net interest income decreased $490 million due to higher funding credit on deposits to other segments, partially offset by higher funds transfer charges to other segments for loans and higher earnings in the securities portfolio from the higher rate environment.
•The allocated provision for credit losses increased $87 million, which reflects a build in the reserve for unfunded commitments in the current year compared to a release in the prior year.
•Noninterest income decreased $208 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by lower personnel expense, and losses on the sale of securities in the current year.
•Noninterest expense decreased $809 million primarily due to lower personnel expense and lower merger-related and restructuring charges and incremental operating expenses related to the Merger, and higher charitable contributions to the Truist Foundation and the Truist Charitable Fund in the prior year.
Truist Financial Corporation 17

Analysis of Financial Condition

Investment Activities

Truist’s Board-approved investment policy is carried out by the MRLCC, which meets regularly to review the economic environment and establish investment strategies. The MRLCC also has much broader responsibilities, which are discussed in the “Market Risk” section in MD&A.

Investment strategies are reviewed by the MRLCC based on the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity of the Company. In general, the goals of the investment portfolio are: (i) to provide sufficient liquid assets to meet unanticipated deposit and loan fluctuations and overall funds management objectives; (ii) to provide eligible securities to secure public funds, trust deposits and other borrowings; and (iii) to earn an optimal return on funds invested commensurate with meeting the requirements of (i) and (ii) and consistent with the Company’s risk appetite.

Truist Bank invests in securities allowable under bank regulations. These securities may include obligations of the U.S. Treasury, U.S. government agencies, GSEs (including MBS), bank eligible obligations of any state or political subdivision, non-agency MBS, structured notes, bank eligible corporate obligations (including corporate debentures), commercial paper, negotiable CDs, bankers’ acceptances, mutual funds, and limited types of equity securities.

Table 14: Composition of Securities Portfolio
(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
AFS securities (at fair value):
U.S. Treasury	$10,041	$10,295
GSE	362	303
Agency MBS – residential	51,289	55,225
Agency MBS – commercial	2,248	2,424
States and political subdivisions	425	416
Non-agency MBS	2,981	3,117
Other	20	21
Total AFS securities	67,366	71,801
HTM securities (at amortized cost):
Agency MBS – residential	54,107	57,713
Total securities	$121,473	$129,514

The securities portfolio totaled $121.5 billion at December 31, 2023, compared to $129.5 billion at December 31, 2022. U.S. Treasury, GSE, and Agency MBS represents 97% of the total securities portfolio as of December 31, 2023 and December 31, 2022. While the overwhelming majority of the portfolio remains in agency MBS securities, the Company also holds AAA rated non-agency MBS as the risk adjusted returns for these securities are more attractive than agency MBS.

•The decrease in 2023 includes paydowns and maturities of $13.9 billion, partially offset by $4.2 billion in purchases as well as an increase in the fair value of AFS securities.
•As of December 31, 2023, 41% of the investment securities portfolio was classified as held-to-maturity based on amortized cost.
•As of December 31, 2023, approximately 5.7% of the securities portfolio was variable rate, excluding the impact of swaps, compared to 5.6% as of December 31, 2022.
•The effective duration of the AFS securities portfolio was 6.1 years at December 31, 2023 and 6.2 years at December 31, 2022, excluding the impact of swaps, or 4.0 years at December 31, 2023 and 6.0 years at December 31, 2022, including the impact of swaps. The effective duration of the HTM securities portfolio was 7.3 years at December 31, 2023 and 2022.

18 Truist Financial Corporation

The following table presents the securities portfolio by major category of security holdings with ranges of maturities and average yields:

Table 15: Securities Yields by Major Category and Maturity
December 31, 2023 (Dollars in millions)	AFS		HTM
	Fair Value	Effective Yield(1)	Amortized Cost	Effective Yield(1)
U.S. Treasury:
Within one year	$3,567	1.67%	$—	—%
One to five years	6,436	1.27	—	—
Five to ten years	13	2.76	—	—
After ten years	25	3.02	—	—
Total	10,041	1.42	—	—
GSE:
One to five years	7	2.91	—	—
Five to ten years	10	3.06	—	—
After ten years	345	3.54	—	—
Total	362	3.52	—	—
Agency MBS – residential:(2)
One to five years	123	2.43	—	—
Five to ten years	427	2.79	—	—
After ten years	50,739	2.58	54,107	1.79
Total	51,289	2.59	54,107	1.79
Agency MBS – commercial:(2)
Within one year	—	—	—	—
One to five years	—	—	—	—
Five to ten years	67	3.50	—	—
After ten years	2,181	1.78	—	—
Total	2,248	1.83	—	—
States and political subdivisions:
Within one year	28	5.18	—	—
One to five years	68	2.51	—	—
Five to ten years	177	4.63	—	—
After ten years	152	4.30	—	—
Total	425	4.21	—	—
Non-agency MBS:(2)
Five to ten years	169	2.03	—	—
After ten years	2,812	2.36	—	—
Total	2,981	2.34	—	—
Other:
Within one year	—	—	—	—
One to five years	8	2.88	—	—
Five to ten years	12	7.04	—	—
Total	20	5.46	—	—
Total securities	$67,366	2.39	$54,107	1.79
(1)Yields represent interest computed under the effective interest method on a TE basis using the federal income tax rate and the amortized cost of the securities.
(2)For purposes of the maturity table, MBS, which are not due at a single maturity date, have been included in maturity groupings based on the contractual maturity. The expected life of MBS will differ from contractual maturities because borrowers may have the right to call or prepay the underlying mortgage loans.

Truist Financial Corporation 19

Lending Activities

Truist strives to meet the credit needs of its clients while pursuing a balanced strategy of loan profitability, loan growth, and loan quality. Management believes that this purpose can best be accomplished by building strong client relationships over time and developing in-depth local market knowledge. The Company employs strict underwriting criteria governing the degree of risk assumed and the diversity of the loan portfolio in terms of type, industry, and geographical concentration.

Truist lends to a diverse client base that is geographically dispersed to mitigate concentration risk arising from local and regional economic downturns. The following discussion provides additional information on the Company’s loan and lease portfolios. Refer to the “Risk Management” section for a discussion of the credit risk management policies used to manage the portfolios.

Commercial Loan and Lease Portfolio

Commercial loans and leases represent the largest category of the Company’s loan and lease portfolio. Commercial Community Banking and small business banking generally target small-to-middle market businesses with annual sales between $2 million and $500 million, while CIB provides lending solutions to large corporate clients. The commercial loan and lease portfolio consists of lending to public and private business clients and is composed of commercial and industrial, owner occupied, equipment leasing and financing, commercial real estate, government and institutional financing, premium financing, and dealer floor plan financing.

In accordance with the Company’s lending policy, each commercial loan undergoes a detailed underwriting process. Commercial loans are typically priced with an interest rate tied to market indices, such as the prime rate or SOFR and are individually monitored and reviewed for deterioration in the ability of the client to repay the loan. The majority of Truist’s commercial loans are secured by real estate, business equipment, inventories, and other types of collateral.

Residential Mortgage Loan Portfolio

Truist primarily originates conforming mortgage loans, loans under FHA, U.S. Department of Veterans Affairs, or U.S. Department of Agriculture programs, and higher quality jumbo and construction-to-permanent loans for 1-4 family residential properties. Conforming loans are loans that are underwritten in accordance with the underwriting standards set forth by FNMA and FHLMC. They are generally collateralized by one-to-four-family residential real estate, typically have loan-to-collateral value ratios of 80% or less at origination, or have mortgage insurance as required by investors and are made to borrowers in good credit standing.

Risks associated with mortgage lending include interest rate risk, which is mitigated through the sale of a substantial portion of conforming fixed-rate loans in the secondary mortgage market and an effective MSR hedging process. Credit risk is managed through rigorous underwriting procedures and mortgage insurance. The right to service the loans and receive servicing income is generally retained when conforming loans are sold. Management believes that the retention of mortgage servicing diversifies income while enabling Truist to build long-term client relationships and offer high quality client service. Truist also purchases residential mortgage loans from correspondent originators. The loans purchased from third-party originators are subject to substantially the same underwriting and risk-management criteria as loans originated internally.

Home Equity Loan Portfolio

The home equity portfolio is composed of loans offered through Truist’s branch network. These include home equity loans and revolving home equity lines of credit secured by first or second liens on residential real estate in Truist’s market areas.

Indirect Auto Loan Portfolio

The indirect auto portfolio primarily includes secured indirect installment loans to consumers for the purchase of new and used automobiles. The indirect auto portfolio also includes nonprime and near prime automobile finance. Such loans are originated through approved franchised and independent dealers throughout the Truist market area and nationally through Regional Acceptance Corporation. These loans are homogeneous, and no single loan is individually significant in terms of its size and potential risk of loss. Indirect auto loans are subject to rigorous lending policies and procedures and are underwritten with note amounts and credit limits that are consistent with the Company’s risk philosophy. In addition to its normal underwriting due diligence, Truist uses application systems and scoring systems to help underwrite and manage the credit risk in its indirect auto portfolio.

20 Truist Financial Corporation

Other Consumer Loan Portfolio

The other consumer portfolio includes loans originated through the Truist branch network, as well as loans originated by Truist’s national online consumer lending division. Loans originated through the Truist branch network include secured and unsecured lending marketed to qualifying clients and other creditworthy candidates in Truist’s market areas. Truist provides fixed-rate, unsecured lending to consumers with strong credit through its proprietary online loan origination system. The other consumer portfolio includes secured indirect installment loans to consumers for the purchase of new and used boats and recreational vehicles. The other consumer portfolio includes Sheffield, a small ticket consumer lending division related to the purchase of power sports and outdoor power equipment, and trailers. These loans are homogeneous, and no single loan is individually significant in terms of its size and potential risk of loss. These loans are subject to similar rigorous lending policies and procedures as the indirect auto loan portfolio. The other consumer loan portfolio also includes other indirect and point-of-sale lending to consumers, including through Service Finance, to finance home improvements, furniture purchases, certain elective health-care services, and other consumer products segments. These loans are originated in accordance with strict underwriting criteria as determined by Truist.

Student Loan Portfolio

The student loan portfolio, which was sold in 2023, was primarily composed of government guaranteed student loans and additionally included certain private student loans originated by third parties. The government guarantee mitigated substantially all of the risk related to principal and interest repayment for this component of the portfolio.

Credit Card Loan Portfolio

The credit card portfolio consists of the outstanding balances on credit cards. Truist markets credit cards to its existing client base and does not solicit cardholders through nationwide programs or other forms of mass marketing. Such balances are generally unsecured and actively managed.

Refer to “Note 5. Loans and ACL” for additional information.

The following table summarizes the loan portfolio:

Table 16: Loans and Leases as of Period End
(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Commercial:
Commercial and industrial	$160,788	$164,307
CRE	22,570	22,676
Commercial construction	6,683	5,849
Consumer:
Residential mortgage	55,492	56,645
Home equity	10,053	10,876
Indirect auto	22,727	27,951
Other consumer	28,647	27,533
Student	—	5,287
Credit card	5,101	4,867
Total loans and leases HFI	312,061	325,991
LHFS	1,280	1,444
Total loans and leases	$313,341	$327,435

Loans and leases HFI were $312.1 billion at December 31, 2023, down $13.9 billion compared to 2022 primarily due to the sale of the student loan portfolio at the end of the second quarter of 2023 and balance sheet optimization. Excluding the student loan sale, loans HFI declined 2.7% compared to the prior year.

Commercial loans decreased $2.8 billion during 2023 primarily due to a $3.5 billion decline in the commercial and industrial portfolio, partially offset by an $834 million increase in the commercial construction portfolio.

Consumer loans and credit cards, excluding the student loan portfolio, decreased $5.9 billion during 2023 primarily due to a $5.2 billion decrease in indirect auto primarily due to lower production, a $1.2 billion decrease in residential mortgages due to lower correspondent channel production, and an $823 million decrease in home equity, partially offset by a $1.1 billion increase in other consumer primarily due to growth of higher-return point-of-sale lending portfolios (Service Finance and Sheffield).

Truist Financial Corporation 21

The following table presents a summary of the loans and leases by scheduled repayment period and interest rate terms. Determinations of maturities are based on scheduled repayments, except when rollovers or extensions are included for purposes of measuring the ACL. Truist’s credit policy typically does not permit automatic renewal of loans. At the scheduled maturity date (including balloon payment date), the client generally must request a new loan to replace the matured loan and execute either a new note or note modification with rate, terms and conditions negotiated at that time.

Table 17: Loan Maturities
December 31, 2023 (Dollars in millions)	1 Year or Less	1 to 5 Years	5 to 15 Years	After 15 Years	Total
Fixed rate:
Commercial:
Commercial and industrial	$10,759	$15,635	$11,656	$2,395	$40,445
CRE	669	2,493	823	3	3,988
Commercial construction	38	58	27	16	139
Total commercial	11,466	18,186	12,506	2,414	44,572
Consumer:
Residential mortgage	1,579	6,394	16,886	24,463	49,322
Home equity	339	1,033	1,756	469	3,597
Indirect auto	5,474	16,192	1,061	—	22,727
Other consumer	5,459	13,429	6,219	857	25,964
Total consumer	12,851	37,048	25,922	25,789	101,610
Credit card	282	—	—	—	282
Total fixed rate	24,599	55,234	38,428	28,203	146,464
Variable rate:
Commercial:
Commercial and industrial	30,579	77,740	9,855	2,169	120,343
CRE	4,216	12,479	1,877	10	18,582
Commercial construction	1,632	4,742	117	53	6,544
Total commercial	36,427	94,961	11,849	2,232	145,469
Consumer:
Residential mortgage	173	754	2,206	3,037	6,170
Home equity	585	2,355	3,503	13	6,456
Other consumer	282	1,930	462	9	2,683
Total consumer	1,040	5,039	6,171	3,059	15,309
Credit card	4,819	—	—	—	4,819
Total variable rate	42,286	100,000	18,020	5,291	165,597
Total loans and leases HFI	$66,885	$155,234	$56,448	$33,494	$312,061

Certain residential mortgage loans have an initial period where the borrower is only required to pay the periodic interest. After the interest-only period, the loan will require the payment of both interest and principal over the remaining term. The outstanding balances of variable rate residential mortgage loans in the interest-only phase were approximately $317 million and $342 million at December 31, 2023 and December 31, 2022, respectively.

22 Truist Financial Corporation

The following table presents the composition of average loans and leases:

Table 18: Average Loans and Leases
	Three Months Ended
(Dollars in millions)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022
Commercial:
Commercial and industrial	$160,278	$164,022	$166,588	$165,095	$159,308
CRE	22,755	22,812	22,706	22,689	22,497
Commercial construction	6,515	6,194	5,921	5,863	5,711
Consumer:
Residential mortgage	55,658	56,135	56,320	56,422	56,292
Home equity	10,104	10,243	10,478	10,735	10,887
Indirect auto	23,368	24,872	26,558	27,743	28,117
Other consumer	28,913	28,963	28,189	27,559	27,479
Student	—	—	4,766	5,129	5,533
Credit card	4,996	4,875	4,846	4,785	4,842
Total average loans and leases HFI	$312,587	$318,116	$326,372	$326,020	$320,666

Average loans held for investment decreased $5.5 billion, or 1.7%, compared to the prior quarter.

•Average commercial loans decreased 1.8% due to a decline in the commercial and industrial portfolio, partially offset by an increase in commercial construction loans.
•Average consumer loans decreased 1.8% primarily due to declines in the indirect auto and mortgage portfolios.

Truist Financial Corporation 23

Asset Quality

The following tables summarize asset quality information:

Table 19: Asset Quality
(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
NPAs:
NPLs:
Commercial and industrial	$470	$398
CRE	284	82
Commercial construction	24	—
Residential mortgage	153	240
Home equity	122	135
Indirect auto	268	289
Other consumer	59	44
Total NPLs HFI	1,380	1,188
Loans held for sale	51	—
Total nonaccrual loans and leases	1,431	1,188
Foreclosed real estate	3	4
Other foreclosed property	54	58
Total nonperforming assets	$1,488	$1,250
Loans 90 days or more past due and still accruing:
Commercial and industrial	$7	$49
CRE	—	1
Commercial construction	1	—
Residential mortgage - government guaranteed	418	759
Residential mortgage - nonguaranteed	21	27
Home equity	11	12
Indirect auto	2	1
Other consumer	21	13
Student - government guaranteed	—	702
Student - nonguaranteed	—	4
Credit card	53	37
Total loans 90 days or more past due and still accruing	$534	$1,605
Loans 30-89 days past due and still accruing:
Commercial and industrial	$230	$256
CRE	5	25
Commercial construction	—	5
Residential mortgage - government guaranteed	326	268
Residential mortgage - nonguaranteed	313	346
Home equity	70	68
Indirect auto	669	646
Other consumer	271	187
Student - government guaranteed	—	396
Student - nonguaranteed	—	6
Credit card	87	64
Total loans 30-89 days past due and still accruing	$1,971	$2,267

Nonperforming assets totaled $1.5 billion at December 31, 2023, up $238 million compared to December 31, 2022 due to increases in the CRE and commercial and industrial portfolios, partially offset by a decrease in the residential mortgage portfolio. Nonperforming loans and leases represented 0.44% of total loans and leases HFI, up 8 basis points compared to December 31, 2022.

Loans 90 days or more past due and still accruing totaled $534 million at December 31, 2023, down $1.1 billion compared to the prior year primarily due to the sale of the student loan portfolio and a decline in government guaranteed residential mortgages. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases HFI was 0.04% at December 31, 2023 and 2022.

Loans 30-89 days past due and still accruing totaled $2.0 billion at December 31, 2023, down $296 million compared to the prior year due to the sale of the student portfolio and a decrease in nonguaranteed residential mortgages, partially offset by increases in the other consumer portfolio and guaranteed residential mortgages. The ratio of loans 30-89 days or more past due and still accruing as a percentage of loans and leases HFI was 0.63% at December 31, 2023, down seven basis points compared to the prior year.

24 Truist Financial Corporation

Problem loans include NPLs and loans that are 90 days or more past due and still accruing as disclosed in Table 19. In addition, for the commercial portfolio segment, loans that are rated special mention or substandard performing are closely monitored by management as potential problem loans. Refer to “Note 6. Loans and ACL” for the amortized cost basis of loans by origination year and credit quality indicator as well as additional disclosures related to NPLs.

Table 20: Asset Quality Ratios
	Dec 31, 2023	Dec 31, 2022
Loans 30-89 days past due and still accruing as a percentage of loans and leases HFI	0.63%	0.70%
Loans 90 days or more past due and still accruing as a percentage of loans and leases HFI	0.17	0.49
NPLs as a percentage of loans and leases HFI	0.44	0.36
NPLs as a percentage of total loans and leases(1)	0.46	0.36
NPAs as a percentage of:
Total assets(1)	0.28	0.23
Loans and leases HFI plus foreclosed property	0.46	0.38
ALLL as a percentage of loans and leases HFI	1.54	1.34
Ratio of ALLL to NPLs	3.5x	3.7x
Loans 90 days or more past due and still accruing as a percentage of loans and leases HFI, excluding government guaranteed(2)	0.04%	0.04%
(1)Includes LHFS.
(2)This asset quality ratio has been adjusted to remove the impact of government guaranteed loans. Management believes the inclusion of such assets in this asset quality ratio results in distortion of this ratio because collection of principal and interest is reasonably assured, or the ratio might not be comparable to other periods presented or to other portfolios that do not have government guarantees.

Table 21: Asset Quality Ratios (Continued)

	Year Ended December 31,
	2023	2022	2021
Net charge-offs as a percentage of average loans and leases HFI:
Commercial:
Commercial and industrial	0.20%	0.04%	0.10%
CRE	0.71	0.02	0.01
Commercial construction	0.04	(0.07)	(0.03)
Consumer:
Residential mortgage	0.01	(0.01)	0.02
Home equity	(0.12)	(0.11)	(0.11)
Indirect auto	1.66	1.17	0.92
Other consumer	1.40	1.14	0.72
Student	4.39	0.34	0.31
Credit card	3.85	2.98	2.42
Total	0.50	0.27	0.24

Ratio of ALLL to net charge-offs	3.0x	5.3x	6.4x
The following table presents activity related to NPAs:

Table 22: Rollforward of NPAs
(Dollars in millions)	2023	2022
Balance, January 1	$1,250	$1,163
New NPAs	3,055	1,983
Advances and principal increases	842	662
Disposals of foreclosed assets(1)	(603)	(471)
Disposals of NPLs(2)	(237)	(129)
Charge-offs and losses	(1,013)	(494)
Payments	(1,357)	(917)
Transfers to performing status	(440)	(560)
Other, net	(9)	13
Ending balance, December 31	$1,488	$1,250
(1)Includes charge-offs and losses recorded upon sale of $196 million and $130 million for the year ended December 31, 2023 and 2022, respectively.
(2)Includes charge-offs and losses recorded upon sale of $30 million and gains, net of charge-offs recorded upon sale of $2 million for the year ended December 31, 2023 and 2022, respectively.

Truist Financial Corporation 25

CRE and Commercial Construction

Truist has noted that the CRE and commercial construction portfolios have the potential for heightened risk in the current environment. Truist maintains a high-quality portfolio through disciplined risk management and prudent client selection. In addition, the Company’s exposure to large CRE tends to have more institutional sponsorship and the Company has reduced exposure to smaller CRE. Truist’s CRE and commercial construction portfolios totaled $29.3 billion as of December 31, 2023, which includes 33% related to multifamily residential, 17% related to office, 17% related to industrial, 14% related to retail, and the remainder composed of hotel and other commercial real estate.

Our office and medical portfolios are primarily composed of Class A, multi-tenant properties located within Truist bank’s footprint. As of December 31, 2023, approximately 97% of these properties are multi-tenant or medical, and within our top 10 markets 64% and 25% of these exposures represent Class A and Class B properties, respectively. Approximately 26% and 25% of these exposures are scheduled to mature in 2024 and 2025, respectively, with the remainder scheduled to mature in 2026 and beyond. Truist maintains rigorous credit risk management surveillance routines across all loan portfolios. During 2023, Truist performed multiple reviews of the CRE office portfolio, which resulted in an increase in the ALLL for this portfolio.

Table 23: CRE and Commercial Construction by Type
	December 31, 2023		December 31, 2022
(Dollars in millions)	LHFI	NPL	LHFI	NPL
CRE and commercial construction:
Multifamily	$9,599	$27	$7,762	$—
Industrial	4,931	3	4,329	—
Office	4,920	265	5,258	75
Retail	4,290	9	4,668	2
Hotel	2,480	—	2,965	—
Other(1)	3,033	4	3,543	5
Total	$29,253	$308	$28,525	$82
(1)Includes $554 million and $590 million medical portfolio balances at December 31, 2023 and 2022, respectively. There were no NPLs at either period-end.

See additional information on the CRE and commercial construction portfolios in “Note 6. Loans and ACL,” including loans by origination year and credit quality indicator.

26 Truist Financial Corporation

ACL

Activity related to the ACL is presented in the following tables:

Table 24: Activity in ACL
	Year Ended December 31,
(Dollars in millions)	2023	2022	2021
Balance, beginning of period(1)	$4,649	$4,695	$6,199
Provision for credit losses	2,109	777	(813)
Charge-offs:
Commercial and industrial	(390)	(143)	(243)
CRE	(166)	(13)	(10)
Commercial construction	(5)	(1)	(2)
Residential mortgage	(10)	(9)	(23)
Home equity	(10)	(13)	(16)
Indirect auto	(531)	(411)	(336)
Other consumer	(477)	(381)	(255)
Student	(108)	(22)	(24)
Credit card	(223)	(176)	(150)
Total charge-offs	(1,920)	(1,169)	(1,059)
Recoveries:
Commercial and industrial	70	87	107
CRE	3	8	6
Commercial construction	3	5	4
Residential mortgage	6	16	12
Home equity	23	25	29
Indirect auto	107	91	92
Other consumer	78	79	74
Student	—	1	1
Credit card	35	34	37
Total recoveries	325	346	362
Net charge-offs	(1,595)	(823)	(697)
Other(2)	(70)	—	6
Balance, end of period	$5,093	$4,649	$4,695
ACL:(1)
ALLL	4,798	4,377	4,435
RUFC	295	272	260
Total ACL	$5,093	$4,649	$4,695
(1)Excludes provision for credit losses and allowances related to other financial assets at amortized cost.
(2)2023 includes the impact from the adoption of the Troubled Debt Restructurings and Vintage Disclosures accounting standard.

Net charge-offs during 2023 totaled $1.6 billion, or 0.50% as a percentage of average loans, and were up twenty-three basis points compared to the prior year, primarily driven by higher charge-offs in the commercial and industrial, CRE, indirect auto, other consumer, and credit card portfolios as well as the sale of the student loan portfolio.

The allowance for credit losses was $5.1 billion and includes $4.8 billion for the allowance for loan and lease losses and $295 million for the reserve for unfunded commitments. The ALLL ratio was 1.54%, compared to 1.34% at December 31, 2022. The increase in the ALLL ratio primarily reflects an increase in reserves related to the CRE and commercial construction portfolios, loan growth in the other consumer portfolio, partially offset by the sale of the student portfolio. The ALLL covered nonperforming loans and leases held for investment 3.5x compared to 3.7x at December 31, 2022. At December 31, 2023, the ALLL was 3.0x annualized net charge-offs, compared to 5.3x at December 31, 2022.
Truist Financial Corporation 27

The following table presents an allocation of the ALLL. The entire amount of the allowance is available to absorb losses occurring in any category of loans and leases.

Table 25: Allocation of ALLL by Category
	December 31, 2023			December 31, 2022
(Dollars in millions)	Amount	% ALLL in Each Category	% Loans in Each Category	Amount	% ALLL in Each Category	% Loans in Each Category
Commercial and industrial	$1,404	29.4%	51.6%	$1,409	32.3%	50.3%
CRE	616	12.8	7.2	224	5.1	7.0
Commercial construction	174	3.6	2.1	46	1.1	1.8
Residential mortgage	298	6.2	17.8	399	9.1	17.4
Home equity	89	1.9	3.2	90	2.0	3.3
Indirect auto	942	19.6	7.3	981	22.4	8.6
Other consumer	890	18.5	9.2	770	17.6	8.5
Student	—	—	—	98	2.2	1.6
Credit card	385	8.0	1.6	360	8.2	1.5
Total ALLL	4,798	100.0%	100.0%	4,377	100.0%	100.0%
RUFC	295			272
Total ACL	$5,093			$4,649

Truist monitors the performance of its home equity loans and lines secured by second liens similarly to other consumer loans and utilizes assumptions specific to these loans in determining the necessary ALLL. Truist also receives notification when the first lien holder, whether Truist or another financial institution, has initiated foreclosure proceedings against the borrower. When notified that the first lien is in the process of foreclosure, Truist obtains valuations to determine if any additional charge-offs or reserves are warranted. These valuations are updated at least annually thereafter.

Truist has limited ability to monitor the delinquency status of the first lien, unless the first lien is held or serviced by Truist. Truist estimates credit losses on second lien loans where the first lien is delinquent based on historical experience; the increased risk of loss on these credits is reflected in the ALLL. As of December 31, 2023, Truist held or serviced the first lien on 32% of its second lien positions.

Other Assets

The components of other assets are presented in the following table:

Table 26: Other Assets as of Period End
(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Tax credit and other private equity investments	$7,898	$6,825
Bank-owned life insurance	7,716	7,618
Prepaid pension assets	6,563	4,539
DTAs, net	3,037	3,027
Accrued income	2,085	2,130
Leased assets and related assets	1,647	2,082
FHLB stock	1,198	1,279
Prepaid expenses	1,083	1,123
ROU assets	1,057	1,172
Accounts receivable	997	1,055
Derivative assets	951	684
Equity securities at fair value	360	898
Other	405	681
Total other assets	$34,997	$33,113

28 Truist Financial Corporation

Funding Activities

Deposits are the primary source of funds for the Company’s lending and investing activities. Scheduled payments and maturities from portfolios of loans and investment securities also provide a stable source of funds. FHLB advances, other secured borrowings, Federal funds purchased and other short-term borrowed funds, as well as long-term debt issued through the capital markets, all provide supplemental liquidity sources. Funding activities are monitored and governed through Truist’s overall ALM process under the governance and oversight of the MRLCC, which is further discussed in the “Market Risk” section in MD&A. The following section provides a brief description of the various sources of funds.

Deposits

Deposits are obtained principally from individuals and businesses within Truist’s geographic area and include noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, CDs, and IRAs. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules. Interest rates paid on specific deposit types are determined based on (i) competitor deposit rates, (ii) the anticipated amount and timing of funding needs, (iii) the availability and cost of alternative sources of funding, and (iv) anticipated future economic conditions and interest rates. Deposits are attractive sources of funding because of their stability and relative cost.

The following table presents a summary of deposits:

Table 27: Deposits as of Period End
(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Noninterest-bearing deposits	$111,624	$135,742
Interest checking	104,757	110,464
Money market and savings	135,923	143,815
Time deposits	43,561	23,474
Total deposits	$395,865	$413,495

Deposits totaled $395.9 billion at December 31, 2023, a decrease of $17.6 billion from December 31, 2022. The decline in deposits reflects the impacts of monetary tightening, inflation, and higher interest rate alternatives, partially offset by growth in time deposits, which reflects increases in various wholesale deposit products to support funding. Brokered deposits were $31.3 billion at December 31, 2023 compared to $22.4 billion at December 31, 2022.

Truist has a very granular and relationship-based deposit franchise. Approximately 62% of deposits are insured or collateralized at December 31, 2023, compared to 61% at December 31, 2022. Truist deposit accounts are typically based on long-term relationships and include multiple products and services. The amount of deposits above the FDIC’s limit of $250,000 was $175.1 billion and $189.6 billion as of December 31, 2023 and 2022, respectively, calculated using the same methodology as the Call Report for Truist Bank. The decrease in uninsured deposits from December 31, 2022 to December 31, 2023 was largely due to commercial clients that chose to diversify into money market mutual funds or across multiple banks (primarily higher-cost, non-operational deposits) and the maturity of large denominated negotiable certificates of deposit.

The following table summarizes the maturities of time deposit accounts above $250,000:

Table 28: Scheduled Maturities of Time Deposits $250,000 and Greater
December 31, 2023 (Dollars in millions)
Three months or less	$7,531
Over three through six months	1,225
Over six through twelve months	1,592
Over twelve months	74
Total	$10,422

The following table presents average deposits:

Table 29: Average Deposits
	Three Months Ended
(Dollars in millions)	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022
Noninterest-bearing deposits	$114,555	$118,905	$123,728	$131,099	$141,032
Interest checking	101,722	101,252	102,105	108,886	110,001
Money market and savings	137,464	139,961	138,149	139,802	144,730
Time deposits	41,592	40,920	35,844	28,671	17,513
Total average deposits	$395,333	$401,038	$399,826	$408,458	$413,276

Truist Financial Corporation 29

Average deposits for the fourth quarter of 2023 were $395.3 billion, a decrease of $5.7 billion, or 1.4%, compared to the prior quarter.

Average noninterest-bearing deposits decreased 3.7% compared to the prior quarter and represented 29.0% of total deposits for the fourth quarter of 2023 compared to 29.6% for the third quarter of 2023 and 34.1% compared to the year ago quarter. Average money market and savings accounts decreased 1.8%. Average time deposits increased 1.6% due to increases in retail client time deposits, primarily due to migration from other deposit products, partially offset by a $2.1 billion decline in brokered time deposits.

Borrowings

The types of short-term borrowings that have been, or may be, used by the Company include Federal funds purchased, securities sold under repurchase agreements, master notes, commercial paper, short-term bank notes, and short-term FHLB advances. Short-term borrowings fluctuate based on the Company’s funding needs. While deposits remain the primary source for funding loan originations, management uses short-term borrowings as a supplementary funding source for loan growth and other balance sheet management purposes. The following table summarizes certain information for the past three years with respect to short-term borrowings excluding trading liabilities, hedges, and collateral in excess of derivative exposure:

Table 30: Short-Term Borrowings
	As Of / For The Year Ended December 31,
(Dollars in millions)	2023	2022	2021
Securities sold under agreements to repurchase:
Maximum outstanding at any month-end during the year	$4,120	$6,033	$3,279
Balance outstanding at end of year	2,427	2,128	2,435
Average outstanding during the year	2,472	2,670	2,382
Average interest rate during the year	5.18%	1.33%	0.07%
Average interest rate at end of year	5.39	4.36	0.01
Federal funds purchased and short-term borrowed funds:
Maximum outstanding at any month-end during the year	$26,453	$22,324	$6,244
Balance outstanding at end of year	22,401	19,340	808
Average outstanding during the year	22,007	10,135	1,936
Average interest rate during the year	5.26%	2.79%	0.12%
Average interest rate at end of year	5.15	4.38	0.08

At December 31, 2023, short-term borrowings totaled $24.8 billion, an increase of $1.4 billion compared to December 31, 2022. Average short-term borrowings were $24.5 billion, or 5.2% of total funding, for the year ended December 31, 2023, as compared to $15.0 billion, or 3.2%, for the prior year.

Long-term debt provides funding and, to a lesser extent, regulatory capital, and primarily consists of senior and subordinated notes issued by Truist and Truist Bank. Long-term debt totaled $38.9 billion at December 31, 2023, a decrease of $4.3 billion compared to December 31, 2022. During the year ended December 31, 2023, the Company had:

•Maturities and redemptions of $5.5 billion of senior notes.
•Issued $8.0 billion fixed-to-floating rate senior notes with interest rates between 4.87% and 7.161% due from June 8, 2027 to June 8, 2034.
•Net redemptions of $6.6 billion of FHLB floating rate advances as issuances in the first quarter of 2023 were more than offset by redemptions throughout the rest of 2023.

30 Truist Financial Corporation

Shareholders’ Equity

Truist’s book value per common share and TBVPS are presented in the following table:

Table 31: Book Value per Common Share
(Dollars in millions, except per share data, shares in thousands)	Dec 31, 2023	Dec 31, 2022
Common equity per common share	$39.31	$40.58
Non-GAAP capital measure:(1)
Tangible common equity per common share	$21.83	$18.04
Calculation of tangible common equity:(1)
Total shareholders’ equity	$59,253	$60,537
Less:
Preferred stock	6,673	6,673
Noncontrolling interests	152	23
Goodwill and intangible assets, net of deferred taxes	23,306	29,908
Tangible common equity	$29,122	$23,933

Common shares outstanding at end of period	1,333,743	1,326,829
(1)Tangible common equity is a non-GAAP measure that excludes the impact of intangible assets, net of deferred taxes. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses this measure to assess balance sheet risk and shareholder value.

Total shareholders’ equity was $59.3 billion at December 31, 2023, a decrease of $1.3 billion from December 31, 2022. This decrease includes $3.1 billion in common and preferred dividends and a $1.0 billion net loss, partially offset by $1.4 billion received in connection with the TIH minority stake sale, net of tax, and $1.1 billion in OCI. Truist’s book value per common share at December 31, 2023 was $39.31, compared to $40.58 at December 31, 2022. Truist’s TBVPS of $21.83 at December 31, 2023, increased 21% compared to December 31, 2022.

Reclassifications

In certain circumstances, reclassifications have been made to prior period information to conform to the current presentation. Such reclassifications had no effect on previously reported shareholders’ equity or net income. Refer to “Note 1. Basis of Presentation” for additional discussion regarding reclassifications and “Note 2. Discontinued Operations” for additional information related to reclassifications for discontinued operations.

Critical Accounting Policies

The accounting and reporting policies of Truist are in accordance with GAAP and conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. The financial position and results of operations are affected by management’s application of accounting policies, including estimates, assumptions and judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues and expenses. Different assumptions in the application of these policies could result in material changes in the consolidated financial position and/or consolidated results of operations and related disclosures. Understanding Truist’s accounting policies is fundamental to understanding the consolidated financial position and consolidated results of operations. Accordingly, Truist’s significant accounting policies and effects of new accounting pronouncements are discussed in detail in “Note 1. Basis of Presentation.”

The following is a summary of Truist’s critical accounting policies that are highly dependent on estimates, assumptions, and judgments. These critical accounting policies are reviewed with the Audit Committee of the Board of Directors on a periodic basis.

Truist Financial Corporation 31

ACL

Truist’s ACL represents management’s best estimate of expected future credit losses related to the loan and lease portfolios and off-balance sheet lending commitments at the balance sheet date. Estimates of expected future loan and lease losses are determined by using statistical models and management’s judgement. The ACL estimation process includes both quantitatively calculated components as well as qualitative components. Quantitative models are designed to forecast probability of default, exposure at default and loss given default by correlating certain macroeconomic forecast data to historical experience. The models are generally applied at the portfolio level to pools of loans with similar risk characteristics. Certain loans or leases that do not have similar risk characteristics are individually evaluated when establishing an allowance for expected credit losses. The macroeconomic forecast data used in the models is based on forecasted variables for the reasonable and supportable period of two years. Beyond this forecast period the models gradually revert to long-term historical loss conditions over a one-year period. As a means of addressing uncertainty related to future economic conditions, the quantitative allowance components include an adjustment that reflects model outputs calculated using a range of potential future economic conditions. Expected losses are estimated through contractual maturity, giving appropriate consideration to expected prepayments unless the borrower has a right to renew that is not cancellable or to capture the losses expected at the balance sheet date or prior to January 1, 2023 it is reasonably expected that the loan will be modified as a TDR.

The qualitative components of the ACL incorporate management’s judgment in determining qualitative adjustments where model outputs are inconsistent with management’s expectations with respect to expected credit losses. The qualitative components are used to adjust for limitations in modeled results related to current economic conditions, and considerations with respect to the impact of current and expected events or risks, the outcomes of which are uncertain and may not be completely considered by quantitative models.

Management considers a range of macroeconomic forecast data in connection with the allowance estimation process. Under the range of scenarios considered as of December 31, 2023, use of the Company’s pessimistic scenario would have resulted in an increase to the modeled allowance results of approximately $2.2 billion. This estimate reflects the sensitivity of the modeled allowance estimate to macroeconomic forecast data but does not consider other qualitative adjustments that could increase or decrease modeled loss estimates calculated using this alternative economic scenario.

The Company individually evaluates expected credits losses related to loans and leases that do not share similar risk characteristics and prior to January 1, 2023 loans that have been classified as a TDR. For individually evaluated loans, the ALLL is determined through review of data specific to the borrower and related collateral, if any, while prior to January 1, 2023 for TDRs, default expectations and estimated prepayment speeds that are specific to each of the restructured loan populations are incorporated in the determination of the ALLL.

The methodology used to determine an estimate for the RUFC is similar to that used to determine the funded component of the ALLL and is measured over the period there is a contractual obligation to extend credit that is not unconditionally cancellable. The RUFC is adjusted for factors specific to binding commitments, including the probability of funding and exposure at default. A detailed discussion of the methodology used in determining the ACL is included in “Note 1. Basis of Presentation.”

Fair Value of Financial Instruments

The vast majority of assets and liabilities measured at fair value on a recurring basis are based on either quoted market prices or market prices for similar instruments. Refer to “Note 18. Fair Value Disclosures” for additional disclosures regarding the fair value of financial instruments and “Note 3. Business Combinations, Divestitures, and Noncontrolling Interests” for additional disclosures regarding business combinations.

Securities

Truist generally utilizes a third-party pricing service in determining the fair value of its AFS investment securities, whereas trading securities are priced internally. Fair value measurements for investment securities are derived from market-based pricing matrices that were developed using observable inputs that include benchmark yields, benchmark securities, reported trades, offers, bids, issuer spreads, and broker quotes. Management performs procedures to evaluate the fair values provided by the third-party service provider. These procedures, which are performed independent of the responsible business unit, include comparison of pricing information received from the third-party pricing service to other third-party pricing sources, review of additional information provided by the third-party pricing service and other third-party sources for selected securities and back-testing to compare the price realized on security sales to the daily pricing information received from the third-party pricing service. The Enterprise Valuation Committee, which provides oversight to Truist’s enterprise-wide IPV function, is responsible for the comparison of pricing information received from the third-party pricing service or internally to other third-party pricing sources, approving tolerance limits determined by IPV for price comparison exceptions, reviewing significant changes to pricing and valuation policies and reviewing and approving the pricing decisions made on any illiquid and hard-to-price securities. When market observable data is not available, which generally occurs due to the lack of liquidity or inactive markets for certain securities, the valuation of the security is subjective and may involve substantial judgment by management to reflect unobservable input assumptions.
32 Truist Financial Corporation

MSRs

Truist’s primary class of MSRs for which it separately manages the economic risks relates to residential mortgages. Residential MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs do occur, the precise terms and conditions typically are not readily available. Accordingly, Truist estimates the fair value of residential MSRs using a stochastic OAS valuation model to project residential MSR cash flows over multiple interest rate scenarios, which are then discounted at risk-adjusted rates. The OAS model considers portfolio characteristics, contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenue, costs to service and other economic factors. Truist reassesses and periodically adjusts the underlying inputs and assumptions in the OAS model to reflect market conditions and assumptions that a market participant would consider in valuing the residential MSR asset.

Fair value estimates and assumptions are compared to industry surveys, recent market activity, actual portfolio experience and, when available, observable market data. Due to the nature of the valuation inputs, residential MSRs are classified within Level 3 of the valuation hierarchy. The value of residential MSRs is significantly affected by mortgage interest rates available in the marketplace, which influence mortgage loan prepayment speeds. In general, during periods of declining interest rates, the value of MSRs declines due to increasing prepayments attributable to increased mortgage-refinance activity. Conversely, during periods of rising interest rates, the value of residential MSRs generally increases due to reduced refinance activity. Truist typically hedges against market value changes in the residential MSRs. Refer to “Note 8. Loan Servicing” for quantitative disclosures reflecting the effect that changes in management’s assumptions would have on the fair value of residential MSRs.

LHFS

Truist originates certain residential and commercial mortgage loans for sale to investors that are measured at fair value. The fair value is primarily based on quoted market prices for securities backed by similar types of loans. Changes in the fair value are recorded as components of Mortgage banking income, while the related origination costs are generally recognized in Personnel expense when incurred. The changes in fair value are largely driven by changes in interest rates subsequent to loan funding and changes in the fair value of servicing associated with the LHFS. Truist uses various derivative instruments to mitigate the economic effect of changes in fair value of the underlying loans. LHFS also includes certain loans, generally carried at LOCOM, where management has committed to a formal plan of sale and the loans are available for immediate sale. Adjustments to reflect unrealized gains and losses resulting from changes in fair value, up to the original carrying amount, and realized gains and losses upon ultimate sale are classified as noninterest income. The fair value of these loans is estimated using observable market prices when available. When observable market prices are not available, the Company uses judgment and estimates fair value using internal models that reflect assumptions consistent with those that would be used by a market participant in estimating fair value. Refer to “Note 1. Basis of Presentation” for further description of the Company’s accounting for LHFS.

Trading Loans

Truist elects to measure certain loans at fair value for financial reporting where fair value aligns with the underlying business purpose. Specifically, loans included within this classification include trading loans that are (i) purchased in connection with the Company’s TRS business, (ii) part of the loan sales and trading business within the WB segment, or (iii) backed by the SBA. Refer to “Note 17. Commitments and Contingencies,” and “Note 20. Derivative Financial Instruments,” for further discussion of the Company’s TRS business. The loans purchased in connection with the Company’s TRS and sales and trading businesses are primarily commercial and corporate leveraged loans valued based on quoted prices for identical or similar instruments in markets that are not active by a third-party pricing service. SBA loans are fully guaranteed by the U.S. government as to contractual principal and interest and there is sufficient observable trading activity upon which to base the estimate of fair value.

Derivative Assets and Liabilities

Truist uses derivatives to manage various financial risks and in a dealer capacity to facilitate client transactions. Truist mitigates credit risk by subjecting counterparties to credit reviews and approvals similar to those used in making loans and other extensions of credit. In addition, certain counterparties are required to provide collateral to Truist when their unsecured loss positions exceed certain negotiated limits. The fair values of derivative financial instruments are determined based on quoted market prices and internal pricing models that use market observable data for interest rates, foreign exchange, equity, and credit. The fair value of interest rate lock commitments, which are related to mortgage loan commitments, is based on quoted market prices adjusted for commitments that Truist does not expect to fund and includes the value attributable to the net servicing fee. Refer to “Note 20. Derivative Financial Instruments” for further information on the Company’s derivatives.

Truist Financial Corporation 33

Goodwill and Other Intangible Assets

The acquisition method of accounting requires that assets acquired and liabilities assumed in business combinations are recorded at their fair values. This often involves estimates based on third-party valuations or internal valuations based on discounted cash flow analyses or other valuation techniques, which are inherently subjective. The amortization of definite-lived intangible assets is based upon the estimated economic benefits to be received, which is also subjective. Business combinations also typically result in goodwill, which is subject to ongoing periodic impairment tests based on the fair values of the reporting units to which the acquired goodwill relates. Refer to “Note 1. Basis of Presentation” for a description of the impairment testing process.

At December 31, 2023, Truist’s reporting units with goodwill balances were CB&W and C&CB. Management performs a goodwill impairment analysis on an annual basis as of October 1 or more often if events or circumstances indicate that it is more-likely-than not that the fair value of a reporting unit is below its carrying value. For its annual impairment review, Truist performed a quantitative test of each of its reporting units. The quantitative impairment test estimates the fair value of the reporting units using the income approach and a market-based approach, weighted 50% and 50%, respectively. The inputs and assumptions specific to each reporting unit are incorporated in the valuations, including projections of future cash flows, discount rates, and applicable valuation multiples based on the comparable public company information. The income approach utilizes a discounted cash flow analysis of multi-year financial forecasts developed for each reporting unit by considering several inputs and assumptions such as net interest margin, expected credit losses, noninterest income, noninterest expense, and required capital. The market based approach utilizes comparable public company information, key valuation multiples, and considers a market control premium associated with cost synergies and other cash flow benefits that arise from obtaining control over a reporting unit, and guideline transactions, when applicable.

Truist also assesses the reasonableness of the aggregate estimated fair value of the reporting units by comparison to its market capitalization over a reasonable period of time, including consideration of expected acquirer expense synergies, historic bank control premiums, and the current market.

The projection of net interest margin and noninterest expense are the most significant inputs to the financial projections of the CB&W and C&CB reporting units. The long-term growth rate used in determining the terminal value of each reporting unit was 3% as of October 1, 2023, based on management’s assessment of the minimum expected terminal growth rate of each reporting unit. Discount rates are estimated based on the Capital Asset Pricing Model, which considers the risk-free interest rate, market risk premium, beta, and unsystematic risk adjustments specific to a particular reporting unit. The discount rates are also calibrated based on risks related to the projected cash flows of each reporting unit. The discount rates utilized for the CB&W and C&CB reporting units as of October 1, 2023 were 13.5% and 12.5%, respectively.

Based on the Company’s annual impairment test of goodwill, it was determined for the CB&W and C&CB reporting units that the respective reporting units’ carrying value was in excess of its respective fair value as of October 1, 2023, resulting in a non-cash, non-tax-deductible goodwill impairment charge of $6.1 billion for the year ended December 31, 2023. The goodwill impairment was primarily due to the continued impact of higher interest rates and discount rates on the CB&W and C&CB reporting units, and a sustained decline in banking industry share prices, including Truist’s.

The estimated fair value of a reporting unit is highly sensitive to changes in management’s estimates and assumptions; therefore, in some instances, changes in these assumptions could impact whether the fair value of a reporting unit is greater than its carrying value. Circumstances that could negatively impact the fair value of Truist’s reporting units in the future include a sustained decrease in Truist’s stock price, continued decline in industry peer multiples, an increase in the applicable discount rate and further deterioration in the reporting units’ forecasts. Additionally, a reporting unit’s carrying value could change based on market conditions, change in the underlying makeup of the reporting unit, or the risk profile of those reporting units, which could impact whether the fair value of a reporting unit is less than carrying value.

The Company monitored events and circumstances during the period from October 1, 2023 through December 31, 2023, including macroeconomic and market factors, industry and banking sector events, Truist specific performance indicators, a comparison of management’s forecast and assumptions to those used in its October 1, 2023 quantitative impairment test, and the sensitivity of the October 1, 2023 quantitative test results to changes in assumptions through December 31, 2023. Based on these considerations, management concluded that it was not more-likely-than-not that the fair value of one or more of its reporting units is below its respective carrying amount as of December 31, 2023.

34 Truist Financial Corporation

Income Taxes

Truist is subject to income tax laws of the U.S., its states, and the municipalities in which the Company conducts business. In estimating the net amount due to or to be received from tax jurisdictions either currently or in the future, the Company assesses the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent, and other pertinent information. The income tax laws are complex and subject to different interpretations by the taxpayer and the relevant government taxing authorities. Significant judgment is required in determining the tax accruals and in evaluating the Company’s tax positions, including evaluating uncertain tax positions. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws and new judicial guidance, the status of examinations by the tax authorities, and newly enacted statutory and regulatory guidance that could impact the relative merits and risks of tax positions. These changes, when they occur, impact tax expense and can materially affect operating results. Truist reviews tax positions quarterly and adjusts accrued taxes as new information becomes available.

Deferred income tax assets represent amounts available to reduce income taxes payable in future years. Such assets arise due to temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from NOL and tax credit carryforwards. The Company regularly evaluates the ability to realize DTAs, recognizing a valuation allowance if, based on the weight of available evidence, it is more-likely-than-not that some portion or all of the DTA will not be realized. In determining whether a valuation allowance is necessary, the Company considers the level of taxable income in prior years to the extent that carrybacks are permitted under current tax laws, as well as estimates of future pre-tax and taxable income and tax planning strategies that would, if necessary, be implemented. Truist currently maintains a valuation allowance for certain state carryforwards. For additional income tax information, refer to “Note 1. Basis of Presentation” and “Note 15. Income Taxes.”

Pension and Postretirement Benefit Obligations

Truist offers various pension plans and postretirement benefit plans to teammates. Calculation of the obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions, which are subject to management judgment and may differ significantly if different assumptions are used. The discount rate assumption used to measure the postretirement benefit obligations is set by reference to an AA Above Median corporate bond yield curve and the individual characteristics of the plans such as projected cash flow patterns and payment durations.

Management also considered the sensitivity that changes in the expected return on plan assets and the discount rate would have on pension expense. For the Company’s qualified plans, a decrease of 25 basis points in the discount rate would result in additional pension expense of approximately $29 million for 2024, while a decrease of 100 basis points in the expected return on plan assets would result in an increase of approximately $145 million in pension expense for 2024. This estimate reflects the sensitivity of certain factors considered in calculation of pension expense but does not consider all factors that could increase or decrease estimates calculated.

Refer to “Note 16. Benefit Plans” for disclosures related to the benefit plans.
Truist Financial Corporation 35

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Truist Financial Corporation

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Truist Financial Corporation and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2023 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

36 Truist Financial Corporation

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Credit Losses for Certain Commercial, Consumer, and Credit Card Portfolios

As described in Notes 1 and 6 to the consolidated financial statements, the Company’s allowance for credit losses (ACL) represents management’s best estimate of expected future credit losses related to loan and lease portfolios and off-balance sheet lending commitments at the balance sheet date. The Company’s consolidated ACL balance was $5.1 billion as of December 31, 2023, including $2.2 billion for commercial portfolios, $2.2 billion for consumer portfolios, and $0.4 billion for credit card. As disclosed by management, estimates of expected future loan and lease losses are determined by using statistical models and management’s judgment. The ACL estimation process includes both quantitatively calculated components as well as qualitative components. Quantitative models are designed to forecast probability of default, exposure at default, and loss given default by correlating certain macroeconomic forecast data to historical experience. The models are generally applied to pools of loans with similar risk characteristics. The macroeconomic forecast data used in the quantitative models is based on forecasted variables for a reasonable and supportable period. The qualitative components of the ACL incorporate management’s judgment in determining qualitative adjustments where model outputs are inconsistent with management’s expectations with respect to expected credit losses. The qualitative components are used to adjust for limitations in modeled results related to current economic conditions, and considerations with respect to the impact of current and expected events or risks, the outcomes of which are uncertain and may not be completely considered by quantitative models.

The principal considerations for our determination that performing procedures relating to the ACL for certain commercial, consumer, and credit card portfolios is a critical audit matter are (i) the significant judgment by management in determining the quantitative model results and certain qualitative adjustments; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the quantitative model results and certain qualitative adjustments; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the Company’s ACL estimation process for certain commercial, consumer, and credit card portfolios, which included controls related to the quantitative model results and certain qualitative adjustments. These procedures also included, among others, testing management’s process for determining the ACL for certain commercial, consumer, and credit card portfolios quantitative model results and certain qualitative adjustments, which included evaluating the appropriateness of the quantitative models and management’s methodology, testing the completeness and accuracy of the underlying data used in determining the quantitative model results and certain qualitative adjustments, and evaluating the reasonableness of judgments used by management in determining certain qualitative adjustments. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the quantitative models and (ii) the reasonableness of judgments used by management in determining certain qualitative adjustments.

Goodwill Impairment Analyses – Former CB&W and C&CB Reporting Units

As described in Notes 1 and 7 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2023 Annual Report on Form 10-K, the goodwill associated with the former Consumer Banking and Wealth (CB&W) and Corporate and Commercial Banking (C&CB) reporting units was $13.5 billion and $3.7 billion, respectively. As disclosed by management, management performs a goodwill impairment analysis on an annual basis as of October 1 or more often if events or circumstances indicate that is more-likely-than-not that the fair value of a reporting unit is below its carrying value. The quantitative impairment test estimates the fair value of the reporting units using the income approach and a market based approach. The inputs and assumptions specific to each reporting unit are incorporated in the valuations, including projections of future cash flows, discount rates, and applicable valuation multiples based on the comparable public company information. The income approach utilizes a discounted cash flow analysis of multi-year financial forecasts developed for each reporting unit considering several inputs and assumptions such as net interest margin, expected credit losses, noninterest income, noninterest expense and required capital. The market based approach utilizes comparable public company information, key valuation multiples, and considers a market control premium associated with cost synergies and other cash flow benefits that arise from obtaining control over a reporting unit, and guideline transactions, when applicable. As described in Note 8, effective January 1, 2024, several business activities were realigned reflecting updates to the Company’s operating structure.

Truist Financial Corporation 37

The principal considerations for our determination that performing procedures relating to the goodwill impairment analyses of the former CB&W and C&CB reporting units is a critical audit matter are (i) the significant judgment by management when determining the fair value estimate of the former CB&W and C&CB reporting units using the income approach and market based approach; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to net interest margin, noninterest expense, and the discount rates used in the income approach and the key valuation multiples and market control premiums used in the market based approach; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment analyses, which included controls related to the valuation of the former CB&W and C&CB reporting units. These procedures also included, among others, testing management’s process for determining the fair value estimate of the former CB&W and C&CB reporting units, which included evaluating the appropriateness of management’s income approach and market based approach, testing the completeness and accuracy of the underlying data used in the income approach and market based approach, and evaluating the reasonableness of management’s significant assumptions related to net interest margin, noninterest expense, and the discount rates used in the income approach and the key valuation multiples and market control premiums used in the market based approach. Evaluating management’s assumptions related to net interest margin and noninterest expense involved evaluating whether the assumptions were reasonable considering (i) the current and past performance of the former CB&W and C&CB reporting units and (ii) the consistency with external data. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the income approach and the market based approach and (ii) the reasonableness of the net interest margin and discount rate assumptions used in the income approach and the key valuation multiples and market control premium assumptions used in the market based approach.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
February 27, 2024, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 2 and the change in composition of reportable segments discussed in Note 22, as to which the date is May 10, 2024

We have served as the Company’s auditor since 2002.
38 Truist Financial Corporation

CONSOLIDATED BALANCE SHEETS
TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

(Dollars in millions, except per share data, shares in thousands)	Dec 31, 2023	Dec 31, 2022
Assets
Cash and due from banks	$5,000	$5,290
Interest-bearing deposits with banks	25,230	15,708
Securities borrowed or purchased under agreements to resell	2,378	3,181
Trading assets at fair value	4,332	4,905
AFS securities at fair value	67,366	71,801
HTM securities (fair value of $44,630 and $47,791, respectively)	54,107	57,713
LHFS (including $852 and $1,065 at fair value, respectively)	1,280	1,444
Loans and leases (including $15 and $18 at fair value, respectively)	312,061	325,991
ALLL	(4,798)	(4,377)
Loans and leases, net of ALLL	307,263	321,614
Premises and equipment	3,298	3,527
Goodwill	17,156	23,233
CDI and other intangible assets	1,909	2,313
Loan servicing rights at fair value	3,378	3,758
Other assets (including $1,311 and $1,582 at fair value, respectively)	34,997	33,113
Assets of discontinued operations	7,655	7,655
Total assets	$535,349	$555,255
Liabilities
Noninterest-bearing deposits	$111,624	$135,742
Interest-bearing deposits	284,241	277,753
Short-term borrowings (including $1,625 and $1,551 at fair value, respectively)	24,828	23,422
Long-term debt	38,918	43,203
Other liabilities (including $2,597 and $2,971 at fair value, respectively)	12,946	11,517
Liabilities of discontinued operations	3,539	3,081
Total liabilities	476,096	494,718
Shareholders’ Equity
Preferred stock	6,673	6,673
Common stock, $5 par value	6,669	6,634
Additional paid-in capital	36,177	34,544
Retained earnings	22,088	26,264
AOCI, net of deferred income taxes	(12,506)	(13,601)
Noncontrolling interests	152	23
Total shareholders’ equity	59,253	60,537
Total liabilities and shareholders’ equity	$535,349	$555,255
Common shares outstanding	1,333,743	1,326,829
Common shares authorized	2,000,000	2,000,000
Preferred shares outstanding	223	223
Preferred shares authorized	5,000	5,000

The accompanying notes are an integral part of these consolidated financial statements.
Truist Financial Corporation 39

CONSOLIDATED STATEMENTS OF INCOME
TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

(Dollars in millions, except per share data, shares in thousands)	Year Ended December 31,
	2023	2022	2021
Interest Income
Interest and fees on loans and leases	$19,518	$13,252	$11,481
Interest on securities	3,066	2,763	2,090
Interest on other earning assets	1,868	619	199
Total interest income	24,452	16,634	13,770
Interest Expense
Interest on deposits	6,427	1,145	148
Interest on long-term debt	2,215	791	573
Interest on other borrowings	1,286	385	47
Total interest expense	9,928	2,321	768
Net Interest Income	14,524	14,313	13,002
Provision for credit losses	2,109	777	(813)
Net Interest Income After Provision for Credit Losses	12,415	13,536	13,815
Noninterest Income
Wealth management income	1,358	1,338	1,392
Investment banking and trading income	822	995	1,441
Card and payment related fees	936	944	874
Service charges on deposits	873	1,028	1,062
Mortgage banking income	437	460	734
Lending related fees	447	375	349
Operating lease income	254	258	262
Securities gains (losses)	—	(71)	—
Other income	371	333	554
Total noninterest income	5,498	5,660	6,668
Noninterest Expense
Personnel expense	6,516	6,558	6,998
Professional fees and outside processing	1,192	1,322	1,374
Software expense	868	887	913
Net occupancy expense	658	690	713
Amortization of intangibles	395	455	472
Equipment expense	381	449	484
Marketing and customer development	260	321	277
Operating lease depreciation	175	184	190
Regulatory costs	824	183	137
Merger-related and restructuring charges	320	466	793
Goodwill impairment	6,078	—	—
Other expense	1,011	652	751
Total noninterest expense	18,678	12,167	13,102
Earnings
Income (loss) before income taxes	(765)	7,029	7,381
Provision for income taxes	738	1,250	1,408
Net income (loss) from continuing operations	(1,503)	5,779	5,973
Net income (loss) from discontinued operations	456	488	464
Net income (loss)	(1,047)	6,267	6,437
Noncontrolling interests from continuing operations	—	—	(3)
Noncontrolling interests from discontinued operations	44	7	—
Preferred stock dividends and other	361	333	407
Net income (loss) available to common shareholders	$(1,452)	$5,927	$6,033
Basic earnings from continuing operations	$(1.40)	$4.10	$4.16
Basic EPS	(1.09)	4.46	4.51
Diluted earnings from continuing operations	(1.40)	4.07	4.13
Diluted EPS	(1.09)	4.43	4.47
Basic weighted average shares outstanding	1,331,963	1,328,120	1,337,144
Diluted weighted average shares outstanding	1,331,963	1,338,462	1,349,378

The accompanying notes are an integral part of these consolidated financial statements.
40 Truist Financial Corporation

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

(Dollars in millions)	Year Ended December 31,
	2023	2022	2021
Net income (loss)	$(1,047)	$6,267	$6,437
OCI, net of tax:
Net change in net pension and postretirement costs	456	(1,449)	789
Net change in cash flow hedges	(222)	(69)	55
Net change in AFS securities	617	(10,757)	(3,164)
Net change in HTM securities	241	284	—
Other, net	3	(6)	—
Total OCI, net of tax	1,095	(11,997)	(2,320)
Total OCI	$48	$(5,730)	$4,117
Income Tax Effect of Items Included in OCI:
Net change in net pension and postretirement costs	$138	$(445)	$243
Net change in cash flow hedges	(69)	(21)	17
Net change in AFS securities	155	(3,277)	(971)
Net change in HTM securities	65	83	—
Total income taxes related to OCI	$289	$(3,660)	$(711)

The accompanying notes are an integral part of these consolidated financial statements.
Truist Financial Corporation 41

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

(Dollars in millions, shares in thousands)	Shares of Common Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	AOCI	Noncontrolling Interests	Total Shareholders’ Equity
Balance, January 1, 2021	1,348,961	$8,048	$6,745	$35,843	$19,455	$716	$105	$70,912
Net income	—	—	—	—	6,440	—	(3)	6,437
OCI	—	—	—	—	—	(2,320)	—	(2,320)
Issued in connection with equity awards, net	6,466	—	32	(120)	(5)	—	—	(93)
Redemption of preferred stock	—	(1,375)	—	—	(40)	—	—	(1,415)
Repurchase of common stock	(27,609)	—	(138)	(1,478)	—	—	—	(1,616)
Cash dividends declared on common stock	—	—	—	—	(2,485)	—	—	(2,485)
Cash dividends declared on preferred stock	—	—	—	—	(367)	—	—	(367)
Equity-based compensation expense	—	—	—	320	—	—	—	320
Other, net	—	—	—	—	—	—	(102)	(102)
Balance, December 31, 2021	1,327,818	6,673	6,639	34,565	22,998	(1,604)	—	69,271
Net income	—	—	—	—	6,260	—	7	6,267
OCI	—	—	—	—	—	(11,997)	—	(11,997)
Issued in connection with equity awards, net	4,119	—	21	(115)	(5)	—	—	(99)
Repurchase of common stock	(5,108)	—	(26)	(224)	—	—	—	(250)
Cash dividends declared on common stock	—	—	—	—	(2,656)	—	—	(2,656)
Cash dividends declared on preferred stock	—	—	—	—	(333)	—	—	(333)
Equity-based compensation expense	—	—	—	318	—	—	—	318
Other, net	—	—	—	—	—	—	16	16
Balance, December 31, 2022	1,326,829	6,673	6,634	34,544	26,264	(13,601)	23	60,537
Net income (loss)	—	—	—	—	(1,091)	—	44	(1,047)
OCI	—	—	—	—	—	1,095	—	1,095
Received in connection with TIH minority stake sale, net	—	—	—	1,317	—	—	96	1,413
Issued in connection with equity awards, net	6,914	—	35	(4)	(9)	—	—	22
Cash dividends declared on common stock	—	—	—	—	(2,770)	—	—	(2,770)
Cash dividends declared on preferred stock	—	—	—	—	(361)	—	—	(361)
Equity-based compensation expense	—	—	—	320	—	—	—	320
Other, net	—	—	—	—	55	—	(11)	44
Balance, December 31, 2023	1,333,743	$6,673	$6,669	$36,177	$22,088	$(12,506)	$152	$59,253

The accompanying notes are an integral part of these consolidated financial statements.
42 Truist Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

(Dollars in millions)	Year Ended December 31,
	2023	2022	2021
Cash Flows From Operating Activities:
Net income (loss)	$(1,047)	$6,267	$6,437
Adjustments to reconcile net income to net cash from operating activities:
Provision for credit losses	2,109	777	(813)
Depreciation	688	783	810
Amortization of intangibles	527	583	574
Goodwill impairment	6,078	—	—
Securities (gains) losses	—	71	—
Net change in operating assets and liabilities:
LHFS	213	2,479	1,411
Loan servicing rights	(28)	(813)	(206)
Pension asset	(2,024)	1,399	(1,580)
Derivative assets and liabilities	409	3,836	1,296
Trading assets	573	(482)	(551)
Other assets and other liabilities	1,128	(1,434)	285
Other, net	5	(2,385)	229
Net cash from operating activities	8,631	11,081	7,892
Cash Flows From Investing Activities:
Proceeds from sales of AFS securities	21	3,314	148
Proceeds from maturities, calls and paydowns of AFS securities	10,009	12,299	33,968
Purchases of AFS securities	(4,230)	(9,357)	(70,775)
Proceeds from maturities, calls and paydowns of HTM securities	3,934	5,140	—
Purchases of HTM securities	—	(3,020)	—
Originations and purchases of loans and leases, net of sales and principal collected	12,202	(32,840)	9,787
Net cash received (paid) for FHLB stock	81	(1,231)	116
Net cash received (paid) for securities borrowed or purchased under agreements to resell	803	847	(2,283)
Net cash received (paid) for asset acquisitions, business combinations, and divestitures	(17)	(4,673)	(1,638)
Other, net	55	(451)	(1,379)
Net cash from investing activities	22,858	(29,972)	(32,056)
Cash Flows From Financing Activities:
Net change in deposits	(17,630)	(2,986)	35,423
Net change in short-term borrowings	1,397	18,060	(800)
Proceeds from issuance of long-term debt	50,943	15,777	4,728
Repayment of long-term debt	(55,018)	(7,297)	(7,959)
Repurchase of common stock	—	(250)	(1,616)
Redemption of preferred stock	—	—	(1,415)
Cash dividends paid on common stock	(2,770)	(2,656)	(2,485)
Cash dividends paid on preferred stock	(361)	(333)	(367)
Net cash received (paid) for hedge unwinds	(737)	(185)	—
Net cash from TIH minority stake sale	1,922	—	—
Other, net	(12)	(113)	82
Net cash from financing activities	(22,266)	20,017	25,591
Net Change in Cash and Cash Equivalents	9,223	1,126	1,427
Cash and Cash Equivalents of Continuing and Discontinued Operations, January 1	21,421	20,295	18,868
Cash and Cash Equivalents of Continuing and Discontinued Operations, December 31	$30,644	$21,421	$20,295
Supplemental Disclosure of Cash Flow Information:
Net cash paid (received) during the period for:
Interest expense	$9,138	$2,007	$859
Income taxes	780	479	792
Noncash investing activities:
Transfer of loans HFI to LHFS	5,219	549	925
Purchases (sales) of securities not yet settled	—	—	2,275
Transfer of AFS securities to HTM	—	59,436	—
(1)Cash flows of discontinued operations are reflected within operating, investing, and financing activities in the Consolidated Statements of Cash Flows. The cash balance of these operations is reported as assets of discontinued operations on the Consolidated Balance Sheets. Refer to “Note 2. Discontinued Operations” for additional information related to discontinued operations.

The accompanying notes are an integral part of these consolidated financial statements.
Truist Financial Corporation 43

NOTE 1. Basis of Presentation

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. As a leading U.S. commercial bank, Truist has leading market share in many of the high-growth markets across the country. Truist offers a wide range of products and services through our wholesale and consumer businesses, including consumer and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, payments, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top-10 commercial bank. In 2023, the Company operated and measured business activity across three business segments: Consumer Banking and Wealth, Corporate and Commercial Banking, and Insurance Holdings. These segments were realigned in the first quarter of 2024 with the Company operating and measuring business activity across two business segments: Consumer and Small Business Banking and Wholesale Banking. TIH was the principal legal entity of the IH segment. As the operations of TIH are now included in discontinued operations, the Company no longer presents the IH segment as one of its reportable segments. For additional information on the Company’s business segments and their realignment, see “Note 22. Operating Segments.”

General

See the Glossary of Defined Terms at the beginning of this Report for terms used herein. The accounting and reporting policies are in accordance with GAAP and conform to the guidelines prescribed by regulatory authorities. The following is a summary of significant accounting policies.

Principles of Consolidation

The consolidated financial statements include the accounts of Truist Financial Corporation and those subsidiaries that are wholly or majority owned by Truist or over which Truist has a controlling financial interest. Intercompany accounts and transactions are eliminated in consolidation. The results of operations of companies and net assets acquired are included from the date of acquisition. Results of operations associated with entities or net assets sold are included through the date of disposition.

Truist holds investments in certain legal entities that are considered VIEs. VIEs are legal entities in which equity investors do not have sufficient equity at risk for the entity to independently finance its activities, or as a group, the holders of the equity investment at risk lack the power through voting or similar rights to direct the activities of the entity that most significantly impact its economic performance, or do not have the obligation to absorb the expected losses of the entity or the right to receive expected residual returns of the entity. Consolidation of a VIE is required if a reporting entity is the primary beneficiary of the VIE.

Investments in VIEs are evaluated to determine if Truist is the primary beneficiary. This evaluation gives appropriate consideration to the design of the entity and the variability that the entity was designed to create and pass along, the relative power of each party, and to Truist’s obligation to absorb losses or receive residual returns of the entity. For changes in facts and circumstances, Truist re-assesses whether or not it is a primary beneficiary of a VIE. Truist has variable interests in certain entities that are not required to be consolidated. Refer to “Note 17. Commitments and Contingencies” for additional disclosures regarding Truist’s VIEs.

Investments in entities for which the Company has the ability to exercise significant influence, but not control, over operating and financing decisions are accounted for using the equity method of accounting. These investments are included in Other assets in the Consolidated Balance Sheets at cost, adjusted to reflect the Company’s portion of income, loss, or dividends of the investee. Truist records its portion of income or loss in Other noninterest income in the Consolidated Statements of Income. These investments are periodically evaluated for impairment.

The Company reports any noncontrolling interests in its subsidiaries in the equity section of the Consolidated Balance Sheets and separately presents the income or loss attributable to the noncontrolling interest of a consolidated subsidiary in its Consolidated Statements of Income.

Discontinued Operations

The Company classifies assets and liabilities as held for sale when management, having the authority to approve the action, commits to a plan to sell the disposal group, the sale is probable to occur within one year, and the disposal group is available for immediate sale in its present condition. The Company also considers whether an active program to locate a buyer has been initiated, whether the disposal group is marketed actively for sale at a price that is reasonable in relation to its current fair value, and whether actions required to complete the plan indicate it is unlikely significant changes to the plan will be made or the plan will be withdrawn. An asset or business that meets the criteria for held for sale classification is reported as discontinued operations when the disposal represents a strategic shift that has had or will have a major effect on the Company’s operating results.

44 Truist Financial Corporation

Assets and liabilities of discontinued operations are presented separately in the Consolidated Balance Sheets for current and prior periods commencing in the period in which the asset or business meets all of the held for sale criteria described above. Net income from discontinued operations, net of tax, are separately reported in the Consolidated Statements of Income for current and prior periods commencing in the period in which the asset or business meets all of the held for sale criteria described above, including any gain or loss recognized on the sale or adjustment of the carrying amount to fair value less cost to sell.

Certain activity of TIH impacting the Company's footnote disclosures have been removed or revised. The footnote disclosures included herein are presented on a continuing operations basis, unless otherwise noted.

Refer to “Note 2. Discontinued Operations” for additional information.

Segment Realignment

Effective January 1, 2024, several business activities were realigned reflecting updates to the Company’s operating structure. First, the CB&W segment was renamed CSBB and the C&CB segment was renamed WB. Second, the Wealth business was realigned into the WB segment from the CSBB segment, representing a separate reporting unit in that segment. Third, the small business banking client segmentation was realigned into the CSBB segment from the WB segment. Further, TIH was the principal legal entity of the IH segment. As the operations of TIH are now included in discontinued operations, the Company no longer presents the IH segment as one of its reportable segments. The segment disclosures have been revised to reflect the segment realignment. Refer to “Note 22. Operating Segments” for additional information.

Reclassifications

In addition to the reclassifications discussed above in the Consolidated Balance Sheets, Consolidated Statements of Income, and certain footnotes for discontinued operations and the segment realignment, as applicable, certain other amounts reported in prior periods’ consolidated financial statements have been reclassified to conform to the current presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change include the determination of the ACL; determination of fair value for securities, MSRs, LHFS, trading loans, and derivative assets and liabilities; goodwill and other intangible assets; income taxes; and pension and postretirement benefit obligations.

Business Combinations

Truist accounts for business combinations using the acquisition method. The accounts of an acquired entity are included as of the date of acquisition, and any excess of purchase price over the fair value of the net assets acquired is recorded as goodwill.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks and interest-bearing deposits with banks that have original maturities of three months or less. Accordingly, the carrying amount of such instruments is considered a reasonable estimate of fair value. Restricted cash was immaterial at December 31, 2023 and 2022.

Securities Financing Activities

Securities borrowed or purchased under agreements to resell are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were borrowed or purchased. On the acquisition date of these securities, the Company and related counterparty agree on the amount of collateral required to secure the principal amount loaned under these agreements. The Company monitors collateral values daily and calls for additional collateral to be provided as warranted under the respective agreements.

Short-term borrowings include securities sold under agreements to repurchase, which are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold. The Company monitors collateral values daily and pledges collateral as warranted under the respective agreements.

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Trading Activities

Various trading assets and liabilities are used to accommodate the investment and risk management activities of the Company’s clients. Product offerings to clients include debt securities, loans traded in the secondary market, equity securities, derivative contracts, and other similar financial instruments. The Company elects to apply fair value accounting to trading loans. Trading loans include: (i) loans held in connection with the Company’s trading business primarily consisting of commercial and corporate leveraged loans; (ii) certain SBA loans guaranteed by the U.S. government; and (iii) loans made or acquired in connection with the Company’s TRS business. Other trading-related activities include acting as a market maker for certain debt and equity security transactions, derivative instrument transactions, and foreign exchange transactions. Trading assets and liabilities are measured at fair value with changes in fair value recognized within Noninterest income in the Company’s Consolidated Statements of Income. Interest income on trading account securities is included in Interest on other earning assets. For additional information on the Company’s trading activities, see “Note 17. Commitments and Contingencies” and “Note 19. Fair Value Disclosures.”

Investment Securities

The Company invests in various debt securities primarily for liquidity management purposes and as part of the overall ALM process to optimize income and market performance. Investments in debt securities that are not held for trading purposes are classified as HTM or AFS.

Interest income on securities is recognized in income on an accrual basis. Premiums and discounts are amortized into interest income using the effective interest method over the contractual life of the security. As prepayments are received, a proportionate amount of the related premium or discount is recognized in income so that the effective interest rate on the remaining portion of the security continues unchanged.

Debt securities are classified as HTM when Truist has both the intent and ability to hold the securities to maturity. HTM securities are reported at amortized cost. AFS securities are reported at estimated fair value, with unrealized gains and losses reported in AOCI, net of deferred income taxes, in the Shareholders’ equity section of the Consolidated Balance Sheets. Gains or losses realized from the sale of AFS securities are determined by specific identification and are included in noninterest income.

An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. AFS debt securities in an unrealized loss position are evaluated at the balance sheet date to determine whether such losses are credit-related. Credit related losses are measured on an individual basis and recognized in an ACL. Changes in expected credit losses are recognized in the Provision for credit losses in the Consolidated Statements of Income. Municipal securities are evaluated for impairment using a municipal bond credit scoring tool that leverages historical municipal market data to estimate probability of default and loss given default at the issuer level. U.S. Treasury securities, government guaranteed securities, and other securities issued by GSEs are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by rating agencies and have a long history of no credit losses. Non-agency MBS in the portfolio reflect recent issuances that are highly rated, include excess collateral and are collateralized by loans to borrowers with high credit scores and low loan to value ratios. Truist utilizes cash flow modeling for the evaluation of potential credit impairment on non-agency securities in an unrealized loss position. Cash flow modeling incorporates a variety of factors that impact the long-term expectation of collateral performance. Impairment is attributable to factors other than credit when there continues to be an expectation of the collection of all contractual principal and interest.

Related to any unrealized losses reported in AOCI, Truist considers any intent to sell and whether it was more-likely-than-not that the Company would be required to sell those securities before the anticipated recovery of the amortized cost basis as of the reporting date.

Equity Securities

Equity securities that are not classified as trading assets or liabilities are recorded in Other assets on the Company’s Consolidated Balance Sheets. Equity securities with readily determinable fair values are considered marketable and measured at fair value, with changes in the fair value recognized as a component of Other noninterest income in the Company’s Consolidated Statements of Income. Marketable equity securities include mutual fund investments and other publicly traded equity securities. Dividends received from marketable equity securities and FHLB stock are recognized within Interest income in the Consolidated Statements of Income. Equity securities that are not accounted for under the equity method and that do not have readily determinable fair values are considered non-marketable and are accounted for at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. Any adjustments to the carrying value of these non-marketable equity securities are recognized in Other noninterest income in the Company’s Consolidated Statements of Income. Non-marketable equity securities include FHLB stock and other equity investments. For additional information on the Company’s equity securities, see “Note 19. Fair Value Disclosures.”

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LHFS

LHFS includes primarily residential mortgage and commercial mortgage loans that management intends to sell in the secondary market and other loans that management has an active plan to sell. LHFS also includes specifically identified loans where management has committed to a formal plan of sale and the loans are available for immediate sale.

The Company elects to apply fair value accounting to residential and commercial mortgage loans that are originated with the intent to be sold in the secondary market. Direct loan origination fees associated with these loans are recorded as Mortgage banking income. The majority of direct origination costs are recorded in Personnel expense. The fair value of these loans is derived from observable current market prices when available and includes loan servicing value. When observable market prices are not available, the Company uses judgment and estimates fair value using internal models that reflect assumptions consistent with those that would be used by a market participant in estimating fair value.

First lien residential mortgage LHFS are transferred in conjunction with GNMA and GSE securitization transactions, whereby the loans are exchanged for cash or securities that are readily redeemable for cash with servicing rights retained. Net gains/losses on the sale of residential mortgage LHFS are recorded at inception of the associated interest rate lock commitments and reflect the change in value of the loans resulting from changes in interest rates from the time the Company enters into interest rate lock commitments with borrowers until the loans are sold, adjusted for pull through rates and excluding hedge transactions initiated to mitigate this market risk. Commercial mortgage LHFS are sold to FNMA and FHLMC and the Company also issues and sells GNMA commercial MBS backed by FHA insured loans. The loans and securities are exchanged for cash with servicing rights retained. Gains and losses on sales of residential and commercial mortgages are included in Mortgage banking income and gains and losses on sales of other consumer loans are included in Other income.

In certain circumstances, the Company may transfer certain loans from HFI to LHFS. At the time of transfer, the loans are recorded at LOCOM and charge-offs are recorded as necessary at the transfer date. Subsequent to the initial transfer to LHFS these assets are revalued at each subsequent reporting date, and any resulting adjustments are reported as changes to a valuation allowance, which is recorded as a component of Noninterest income in the Consolidated Statements of Income. For additional information on the Company’s LHFS, see “Note 19. Fair Value Disclosures.”

Specifically identified LHFS, where management has committed to a formal plan of sale and the loans are available for immediate sale, are recorded at LOCOM. Origination fees and costs for such loans are capitalized in the basis of the loan and are included in the calculation of realized gains and losses upon sale. Adjustments to reflect unrealized losses resulting from changes in fair value and realized gains and losses upon ultimate sale of the loans are classified as Noninterest income in the Consolidated Statements of Income. The fair value of these loans is estimated using observable market prices when available, but may also incorporate consideration of other unobservable inputs such as indicative bids, broker price opinions or other information derived from internal or external data sources.

Loans and Leases

The Company’s accounting methods for loans differ depending on whether the loans are originated or purchased, and if purchased, whether or not the loans reflect credit deterioration since the date of origination such that at the date of acquisition there is more than an insignificant deterioration in credit.

Unearned income, discounts, and net deferred loan fees and costs include direct costs associated with loan origination as well as premiums and discounts from origination or purchase, which are deferred and amortized over the respective loan terms.

Originated Loans and Leases

Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances net of any unearned income, charge-offs, and unamortized fees and costs. Interest and fees on loans and leases includes certain loan fees and deferred direct costs associated with the lending process recognized over the contractual lives of the loans using the effective interest method for amortizing loans or straight-line method for loans with interest-only repayment terms or revolving privileges.

Purchased Loans

Purchased loans are recorded at their fair value at the acquisition date. Purchased loans are evaluated upon acquisition and classified as either PCD, which indicates that the loan reflects more-than-insignificant deterioration in credit quality since origination, or non-PCD. Truist considers a variety of factors in connection with the identification of more-than-insignificant deterioration in credit quality, including but not limited to risk grades, delinquency, nonperforming status, previous reportable loan modifications, bankruptcies, and other qualitative factors that indicate deterioration in credit quality since origination.
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Fair values for purchased loans in a business combination are based on a discounted cash flow methodology that considers credit loss expectations, market interest, rates, and other market factors such as liquidity from the perspective of a market participant. Loans are grouped together according to similar characteristics and treated in the aggregate when applying various valuation techniques. The probability of default, loss given default and prepayment assumptions are the key factors driving credit losses which are embedded into the estimated cash flows. These assumptions are informed by comparable internal data on loan characteristics, historical loss experience, and current and forecasted economic conditions. The interest and liquidity component of the estimate are determined by discounting interest and principal cash flows through the expected life of the underlying loans. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity. The discount rates do not include a factor for credit losses as that has been included as a reduction to the estimated cash flows.

For PCD loans, the initial estimate of expected credit losses is determined using the same methodology as other loans held for investment and recognized as an adjustment to the acquisition price of the asset; thus, the sum of the loans’ purchase price and initial ALLL estimate represents the initial amortized cost basis. The difference between the initial amortized cost basis and the par value is the non-credit discount or premium. For non-PCD loans, the difference between the fair value and the par value is considered the fair value mark. The initial ALLL for non-PCD loans is recorded with a corresponding charge to the Provision for credit losses in the Consolidated Statements of Income. Subsequent changes in the ALLL related to PCD and non-PCD loans are recognized in the Provision for credit losses.

The non-credit discount or premium related to PCD loans and the fair value mark on non-PCD loans are amortized or accreted to Interest and fees on loans and leases over the contractual life of the loans using the effective interest method for amortizing loans, and using a straight-line approach for loans with interest-only repayment terms or revolving privileges. In the event of prepayment, unamortized discounts or premiums are recognized in Interest and fees on loans and leases.

Loan Modifications

In certain circumstances, the Company enters into agreements to modify the terms of loans to borrowers that are experiencing financial difficulty. The scope of these loan modifications varies from portfolio to portfolio but generally falls into one of the following categories:

•Renewals: represent the renewal of a loan where the Company has concluded that the borrower is experiencing financial difficulty. Commercial renewals result in an extension of the maturity date of the loan (or in some cases a contraction of the loan term), and other significant terms of the loan (e.g., interest rate, collateral, guarantor support, etc.) are re-evaluated in connection with the renewal event.
•Term extensions: represent an adjustment to the maturity date of the loan that typically results in a reduction to the borrower’s scheduled payment over the remainder of the loan.
•Capitalizations: represents the capitalization of forborne loan payments and/or other amounts advanced on behalf of the borrower into the principal balance of a residential mortgage loan.
•Payment delays: provide the borrower with a temporary postponement of loan payments that is considered other-than-insignificant, which has been defined as a payment delay that exceeds 90 days, or three payment cycles, over a rolling 12-month period. These postponed loan payments may result in an extension of the ultimate maturity date of the loan or may be capitalized into the principal balance of the loan in certain circumstances.
•Combinations: in certain circumstances more than one type of a modification is provided to a borrower (e.g., interest rate reduction and term extension).
•Other: represents other types of loan modifications that are not considered significant for disclosure purposes.

The Company has identified borrowers that are included in the Loan Modifications disclosures in “Note 6. Loans and ACL” as follows:

•Commercial: the Company evaluates all modifications of loans to commercial borrowers that are rated substandard or worse and includes the modifications in its disclosure to the extent that the modification is considered other-than-insignificant.
•Consumer and credit card: loan modifications to consumer and credit card borrowers are generally limited to borrowers that are experiencing financial difficulty. As a result, the Company evaluates all modifications of consumer and credit card loans and includes them in the disclosure to the extent that they are considered other-than insignificant.

TDRs

Prior to January 1, 2023, modifications to a borrower’s debt agreement were considered TDRs if a concession was granted for economic or legal reasons related to a borrower’s financial difficulties that otherwise would not be considered. TDRs were undertaken to improve the likelihood of recovery on the loan and took the form of modifications that result in the stated interest rate of the loan being lower than the current market rate for new debt with similar risk, other modifications to the structure of the loan that fall outside of normal underwriting policies and procedures, or in certain limited circumstances, forgiveness of principal or interest. A restructuring that results in only a delay in payments that is insignificant was not considered an economic concession.
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TDRs were classified as performing or nonperforming, depending on the individual facts and circumstances of the borrower and an evaluation as to whether the borrower was able to repay the loan based on the modified terms. In circumstances where the TDR involved charging off a portion of the loan balance, Truist classified these TDRs as nonperforming.

The decision to maintain commercial TDRs on performing status was based on a current, well documented credit evaluation of the borrowers’ financial condition and prospects for repayment under the modified terms. This evaluation included consideration of the borrower’s current capacity to pay, which among other things may include a review of the borrower’s current financial statements, an analysis of cash flow available to pay debt obligations, and an evaluation of secondary sources of payment from the borrower and any guarantors. This evaluation also included an evaluation of the borrower’s willingness to pay, which could include a review of past payment history, an evaluation of the borrower’s willingness to provide information on a timely basis, and consideration of offers from the borrower to provide additional collateral or guarantor support. The credit evaluation could also include review of cash flow projections, consideration of the adequacy of collateral to cover all principal and interest and trends indicating improving profitability and collectability of receivables.

The evaluation of mortgage and other consumer loans included an evaluation of the client’s debt-to-income ratio, credit report, property value and certain other client-specific factors that impact the clients’ ability to make timely principal and interest payments on the loan.

NPAs

NPAs include NPLs and foreclosed property. Foreclosed property consists of real estate and other assets acquired as a result of clients’ loan defaults. Truist’s policies for placing loans on nonperforming status conform to guidelines prescribed by bank regulatory authorities. Truist classifies loans and leases as past due when the payment of principal and interest based upon contractual terms is greater than 30 days delinquent or if one payment is past due. The following table summarizes the delinquency thresholds that are a factor used in evaluating nonperforming classification and the timing of charge-off evaluations:

(number of days)	Placed on Nonperforming(1)(2)			Evaluated for Charge-off(2)
Commercial:
Commercial and industrial	90	(3)		90	(3)
CRE	90	(3)		90	(3)
Commercial construction	90	(3)		90	(3)
Consumer:
Residential mortgage(4)	90	to	180	90	to	180
Home equity(4)	90	to	120	90	to	180
Indirect auto(4)	90			120
Other consumer(4)	90	to	120	90	to	120
Student(5)(6)	NA			120	to	180
Credit card(7)	NA			90	to	180
(1)Loans may be returned to performing status when (i) the borrower has resumed paying the full amount of the scheduled contractual interest and principal payments, (ii) management concludes that all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment, and (iii) there is a sustained period of repayment performance, generally a minimum of six months.
(2)The timing of nonaccrual and charge-off evaluations are accelerated in circumstances where the borrower has filed for bankruptcy.
(3)Or when it is probable that principal or interest is not fully collectible, whichever occurs first.
(4)Depends on product type, loss mitigation status, status of the government guaranty, if applicable, and certain other product-specific factors.
(5)Student loans are not placed in nonperforming status, which reflects consideration of governmental guarantees or accelerated charge-off policies related to certain non-guaranteed portfolios.
(6)Government guaranteed loans are considered to be in default once they reach 270 days past due and claims are generally filed once the loans reach 365 days past due. The non-guaranteed balance, which ranges from 2-3%, is charged off once the claim proceeds related to the guaranteed portion have been received, which typically occurs no later than 365 days past due.
(7)Credit cards are generally not placed on nonperforming status, but are fully charged off at specified delinquency dates consistent with regulatory guidelines.

When commercial loans are placed on nonperforming status, management evaluates whether a charge-off must be recorded. For collateral-dependent loans, this evaluation is based on a comparison of the loan’s carrying value to the value of the related collateral, while for non-collateral dependent loans, this evaluation reflects management’s conclusions with regard to whether any portion of the loan is considered uncollectible. Consumer and credit card loans are subject to charge-off at a specified delinquency date consistent with regulatory guidelines.

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Certain past due loans may remain on performing status if management determines that it does not have concern over the collectability of principal and interest. Generally, when loans are placed on nonperforming status, accrued interest receivable is reversed against interest income in the current period and amortization of deferred loan fees and expenses for originated loans, and fair value marks for purchased loans, is suspended. For commercial loans and certain consumer loans, payments received for interest and lending fees thereafter are applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Interest income on nonperforming loans is recognized after the principal has been reduced to zero. If and when borrowers demonstrate the ability to repay a loan classified as nonperforming in accordance with its contractual terms, the loan may be returned to performing status upon meeting all regulatory, accounting and internal policy requirements.

Accrued interest is included in Other assets in the Consolidated Balance Sheets. Accrued interest receivable balances are not considered in connection with the ACL estimation process, as such amounts are generally reversed against interest income when the loan is placed in nonperforming status.

Assets acquired as a result of foreclosure are initially recorded at fair value, less estimated cost to sell, and subsequently carried at LOCOM. Net realizable value equals fair value less estimated selling costs. Any excess of cost over net realizable value at the time of foreclosure is charged to the ALLL. NPAs are subject to periodic revaluations of the collateral underlying impaired loans and foreclosed real estate. The periodic revaluations are generally based on the appraised value of the property and may include additional liquidity adjustments based upon the expected retention period. Truist’s policies require that valuations be updated at least annually and that upon foreclosure, the valuation must not be more than 12 months old, otherwise an update is required. Any subsequent changes in value as well as gains or losses from the disposition of these assets are recognized in Other noninterest expense in the Consolidated Statements of Income. For additional information on the Company’s loan and lease activities, see “Note 6. Loans and ACL.”

ACL

The ACL includes the ALLL and RUFC. The ACL represents management’s best estimate of expected future credit losses related to loan and lease portfolios and off-balance sheet lending commitments at the balance sheet date. The ALLL represents management’s best estimate of expected future credit losses related to its loan and lease portfolio at the balance sheet date. The Company’s ALLL estimation process gives consideration to relevant available information from internal and external sources relating to past events, current conditions and reasonable and supportable forecasts. This estimation process includes both quantitatively calculated components as well as qualitative components. Loss estimates are informed by historical loss experience that includes losses incurred on loans that were previously modified by the Company. As a result, the Company has concluded that aside from the limited circumstances where principal forgiveness is granted to a borrower, the financial effect of loan modifications is already inherently included in the ALLL. Expected recoveries of amounts previously charged off are incorporated into the ALLL estimate, with such amounts capped at the aggregate of amounts previously charged off. Changes to the ACL are made by charges to the Provision for credit losses, which is reflected in the Consolidated Statements of Income. The RUFC is recorded in Other liabilities on the Consolidated Balance Sheets.

Portfolio segments represent the level at which Truist develops and documents a systematic methodology to determine its ACL. Truist’s loan and lease portfolio consists of three portfolio segments: commercial, consumer, and credit card. The expected credit loss models are generally developed one level below the portfolio segment level. In certain instances, loans and leases are further disaggregated by similar risk characteristics, such as business sector, client type, funding type, and type of collateral. Larger loans and leases that do not share similar risk characteristics or that are considered collateral-dependent are individually evaluated. For these loans, the ALLL is determined through review of data specific to the borrower and related collateral, if any. Such estimates may be based on current loss forecasts, an evaluation of the fair value of the underlying collateral or in certain circumstances the present value of expected cash flows discounted at the loan’s effective interest rate as described further below.

Truist maintains a collectively calculated ALLL for loans with similar risk characteristics. The collectively calculated ALLL is estimated using relevant available information from internal and external sources relating to past events, current conditions, and reasonable and supportable forecasts. Truist maintains quantitative models to forecast expected credit losses. The credit loss forecasting models use portfolio balances, macroeconomic forecast data, portfolio composition and loan attributes as the primary inputs. Loss estimates are informed by historical loss experience adjusted for macroeconomic forecast data and current and expected portfolio risk characteristics. Expected losses are estimated through the contractual maturity of the loan unless the borrower has a right to renew that is not cancellable. In circumstances where an obligation is in a default state, the best estimate of the expected loss at the balance sheet date may be based on modeled losses that occur after the contractual maturity date of the obligation. Prior to January 1, 2023, the loss forecasting models captured losses after the maturity date of the loan for loans that were reasonably expected to be modified as a TDR.

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The Scenario Committee provides guidance, selection, and approval for Company-sanctioned macroeconomic forecast data, including the macroeconomic forecast data for use in the ACL process. Forecasted economic conditions are developed using third-party macroeconomic forecast data across scenarios adjusted based on management’s expectations over a reasonable and supportable forecast period of two years. Assumptions revert to long term historic averages gradually over a one-year period. Macroeconomic forecast data used in estimating the expected losses vary by loan portfolio and include employment factors, estimated collateral values, and market indicators as described by portfolio segment below.

The qualitative components of the ALLL estimation process incorporate management judgement in determining qualitative adjustments for circumstances where the model output is inconsistent with management’s expectations with respect to expected credit losses. The qualitative components are used to adjust for limitations in modeled results related to the current economic conditions, and considerations with respect to the impact of current and expected events or risks, the outcomes of which are uncertain and may not be completely considered by quantitative models.

The methodology for determining the RUFC is inherently similar to that used to determine the funded component of the ALLL and is measured over the period there is a contractual obligation to extend credit that is not unconditionally cancellable. The RUFC is adjusted for factors specific to binding commitments, including the probability of funding and exposure at default.

The ACL is monitored by the ACL Committee. The ACL Committee approves the ACL estimate and may recommend adjustments where necessary based on portfolio performance and other items that may impact credit risk.

The following provides a description of accounting policies, methodologies, and credit quality indicators related to each of the portfolio segments:

Commercial

The majority of loans in the commercial lending portfolio are assigned risk ratings based on an assessment of conditions that affect the borrower’s ability to meet contractual obligations under the loan agreement. This process includes reviewing borrowers’ financial information, historical payment experience, credit documentation, public information, and other information specific to each borrower. Risk ratings are reviewed on an annual basis, or more frequently for many relationships based on the policy requirements regarding various risk characteristics. While this review is largely focused on the borrower’s ability to repay the loan, Truist also considers the capacity and willingness of a loan’s guarantors to support the loan as a secondary source of repayment. When a guarantor exhibits the documented capacity and willingness to support the loan, Truist may consider extending the loan maturity and/or temporarily deferring principal payments if the ultimate collection of both principal and interest is reasonably assured. In these cases, Truist may determine the loan is not impaired due to the documented capacity and willingness of the guarantor to repay the loan. Loans are considered impaired when the borrower (or guarantor in certain circumstances) does not have the cash flow capacity or willingness to service the debt according to contractual terms, or it does not appear reasonable to assume that the borrower will continue to pay according to the contractual agreement. The following table summarizes risk ratings that Truist uses to monitor credit quality in its commercial portfolio:

Risk Rating	Description
Pass	Loans not considered to be problem credits
Special Mention	Loans that have a potential weakness deserving management’s close attention
Substandard	Loans for which a well-defined weakness has been identified that may put full collection of contractual cash flows at risk
Nonperforming	Loans for which full collection of principal and interest is not considered probable

Loans are generally pooled one level below the portfolio segment for the collectively calculated ALLL based on factors such as business sector, project and property type, line of business, collateral, loan type, obligor exposure, and risk grade or score. Commercial loss forecasting systems of models use macroeconomic forecast data across scenarios and current portfolio attributes as inputs. The models forecast probability of default, exposure at default and loss given default by correlating certain macroeconomic forecast data to historical experience. The primary macroeconomic drivers for the commercial portfolios include unemployment trends, U.S. real GDP, corporate credit spreads, and property values.

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Truist’s policy is to review and individually evaluate the reserve for all lending relationships where non-performing exposure exceeds $5 million. Prior to January 1, 2023, Truist included TDRs, whether performing or non-performing, to the extent that they exceeded $5 million. Subsequent to December 31, 2022, Truist only includes non-performing loans greater than $5 million or more, as such lending relationships do not typically share similar risk characteristics with others. Individually evaluated reserves are based on current forecasts, the present value of expected cash flows discounted at the loan’s effective interest rate, or the value of collateral, which is generally based on appraisals, recent sales of foreclosed properties and/or relevant property-specific market information. Truist has elected to measure expected credit losses on collateral-dependent loans based on the fair value of the collateral. Loans are considered collateral dependent when it is probable that Truist will be unable to collect principal and interest according to the contractual terms of the agreement and repayment is expected to be provided substantially by the sale or continued operation of the underlying collateral. Commercial loans are typically secured by real estate, business equipment, inventories, and other types of collateral.

Consumer and Credit Card

The ALLL related to the consumer and credit card lending portfolios is generally calculated on a collective basis. Loans are pooled one level below the portfolio segment for the collectively calculated ALLL based on factors such as collateral, loan type, line of business, and sales channel. Consumer portfolio models use macroeconomic forecast data across scenarios and current portfolio attributes as inputs. The models forecast probability of default, exposure at default and loss given default by correlating certain macroeconomic forecast data to historical experience. The primary macroeconomic drivers for the consumer portfolios include unemployment trends, home price indices, and used car prices.

Residential mortgages and revolving home equity lines of credit are generally collateralized by one-to-four-family residential real estate, typically have loan-to-collateral value ratios of 80% or less at origination and are made to borrowers in good credit standing. The indirect auto and other consumer portfolios include secured indirect installment loans to consumers for the purchase of new and used automobiles, boats and recreational vehicles. The student loan portfolio was composed of government guaranteed student loans and certain private student loans. The government guarantee mitigated substantially all of the risk related to principal and interest repayment for this component of the portfolio. The credit card portfolio and certain other consumer payment solution businesses within the other consumer portfolios are generally unsecured and are actively managed.

Truist uses delinquency status to monitor credit quality in its consumer and credit card portfolios. Delinquency status is the primary factor considered in determining whether a loan should be classified as nonperforming.

Prior to January 1, 2023 the ALLL for loans classified as a TDR is based on analyses capturing the expected credit losses and the impact of the concessions over the remaining life of the assets.

Expected recoveries for loans are included in the estimation of the ALLL based on historical experience.

Premises and Equipment

Premises, equipment, finance leases, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the related assets and are recorded within the corresponding Noninterest expense categories on the Consolidated Statements of Income. Leasehold improvements are amortized using the straight-line method over the shorter of the improvements’ estimated useful lives or the lease term. An impairment loss on a long-lived asset or asset group, including premises and equipment and a ROU asset, is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Lessee operating and finance leases

Truist has operating and finance leases for data centers, corporate offices, branches, retail centers, and certain equipment. Operating leases with an original lease term in excess of one year are included in Other assets and Other liabilities in the Consolidated Balance Sheets. Finance leases are included in Premises and equipment and Long-term debt in the Consolidated Balance Sheets.

ROU assets represent the right to use an underlying asset for the lease term. Lease liabilities represent the obligation to make lease payments arising from the lease. Operating and finance lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Operating lease costs are recorded in Net occupancy expense or Equipment expense based on the underlying asset. Truist uses an implicit interest rate in determining the present value of lease payments when readily determinable, and a collateralized incremental borrowing rate when an implicit rate is not available. Lease terms consider options to extend or terminate based on the determination of whether such renewal or termination options are deemed reasonably certain.

52 Truist Financial Corporation

Lease agreements that contain non-lease components are generally accounted for as a single lease component. Variable costs, such as maintenance expenses, property and sales taxes, association dues and index-based rate increases, are expensed as they are incurred.

The impairment policy for a ROU asset is discussed within the Premises and Equipment section above.

Bank-Owned Life Insurance

Life insurance policies on certain current and former directors, officers and teammates, for which Truist is the owner and beneficiary are stated at the cash surrender value within Other assets in the Consolidated Balance Sheets. Changes in cash surrender value and proceeds from insurance benefits are recorded in Other income in the Consolidated Statements of Income. These policies provide the Company an efficient form of funding for retirement and other employee benefits costs. See “Note 10. Other Assets and Liabilities” for additional information.

Income Taxes

The Company’s provision for income taxes is based on income and expense reported for financial statement purposes after adjustments for permanent differences such as interest income from lending to tax-exempt entities, tax credits, and amortization expense related to qualified tax credit investments. In computing the provision for income taxes, the Company evaluates the technical merits of its income tax positions based on current legislative, judicial, and regulatory guidance. The proportional amortization method of accounting is used on affordable housing and other qualified tax credit investments, such that the initial cost of the investment giving rise to tax credits is amortized in proportion to the allocation of tax credits and other income tax benefits in each period as a component of the provision for income taxes. Truist includes the initial investment cash flows and subsequent credits within operating activities in the Consolidated Statement of Cash Flows. Additionally, the Company recognizes all excess tax benefits and deficiencies on employee share-based payments as a component of the Provision for income taxes in the Consolidated Statements of Income. These tax effects, generally determined upon the exercise of stock options or vesting of equity compensation awards, are treated as discrete items in the period in which they occur. For additional information related to the Company’s unrealized gains and losses, see “Note 14. AOCI.”

DTAs and DTLs result from differences between the timing of the recognition of assets and liabilities for financial reporting purposes and for income tax purposes. These deferred assets and liabilities are measured using the enacted tax rates and laws that are expected to apply in the periods in which the DTAs or DTLs are expected to be realized. Subsequent changes in the tax laws require adjustment to these deferred assets and liabilities with the cumulative effect included in the Provision for income taxes for the period in which the change is enacted. A valuation allowance is recognized for a DTA if, based on the weight of available evidence, it is more likely than not that some portion or all of the DTA will not be realized.

Interest and penalties related to the Company’s tax positions are recognized in the Provision for income taxes in the Consolidated Statements of Income. For additional information on the Company’s activities related to income taxes, see “Note 15. Income Taxes.”

Derivative Financial Instruments

The Company records derivative contracts at fair value in Other assets and Other liabilities on the Consolidated Balance Sheets. Accounting for changes in the fair value of a derivative depends upon whether or not it has been designated in a formal, qualifying hedging relationship. Changes in the fair value of derivatives not designated in a hedging relationship are recognized within Noninterest income in the Consolidated Statements of Income. This includes derivatives that the Company enters into in a dealer capacity to facilitate client transactions and as a risk management tool to economically hedge certain identified risks associated with assets carried at fair value such as MSRs, along with certain interest rate lock commitments on residential mortgage and commercial loans that are a normal part of the Company’s operations. The Company also evaluates its financial contracts to determine whether any embedded derivatives are required to be bifurcated and separately accounted for as freestanding derivatives.

Certain derivatives used as risk management tools are designated as accounting hedges and are used to mitigate the Company’s exposure to changes in interest rates or other identified market risks. The Company prepares written hedge documentation for all derivatives which are designated as hedges of (i) changes in the fair value of a recognized asset or liability (fair value hedge) attributable to a specified risk or (ii) a forecasted transaction, such as the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). The written hedge documentation includes identification of, among other items, the risk management objective, hedging instrument, hedged item, and methodologies for assessing and measuring hedge effectiveness, along with support for management’s assertion that the hedge will be highly effective. Methodologies related to hedge effectiveness include (i) statistical regression analysis of changes in the cash flows of the actual derivative and hypothetical derivatives, or (ii) statistical regression analysis of changes in the fair values of the actual derivative and the hedged item.

Truist Financial Corporation 53

For designated hedging relationships, the Company generally performs subsequent assessments of hedge effectiveness using a qualitative approach.

Below is a summary of the cash flow and fair value hedge programs utilized by Truist:

	Cash Flow Hedges	Fair Value Hedges
Risk exposure	Variability in cash flows of interest payments on floating rate loans, overnight funding, and various SOFR and other funding instruments.	Changes in value on fixed rate long-term debt, FHLB advances, loans and AFS securities due to changes in interest rates.
Risk management objective	Hedge the variability in the interest payments and receipts on future cash flows for forecasted transactions related to the first unhedged payments and receipts of variable interest due to changes in the contractually specified interest rate.	Convert the fixed rate paid or received to a floating rate, primarily through the use of swaps.
Treatment during the hedge period	Changes in value of the hedging instruments are recognized in AOCI until the related cash flows from the hedged item are recognized in earnings. The amount reclassified to earnings is recorded in the same line item as the earnings effect of the hedged item.	Changes in value of both the hedging instruments and the assets or liabilities being hedged are recognized in the income statement line item associated with the asset or liability being hedged.
Treatment if hedge ceases to be highly effective or is terminated	Hedge is dedesignated. Changes in value recorded in AOCI before dedesignation are amortized to yield over the period the forecasted hedged transactions impact earnings.	If hedged item remains outstanding, the basis adjustment that resulted from hedging is amortized into earnings through the maturity date of the instrument, and cash flows from terminated hedges are reported in the same category as the cash flows from the hedged item.
Treatment if transaction is no longer probable of occurring during forecast period or within a short period thereafter	Hedge accounting ceases and any gain or loss in AOCI is recognized in earnings immediately.	Not applicable

Derivatives expose the Company to risk that the counterparty to the derivative contract does not perform as expected. The Company manages its exposures to counterparty credit risk associated with derivatives by entering into transactions with counterparties with defined exposure limits based on their credit quality and in accordance with established policies and procedures. All counterparties are reviewed regularly as part of the Company’s credit risk management practices and appropriate action is taken to adjust the exposure limits to certain counterparties as necessary. The Company’s derivative transactions are generally governed by ISDA agreements or other legally enforceable industry standard master netting agreements. In certain cases and depending on the nature of the underlying derivative transactions, bilateral collateral agreements are also utilized.

The Company and its subsidiaries are subject to OTC derivative clearing requirements, which require certain derivatives to be cleared through central clearing houses. These clearing houses require the Company to post initial and variation margin to mitigate the risk of non-payment, the latter of which is received or paid daily based on the net asset or liability of the contracts. The Company applies settlement to market treatment for the cash collateralizing derivative contracts with certain centrally cleared counterparties.

When the Company has more than one outstanding derivative transaction with a single counterparty, and there exists a legal right of setoff with that counterparty, the Company considers its exposure to the counterparty to be the net fair value of its derivative positions with that counterparty. If the net fair value is positive, then the corresponding asset value also reflects cash collateral held. The Company offsets derivative transactions with a single counterparty as well as any cash collateral paid to and received from that counterparty for derivative contracts that are subject to ISDA or other legally enforceable netting arrangements and meet accounting guidance for offsetting treatment.

For additional information on the Company’s derivative activities, see “Note 19. Fair Value Disclosures” and “Note 20. Derivative Financial Instruments.”

54 Truist Financial Corporation

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business combinations. Truist allocates goodwill to the reporting unit(s) that are expected to benefit from the synergies of the business combination.

The goodwill of each reporting unit is reviewed for impairment on an annual basis as of October 1 or more often if events or circumstances indicate that it is more-likely-than-not that the fair value of a reporting unit is below its carrying value. If, after assessing all relevant events or circumstances, Truist concludes that it is more-likely-than-not that the fair value of a reporting unit is below its carrying value, then a quantitative impairment test is required. Truist may also elect to bypass the qualitative assessment and proceed directly to a quantitative impairment test. In the quantitative test, the fair value of a reporting unit is compared to the carrying value of the reporting unit. If the fair value of a reporting unit is greater than the carrying value, then there is no impairment. If the fair value is less than the carrying value, then an impairment loss is recorded for the amount that the carrying value exceeds the fair value, not to exceed the total amount of goodwill assigned to the reporting unit.

The quantitative impairment test estimates the fair value of the reporting units using the income and market-based approaches. The inputs and assumptions specific to each reporting unit are incorporated in the valuations, including projections of future cash flows, discount rates, and applicable valuation multiples based on the comparable public company information. The income approach utilizes a discounted cash flow analysis of multi-year financial forecasts developed for each reporting unit by considering several inputs and assumptions. The market based approach utilizes comparable public company information, key valuation multiples, and considers a market control premium associated with cost synergies and other cash flow benefits that arise from obtaining control over a reporting unit, and guideline transactions, when applicable. Truist also assesses the reasonableness of the aggregate estimated fair value of the reporting units by comparison to its market capitalization over a reasonable period of time, including consideration of historic bank control premiums and the current market.

CDI and other intangible assets include premiums paid for acquisitions of core deposits and other identifiable intangible assets. Intangible assets other than goodwill, which are determined to have finite lives, are amortized over their useful lives, based upon the estimated economic benefits received. For additional information on the Company’s activities related to goodwill and other intangibles, see “Note 8. Goodwill and Other Intangible Assets.”

Loan Servicing Rights

Truist has three classes of servicing rights for which it separately manages the economic risks: residential MSRs, commercial MSRs, and other loan servicing rights. Loan servicing rights are accounted for at fair value with changes in fair value recorded in Mortgage banking income and Other income on the Consolidated Statements of Income. The fair value of servicing rights is impacted by a variety of factors, including prepayment assumptions, discount rates, delinquency rates, contractually specified servicing fees, servicing costs, and underlying portfolio characteristics. These risks are hedged with various derivative instruments that are intended to mitigate the income statement effect to changes in fair value. The underlying assumptions and estimated values are corroborated by values received from independent third parties and comparisons to market transactions. For additional information on the Company’s servicing rights, see “Note 9. Loan Servicing.”

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value. The Company classifies inputs used in valuation techniques within the fair value hierarchy discussed in “Note 19. Fair Value Disclosures.”

When measuring assets and liabilities at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. Assets and liabilities that are required to be measured at fair value on a recurring basis include trading securities, derivative instruments, AFS securities, and certain other equity securities. Assets and liabilities that the Company has elected to measure at fair value on a recurring basis include trading loans, loans originated to be sold and classified as LHFS, and loan servicing rights. Other assets and liabilities are measured at fair value on a non-recurring basis, such as when assets are evaluated for impairment, and subsequently carried at LOCOM. For additional information on the Company’s valuation of assets and liabilities held at fair value, see “Note 19. Fair Value Disclosures.”

Truist Financial Corporation 55

Equity-Based Compensation

Truist maintains various equity-based compensation plans that provide for the granting of RSAs, RSUs, and PSUs to selected teammates and directors. Truist values share-based awards at the grant date fair value and recognizes the expense over the requisite service period taking into account retirement eligibility. Compensation expense is recognized in Personnel expense in the Consolidated Statements of Income. Forfeitures are recognized as they occur. For additional information on the Company’s stock-based compensation plans, see “Note 16. Benefit Plans.”

Pension and Postretirement Benefit Obligations

Truist offers various pension plans and postretirement benefit plans to teammates. Calculation of the obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions. The discount rate assumption used to measure the postretirement benefit obligations is set by reference to an AA Above Median corporate bond yield curve and the individual characteristics of the plans such as projected cash flow patterns and payment durations. The expected long-term rate of return on assets is based on the expected returns for each major asset class in which the plan invests, adjusted for the weight of each asset class in the target mix. For additional information on the Company’s pension plans and postretirement benefit plans, see “Note 16. Benefit Plans.”

Revenue Recognition

In the ordinary course of business, the Company recognizes two primary types of revenue in its Consolidated Statements of Income, Interest income, and Noninterest income. The Company’s principal source of revenue is Interest income from loans and securities, which is recognized on an accrual basis using the effective interest method. For information on the Company’s policies for recognizing Interest income on loans and securities, see the “Loans and Leases,” “LHFS,” “Trading Activities,” and “Investment Securities” sections within this Note.

Noninterest income includes revenue from various types of transactions and services provided to clients. The Company recognizes revenue from contracts with customers as performance obligations are satisfied. Performance obligations are typically satisfied in one year or less. Truist elected the practical expedient to expense the incremental costs of obtaining a contract when incurred when the amortization period is one year or less. As of December 31, 2023 and 2022, remaining performance obligations consisted primarily of investment banking services for contracts with an original expected length of one year or less.

Transaction and service-based revenues

Transaction and service-based revenues include Wealth management income, Investment banking income, Service charges on deposits, and Card and payment related fees. Revenue is recognized at a point in time when the transactions occur or over time as services are performed primarily over monthly or quarterly periods. Payment is typically received in the period the transactions occur or, in some cases, within 90 days of the service period. Fees may be fixed or, where applicable, based on a percentage of transaction size or managed assets. These revenues, and their relationship to the Company’s operating segments, are further described by type below. Refer to “Note 22. Operating Segments” for information on segment results.

Wealth management income includes trust and investment management income, retail investment and brokerage services, and investment advisory and other specialty wealth management fees. The Company’s execution of these services represents its related performance obligations. The Company generally recognizes trust and investment management and advisory revenue over time as services are rendered based on either a percentage of the market value of the assets under management or advisement, or fixed based on the services provided to the client. Fees are generally swept from the client’s account either in advance of or in arrears based on the prior period’s asset balances under management or advisement. The Company also offers selling and distribution services and earns commissions through the sale of annuity and mutual fund products, acting as agent in these transactions and recognizing revenue at a point in time when the client enters into an agreement with the product carrier. The Company may also receive trailing commissions and 12b-1 fees related to mutual fund and annuity products and recognizes this revenue in the period earned. Retail trade execution commissions are earned and recognized on the trade date with payment on the settlement date. Wealth management income is included in the WB operating segment.

56 Truist Financial Corporation

Investment banking and trading income includes securities underwriting fees, advisory fees, loan syndication fees, structured real estate income, and trade execution services revenue. Underwriting fees are earned on the trade date when the Company, as a member of an underwriting syndicate, purchases the securities from the issuer and sells the securities to third-party investors. Each member of the syndicate is responsible for selling its portion of the underwriting and is liable for the proportionate costs of the underwriting; therefore, the Company’s portion of underwriting revenue and expense is presented gross within noninterest income and noninterest expense. The transaction price is based on a percentage of the total transaction amount and payments are settled shortly after the trade date. Fees for merger and acquisition advisory services, including various activities such as business valuation, identification of potential targets or acquirers, and the issuance of fairness opinions, are generally earned and recognized by the Company when performance obligations are satisfied. The Company’s execution of the advisory services related to these fees represents its performance obligations. The Company is the principal when rendering these services. The transaction price is based on contractually specified terms agreed upon with the client for each advisory service. Loan syndication fees are typically recognized at the closing of a loan syndication transaction. Structured real estate income is recognized when an existing build-to-suit or sale-leaseback asset is sold. The proceeds, net of closing costs, are reduced by the carrying value of the underlying leased asset. Revenue related to corporate trade execution services is earned and recognized on the trade date with payment on the settlement date. Investment banking and trading income is included in the WB operating segment.

Service charges on deposits include account maintenance, cash and treasury management, wire transfers, ATM, overdraft, and other deposit-related fees. The Company’s execution of the services related to these fees represents its performance obligations. Each of these performance obligations are either satisfied over time or at a point in time as the services are provided to the client. The Company is the principal when rendering these services. Payments for services provided are either withdrawn from client accounts as services are rendered or in the billing period following the completion of the service. The transaction price for each of these fees is based on the Company’s predetermined fee schedules. Service charges on deposits are recognized in the CSBB and WB operating segments.

Card and payment related fees include interchange fees from credit and debit cards, merchant acquirer revenue, and other card related services. Interchange fees are earned by the Company each time a request for payment is initiated by a client at a merchant for which the Company transfers the funds on behalf of the client. Interchange rates are set by the payment network and are based on purchase volumes and other factors. Interchange fees are received daily and recognized at a point in time when the card transaction is processed, which represents the Company’s related performance obligation. The Company is considered an agent of the client and incurs costs with the payment network to facilitate the interchange with the merchant; therefore, the related payment network expense is recognized as a reduction of card fees. Truist also offers rewards and/or rebates to its client based on card usage. The costs associated with these programs are recognized as a reduction of card fees. Card and payment related fees are recognized in the CSBB and WB operating segments.

Earnings Per Share

Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period, plus common share equivalents calculated for stock options, warrants, and restricted stock outstanding using the treasury stock method, except in a net loss where diluted EPS is equal to basic. For additional information on the Company’s EPS, see “Note 21. Computation of EPS.”

Related Party Transactions

The Company periodically enters into transactions with certain of its executive officers, directors, affiliates, trusts, and/or other related parties in its ordinary course of business. The Company is required to disclose material related party transactions, other than certain compensation and other arrangements entered into in the normal course of business. For additional information on the Company’s related party activities, see “Note 3. Business Combinations, Divestitures, and Noncontrolling Interests,” “Note 16. Benefit Plans,” and “Note 17. Commitments and Contingencies.”

Subsequent Events

The Company evaluated events that occurred between December 31, 2023 and the date the accompanying financial statements were issued, and there were no material events, other than those already discussed, that would require recognition in the Company’s Consolidated Financial Statements or disclosure in the accompanying Notes. For additional information on the Company’s subsequent events, see “Note 2. Discontinued Operations” and “Note 3. Business Combinations, Divestitures, and Noncontrolling Interests.”

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Changes in Accounting Principles and Effects of New Accounting Pronouncements

Standard / Adoption Date	Description	Effects on the Financial Statements
Standards Adopted During the Current Year
Troubled Debt Restructurings and Vintage Disclosures January 1, 2023	Eliminates TDRs, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors made to borrowers experiencing financial difficulty. Additionally, requires disclosure of current-period gross write-offs by year of origination for financing receivables and net investment in leases.
Truist adopted this standard on a modified-retrospective basis. Upon adoption, the Company eliminated the separate ACL estimation process for loans classified as TDRs. The adoption of this standard did not have a material impact on the financial statements. The Company’s revised disclosures in accordance with the new standard are included in “Note 6. Loans and ACL.”

Fair Value Hedging – Portfolio Layer Method January 1, 2023
Introduces the portfolio layer method, which expands the current single-layer method to allow multiple hedged layers of a single closed portfolio. Additionally, expands the scope of the portfolio layer method to include non-prepayable assets, specifies eligible hedging instruments in a single-layer hedge, provides additional guidance on the accounting for and disclosure of hedge basis adjustments under the portfolio layer method and specifies how hedge basis adjustments should be considered when determining credit losses for the assets included in the closed portfolio.
The adoption of this standard did not have a material impact on the Company’s active last-of-layer hedges.
Investments in Tax Credit Structures January 1, 2023	Allows reporting entities to elect to account for qualifying equity investments using the proportional amortization method, regardless of the program giving rise to the related income tax credits. Previously, reporting entities were only permitted to apply the proportional amortization method to qualifying equity investments in low-income housing tax credit structures.
Truist adopted this standard early on a modified-retrospective basis. The adoption of this standard did not have a material impact on the financial statements. Refer to “Note 17. Commitments and Contingencies” for additional information regarding tax credit investments.

Standards Not Yet Adopted
Improvements to Income Tax Disclosures January 1, 2025
Improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures.
Truist is evaluating the impact of this standard on its disclosures. This standard relates to footnote disclosures only.
Improvements to Reportable Segment Disclosures December 31, 2024	Improves reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses.	Truist is evaluating the impact of this standard on its disclosures. This standard relates to footnote disclosures only.

58 Truist Financial Corporation

NOTE 2. Discontinued Operations

On February 20, 2024, the Company entered into an agreement to sell the remaining 80% stake of the common equity in TIH to an investor group led by Stone Point Capital LLC and Clayton, Dubilier & Rice for a purchase price that implied an enterprise value for TIH of $15.5 billion. The divestiture of TIH represents a strategic shift that has a major effect on our operations and financial results. The Company reclassified all of the assets and liabilities of TIH to discontinued operations in connection with the announcement of the disposition of the business. As such, financial information attributed to TIH has been recast to reflect discontinued operations for the periods presented herein. The following footnotes reflect the impact of discontinued operations: “Note 1. Basis of Presentation,” “Note 2. Discontinued Operations,” “Note 3. Business Combinations, Divestitures, and Noncontrolling Interests,” “Note 7. Premises and Equipment,” “Note 8. Goodwill and Other Intangible Assets,” “Note 10. Other Assets and Liabilities,” “Note 15. Income Taxes,” “Note 16. Benefit Plans,” “Note 21. Computation of EPS,” and “Note 22. Operating Segments.”

The following is a summary of the assets and liabilities of discontinued operations:

(Dollars in millions)	December 31,
	2023	2022
Assets of discontinued operations:
Cash and due from banks	$72	$89
Interest-bearing deposits with banks	342	334
Premises and equipment	72	78
Goodwill	3,745	3,780
CDI and other intangible assets	1,251	1,359
Other assets	2,173	2,015
Total assets of discontinued operations	$7,655	$7,655
Liabilities of discontinued operations:
Other liabilities	$3,539	$3,081
Total liabilities of discontinued operations	$3,539	$3,081

The following presents operating results of TIH classified as discontinued operations:

(Dollars in millions)	Year Ended December 31,
	2023	2022	2021
Interest Income
Interest on other earning assets	$68	$3	$3
Total interest income	68	3	3
Noninterest income
Insurance income	3,372	3,058	2,641
Other income	20	28	7
Total noninterest income	3,392	3,086	2,648
Noninterest Expense
Personnel expense	2,138	1,909	1,634
Professional fees and outside processing	149	89	68
Software expense	61	45	32
Net occupancy expense	57	54	51
Amortization of intangibles	132	128	102
Equipment expense	28	29	29
Marketing and customer development	37	31	17
Merger-related and restructuring charges	55	47	29
Other expense	223	117	77
Total noninterest expense	2,880	2,449	2,039
Earnings
Income before income taxes from discontinued operations	580	640	612
Provision for income taxes	124	152	148
Net income from discontinued operations	456	488	464
Noncontrolling interests	44	7	—
Net income from discontinued operations attributable to controlling interest	$412	$481	$464

Truist Financial Corporation 59

The components of net cash provided by operating, investing, and financing activities of discontinued operations included in the Consolidated Statements of Cash Flows are as follows:

(Dollars in millions)	Year Ended December 31,
	2023	2022	2021
Net cash from operating activities	$985	$863	$701
Net cash from investing activities	(41)	(1,134)	(794)
Net cash from financing activities	(954)	344	386

On May 6, 2024, the Company completed the sale, which resulted in after-tax cash proceeds to Truist of approximately $10.1 billion. The transaction improves Truist’s relative capital position and allows Truist to maintain strategic flexibility. Upon closing, the transaction resulted in a full deconsolidation of the TIH subsidiary from Truist and resulted in an approximate after-tax gain of approximately $4.7 billion.

In connection with the sale of TIH, the Company has entered into various agreements with entities controlled by the buyers and TIH, including a transition services agreement and several commercial agreements, ranging from one to seven years. The transition services agreement includes the following support services: information technology, finance and accounting, human resources, marketing and communications, procurement, and real estate. The Company will be compensated for such services on a monthly basis. The commercial agreements represent arrangements for both the Company and TIH to continue engaging in certain business activities after the completion of the sale. Such activities include referral services and certain brokerage and administration services. In addition, TIH will retain its depository relationship with Truist Bank after completion of the sale. TIH holds the majority of its cash in depository accounts with Truist Bank. TIH held $1.6 billion and $2.1 billion of deposits at Truist Bank as of December 31, 2023 and 2022, respectively. Such deposits are not presented in assets of discontinued operations as they are eliminated upon consolidation.

60 Truist Financial Corporation

NOTE 3. Business Combinations, Divestitures, and Noncontrolling Interests

Mergers and Acquisitions

In 2022, Truist completed the acquisitions of businesses in the insurance brokerage and specialty lending industries. Truist paid cash consideration to acquire 100% of the voting interests in these entities. The following table provides additional details related to these acquisitions and the fair value of certain tangible and intangible assets as of the acquisition date:

	Acquiree
(Dollars in millions)	BankDirect Capital Finance(1)	BenefitMall(2)	Kensington Vanguard National Land Services(2)
Date acquired	Nov 1, 2022	Sep 1, 2022	Mar 1, 2022
Segment	C&CB / WB	IH	IH
Strategic rationale	Increases scale and product offerings for premium finance business	Broadens products and services within benefit wholesale insurance business	Expands presence in the title insurance market
Loans and leases	$3,067	$—	$—
Intangible assets	111	336	138
Goodwill	189	494	195
(1)Identifiable intangible assets for BankDirect Capital Finance are being amortized over a weighted average term of 15 years based on the estimated duration of economic benefits received.
(2)BenefitMall and Kensington Vanguard National Land Services are wholly owned subsidiaries of TIH. The assets and liabilities of BenefitMall and Kensington Vanguard National Land Services were reclassified as discontinued operations. Refer to “Note 2. Discontinued Operations” for additional information.

Divestitures and Noncontrolling Interest

On April 3, 2023, the Company completed its sale of a 20% stake of the common equity in TIH, which was previously wholly owned by Truist, to an investor group led by Stone Point Capital, LLC for $1.9 billion, with the proceeds, net of tax, recognized as an increase to shareholders’ equity. In connection with the transaction, the noncontrolling interest holder received profits interest representing 3.75% coverage on TIH’s fully diluted equity value at transaction close, and certain consent and exit rights commensurate with a noncontrolling investor. Including these profits interests, the noncontrolling interest holder is allocated approximately 23% of TIH pretax net income. Also in conjunction with the same transaction, TIH granted certain event-vested profits interests and appreciation units, representing 4.50% coverage on TIH’s fully diluted equity value at grant, to various TIH employees and officers in the second quarter of 2023. These awards vested upon the May 6, 2024 completion of the sale.

On February 20, 2024, the Company entered into an agreement to sell the remaining 80% stake of the common equity in TIH to an investor group led by Stone Point Capital LLC. On May 6, 2024, the Company completed the sale. The transaction improves Truist’s relative capital position and allows Truist to maintain strategic flexibility. Refer to “Note 2. Discontinued Operations” for additional information related to TIH.

Truist Financial Corporation 61

NOTE 4. Securities Financing Activities

Securities purchased under agreements to resell are primarily collateralized by U.S. government or agency securities and are carried at the amounts at which the securities will be subsequently sold, plus accrued interest. Securities borrowed are primarily collateralized by corporate securities. The Company borrows securities and purchases securities under agreements to resell as part of its securities financing activities. On the acquisition date of these securities, the Company and the related counterparty agree on the amount of collateral required to secure the principal amount loaned under these arrangements. The Company monitors collateral values daily and calls for additional collateral to be provided as warranted under the respective agreements. The following table presents securities borrowed or purchased under agreements to resell:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Securities purchased under agreements to resell	$1,168	$2,415
Securities borrowed	1,210	766
Total securities borrowed or purchased under agreements to resell	$2,378	$3,181

Fair value of collateral permitted to be resold or repledged	$2,175	$3,058
Fair value of securities resold or repledged	12	864

For securities sold under agreements to repurchase, the Company would be obligated to provide additional collateral in the event of a significant decline in fair value of the collateral pledged. This risk is managed by monitoring the liquidity and credit quality of the collateral, as well as the maturity profile of the transactions. Refer to “Note 17. Commitments and Contingencies” for additional information related to pledged securities. The following table presents the Company’s related activity, by collateral type and remaining contractual maturity:

	December 31, 2023			December 31, 2022
(Dollars in millions)	Overnight and Continuous	Up to 30 days	Total	Overnight and Continuous	Up to 30 days	Total
U.S. Treasury	$12	$—	$12	$318	$—	$318
State and Municipal	415	—	415	272	—	272
GSE	—	—	—	74	—	74
Agency MBS – residential	—	1,500	1,500	1,019	26	1,045
Corporate and other debt securities	420	80	500	369	50	419
Total securities sold under agreements to repurchase	$847	$1,580	$2,427	$2,052	$76	$2,128

There were no securities financing transactions subject to legally enforceable master netting arrangements that were eligible for balance sheet netting for the periods presented.
62 Truist Financial Corporation

NOTE 5. Investment Securities

The following tables summarize the Company’s AFS and HTM securities:

December 31, 2023 (Dollars in millions)	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
AFS securities:
U.S. Treasury	$10,511	$2	$472	$10,041
GSE	393	3	34	362
Agency MBS – residential	60,989	—	9,700	51,289
Agency MBS – commercial	2,817	—	569	2,248
States and political subdivisions	421	17	13	425
Non-agency MBS	3,698	—	717	2,981
Other	20	—	—	20
Total AFS securities	$78,849	$22	$11,505	$67,366
HTM securities:
Agency MBS – residential	$54,107	$—	$9,477	$44,630

December 31, 2022 (Dollars in millions)	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
AFS securities:
U.S. Treasury	$11,080	$—	$785	$10,295
GSE	339	—	36	303
Agency MBS – residential	65,377	—	10,152	55,225
Agency MBS – commercial	2,887	—	463	2,424
States and political subdivisions	425	15	24	416
Non-agency MBS	3,927	—	810	3,117
Other	21	—	—	21
Total AFS securities	$84,056	$15	$12,270	$71,801
HTM securities:
Agency MBS – residential	$57,713	$—	$9,922	$47,791

The amortized cost and estimated fair value of certain MBS securities issued by FNMA and FHLMC that exceeded 10% of shareholders’ equity are shown in the table below:

	December 31, 2023
(Dollars in millions)	Amortized Cost	Fair Value
FNMA	$39,872	$33,241
FHLMC	40,448	33,473

The amortized cost and estimated fair value of the securities portfolio by contractual maturity are shown in the following table. The expected life of MBS may be shorter than the contractual maturities because borrowers have the right to prepay their obligations with or without penalties.

	Amortized Cost					Fair Value
December 31, 2023 (Dollars in millions)	Due in one year or less	Due after one year through five years	Due after five years through ten years	Due after ten years	Total	Due in one year or less	Due after one year through five years	Due after five years through ten years	Due after ten years	Total
AFS securities:
U.S. Treasury	$3,603	$6,865	$14	$29	$10,511	$3,567	$6,436	$13	$25	$10,041
GSE	—	7	11	375	393	—	7	10	345	362
Agency MBS – residential	—	129	450	60,410	60,989	—	123	427	50,739	51,289
Agency MBS – commercial	—	—	71	2,746	2,817	—	—	67	2,181	2,248
States and political subdivisions	28	70	168	155	421	28	68	177	152	425
Non-agency MBS	—	—	218	3,480	3,698	—	—	169	2,812	2,981
Other	—	8	12	—	20	—	8	12	—	20
Total AFS securities	$3,631	$7,079	$944	$67,195	$78,849	$3,595	$6,642	$875	$56,254	$67,366
HTM securities:
Agency MBS – residential	$—	$—	$—	$54,107	$54,107	$—	$—	$—	$44,630	$44,630

Truist Financial Corporation 63

The following tables present the fair values and gross unrealized losses of investments based on the length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 months		12 months or more		Total
December 31, 2023 (Dollars in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AFS securities:
U.S. Treasury	$356	$2	$8,806	$470	$9,162	$472
GSE	16	—	255	34	271	34
Agency MBS – residential	258	4	51,006	9,696	51,264	9,700
Agency MBS – commercial	61	2	2,185	567	2,246	569
States and political subdivisions	35	—	243	13	278	13
Non-agency MBS	—	—	2,981	717	2,981	717
Other	—	—	20	—	20	—
Total	$726	$8	$65,496	$11,497	$66,222	$11,505
HTM securities:
Agency MBS – residential	$—	$—	$44,630	$9,477	$44,630	$9,477

	Less than 12 months		12 months or more		Total
December 31, 2022 (Dollars in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AFS securities:
U.S. Treasury	$2,069	$49	$8,186	$736	$10,255	$785
GSE	180	14	114	22	294	36
Agency MBS – residential	25,041	3,263	30,050	6,889	55,091	10,152
Agency MBS – commercial	790	92	1,631	371	2,421	463
States and political subdivisions	251	21	20	3	271	24
Non-agency MBS	—	—	3,117	810	3,117	810
Other	21	—	—	—	21	—
Total	$28,352	$3,439	$43,118	$8,831	$71,470	$12,270
HTM securities:
Agency MBS – residential	$29,369	$5,613	$18,422	$4,309	$47,791	$9,922

At December 31, 2023 and December 31, 2022, no ACL was established for AFS or HTM securities. Substantially all of the unrealized losses on the securities portfolio, including non-agency MBS, were the result of changes in market interest rates compared to the date the securities were acquired rather than the credit quality of the issuers or underlying loans. HTM debt securities consist of residential agency MBS. Accordingly, the Company does not expect to incur any credit losses on investment securities.

The following table presents gross securities gains and losses recognized in earnings:

(Dollars in millions)	Year Ended December 31,
	2023	2022	2021
Gross realized gains	$—	$13	$—
Gross realized losses	—	(84)	—
Securities gains (losses), net	$—	$(71)	$—

64 Truist Financial Corporation

NOTE 6. Loans and ACL

In the first quarter of 2023, the Company adopted the Troubled Debt Restructurings and Vintage Disclosures accounting standard. Certain newly required disclosures in this footnote are presented as of and for the period ended December 31, 2023 only as the adoption of this guidance did not impact the prior periods. As such, disclosures were provided related to TDRs as of December 31, 2022 and for the year ended December 31, 2022 under prior accounting standards. Refer to “Note 1. Basis of Presentation” for additional information.

The following tables present loans and leases HFI by aging category. Government guaranteed loans are not placed on nonperforming status regardless of delinquency because collection of principal and interest is reasonably assured. Truist sold its student loan portfolio at the end of the second quarter of 2023, which had a carrying value of $4.7 billion. The year ended December 31, 2023 includes $98 million of charge-offs related to the sale, which was previously provided for in the allowance.

	Accruing
December 31, 2023 (Dollars in millions)	Current	30-89 Days Past Due	90 Days Or More Past Due(1)	Nonperforming	Total
Commercial:
Commercial and industrial	$160,081	$230	$7	$470	$160,788
CRE	22,281	5	—	284	22,570
Commercial construction	6,658	—	1	24	6,683
Consumer:
Residential mortgage	54,261	639	439	153	55,492
Home equity	9,850	70	11	122	10,053
Indirect auto	21,788	669	2	268	22,727
Other consumer	28,296	271	21	59	28,647
Credit card	4,961	87	53	—	5,101
Total	$308,176	$1,971	$534	$1,380	$312,061
(1)Includes government guaranteed loans of $418 million in the residential mortgage portfolio.

	Accruing
December 31, 2022 (Dollars in millions)	Current	30-89 Days Past Due	90 Days Or More Past Due(1)	Nonperforming	Total
Commercial:
Commercial and industrial	$163,604	$256	$49	$398	$164,307
CRE	22,568	25	1	82	22,676
Commercial construction	5,844	5	—	—	5,849
Consumer:
Residential mortgage	55,005	614	786	240	56,645
Home equity	10,661	68	12	135	10,876
Indirect auto	27,015	646	1	289	27,951
Other consumer	27,289	187	13	44	27,533
Student	4,179	402	706	—	5,287
Credit card	4,766	64	37	—	4,867
Total	$320,931	$2,267	$1,605	$1,188	$325,991
(1)Includes government guaranteed loans of $759 million in the residential mortgage portfolio and $702 million in the student loan portfolio.

Truist Financial Corporation 65

The following tables present the amortized cost basis of loans by origination year and credit quality indicator:

December 31, 2023 (Dollars in millions)	Amortized Cost Basis by Origination Year						Revolving Credit	Loans Converted to Term	Other(1)
	2023	2022	2021	2020	2019	Prior				Total
Commercial:
Commercial and industrial:
Pass	$26,836	$29,877	$15,683	$8,436	$5,918	$11,539	$55,026	$—	$(211)	$153,104
Special mention	688	623	557	152	37	197	1,003	—	—	3,257
Substandard	754	628	428	290	289	367	1,201	—	—	3,957
Nonperforming	36	116	99	12	42	31	134	—	—	470
Total	28,314	31,244	16,767	8,890	6,286	12,134	57,364	—	(211)	160,788
Gross charge-offs	20	72	126	21	5	35	111			390
CRE:
Pass	3,760	4,931	2,651	1,903	2,813	2,666	1,221	—	(70)	19,875
Special mention	185	315	140	79	203	37	—	—	—	959
Substandard	259	350	190	65	243	289	56	—	—	1,452
Nonperforming	2	52	28	15	174	13	—	—	—	284
Total	4,206	5,648	3,009	2,062	3,433	3,005	1,277	—	(70)	22,570
Gross charge-offs	—	58	10	20	29	47	2	—	—	166
Commercial construction:
Pass	1,029	2,196	1,370	287	89	125	840	—	—	5,936
Special mention	3	218	208	—	—	—	1	—	—	430
Substandard	24	48	27	174	—	—	20	—	—	293
Nonperforming	—	23	—	—	1	—	—	—	—	24
Total	1,056	2,485	1,605	461	90	125	861	—	—	6,683
Gross charge-offs	—	5	—	—	—	—	—	—	—	5
Consumer:
Residential mortgage:
Current	2,846	13,481	16,509	5,738	2,822	12,865	—	—	—	54,261
30 - 89 days past due	10	52	43	38	40	456	—	—	—	639
90 days or more past due	7	22	25	31	28	326	—	—	—	439
Nonperforming	—	7	13	7	13	113	—	—	—	153
Total	2,863	13,562	16,590	5,814	2,903	13,760	—	—	—	55,492
Gross charge-offs	—	—	2	1	1	6	—	—	—	10
Home equity:
Current	—	—	—	—	—	—	6,175	3,675	—	9,850
30 - 89 days past due	—	—	—	—	—	—	47	23	—	70
90 days or more past due	—	—	—	—	—	—	7	4	—	11
Nonperforming	—	—	—	—	—	—	42	80	—	122
Total	—	—	—	—	—	—	6,271	3,782	—	10,053
Gross charge-offs	—	—	—	—	—	—	10	—	—	10
Indirect auto:
Current	4,611	8,049	4,689	2,479	1,330	639	—	—	(9)	21,788
30 - 89 days past due	83	213	150	86	71	66	—	—	—	669
90 days or more past due	—	1	1	—	—	—	—	—	—	2
Nonperforming	20	85	63	39	33	28	—	—	—	268
Total	4,714	8,348	4,903	2,604	1,434	733	—	—	(9)	22,727
Gross charge-offs	25	202	118	58	59	69	—	—	—	531
Other consumer:
Current	9,903	7,676	3,715	1,914	1,049	1,207	2,816	13	3	28,296
30 - 89 days past due	86	85	41	23	16	12	7	1	—	271
90 days or more past due	9	8	1	1	—	—	2	—	—	21
Nonperforming	6	14	14	8	6	10	—	1	—	59
Total	10,004	7,783	3,771	1,946	1,071	1,229	2,825	15	3	28,647
Gross charge-offs	97	166	93	50	34	14	23	—	—	477
Student:(2)
Gross charge-offs	—	—	—	—	—	108	—	—	—	108
Credit card:
Current	—	—	—	—	—	—	4,942	19	—	4,961
30 - 89 days past due	—	—	—	—	—	—	84	3	—	87
90 days or more past due	—	—	—	—	—	—	51	2	—	53
Total	—	—	—	—	—	—	5,077	24	—	5,101
Gross charge-offs	—	—	—	—	—	—	220	3	—	223
Total	$51,157	$69,070	$46,645	$21,777	$15,217	$30,986	$73,675	$3,821	$(287)	$312,061
Gross charge-offs	$142	$503	$349	$150	$128	$279	$366	$3	$—	$1,920

66 Truist Financial Corporation

December 31, 2022 (Dollars in millions)	Amortized Cost Basis by Origination Year						Revolving Credit	Loans Converted to Term	Other(1)
	2022	2021	2020	2019	2018	Prior				Total
Commercial:
Commercial and industrial:
Pass	$45,890	$21,642	$11,219	$8,258	$4,977	$9,686	$57,854	$—	$(199)	$159,327
Special mention	243	302	143	160	61	88	721	—	—	1,718
Substandard	518	387	113	413	249	187	997	—	—	2,864
Nonperforming	47	53	10	28	46	27	187	—	—	398
Total	46,698	22,384	11,485	8,859	5,333	9,988	59,759	—	(199)	164,307
CRE:
Pass	6,141	3,595	2,220	3,846	2,092	2,265	757	—	(70)	20,846
Special mention	106	118	74	229	281	5	18	—	—	831
Substandard	106	99	35	422	121	134	—	—	—	917
Nonperforming	—	3	—	—	77	2	—	—	—	82
Total	6,353	3,815	2,329	4,497	2,571	2,406	775	—	(70)	22,676
Commercial construction:
Pass	1,501	1,500	825	290	212	71	1,056	—	—	5,455
Special mention	80	—	93	—	—	—	35	—	—	208
Substandard	114	—	18	1	53	—	—	—	—	186
Total	1,695	1,500	936	291	265	71	1,091	—	—	5,849
Consumer:
Residential mortgage:
Current	13,824	17,340	6,167	3,084	1,384	13,206	—	—	—	55,005
30 - 89 days past due	55	61	32	37	43	386	—	—	—	614
90 or more days past due	5	31	62	62	91	535	—	—	—	786
Nonperforming	4	6	10	12	17	191	—	—	—	240
Total	13,888	17,438	6,271	3,195	1,535	14,318	—	—	—	56,645
Home equity:
Current	—	—	—	—	—	—	6,843	3,818	—	10,661
30 - 89 days past due	—	—	—	—	—	—	48	20	—	68
90 days or more past due	—	—	—	—	—	—	9	3	—	12
Nonperforming	—	—	—	—	—	—	44	91	—	135
Total	—	—	—	—	—	—	6,944	3,932	—	10,876
Indirect auto:
Current	11,646	7,141	4,105	2,461	1,096	559	—	—	7	27,015
30 - 89 days past due	147	174	111	100	60	54	—	—	—	646
90 days or more past due	1	—	—	—	—	—	—	—	—	1
Nonperforming	41	77	56	56	34	25	—	—	—	289
Total	11,835	7,392	4,272	2,617	1,190	638	—	—	7	27,951
Other consumer:
Current	11,270	5,805	3,167	1,814	865	1,061	3,278	29	—	27,289
30 - 89 days past due	68	44	26	20	10	7	10	2	—	187
90 days or more past due	8	1	1	1	—	—	2	—	—	13
Nonperforming	4	11	8	9	2	8	2	—	—	44
Total	11,350	5,861	3,202	1,844	877	1,076	3,292	31	—	27,533
Student:
Current	—	—	17	71	57	4,034	—	—	—	4,179
30 - 89 days past due	—	—	—	1	1	400	—	—	—	402
90 days or more past due	—	—	—	1	1	704	—	—	—	706
Total	—	—	17	73	59	5,138	—	—	—	5,287
Credit card:
Current	—	—	—	—	—	—	4,750	16	—	4,766
30 - 89 days past due	—	—	—	—	—	—	63	1	—	64
90 days or more past due	—	—	—	—	—	—	36	1	—	37
Total	—	—	—	—	—	—	4,849	18	—	4,867
Total	$91,819	$58,390	$28,512	$21,376	$11,830	$33,635	$76,710	$3,981	$(262)	$325,991
(1)Includes certain deferred fees and costs and other adjustments.
(2)Truist sold its student loan portfolio at the end of the second quarter of 2023. Charge-offs include $98 million related to the sale.
Truist Financial Corporation 67

ACL

The following tables present activity in the ACL:

(Dollars in millions)	Balance at Jan 1, 2021	Charge-Offs	Recoveries	Provision (Benefit)	Other(1)	Balance at Dec 31, 2021
Commercial:
Commercial and industrial	$2,204	$(243)	$107	$(642)	$—	$1,426
CRE	573	(10)	6	(219)	—	350
Commercial construction	81	(2)	4	(31)	—	52
Consumer:
Residential mortgage	368	(23)	12	(49)	—	308
Home equity	139	(16)	29	(56)	—	96
Indirect auto	1,198	(336)	92	68	—	1,022
Other consumer	783	(255)	74	112	—	714
Student	130	(24)	1	4	6	117
Credit card	359	(150)	37	104	—	350
ALLL	5,835	(1,059)	362	(709)	6	4,435
RUFC	364	—	—	(104)	—	260
ACL	$6,199	$(1,059)	$362	$(813)	$6	$4,695

(Dollars in millions)	Balance at Jan 1, 2022	Charge-Offs	Recoveries	Provision (Benefit)	Other(1)	Balance at Dec 31, 2022
Commercial:
Commercial and industrial	$1,426	$(143)	$87	$39	$—	$1,409
CRE	350	(13)	8	(121)	—	224
Commercial construction	52	(1)	5	(10)	—	46
Consumer:
Residential mortgage	308	(9)	16	84	—	399
Home equity	96	(13)	25	(18)	—	90
Indirect auto	1,022	(411)	91	279	—	981
Other consumer	714	(381)	79	358	—	770
Student	117	(22)	1	2	—	98
Credit card	350	(176)	34	152	—	360
ALLL	4,435	(1,169)	346	765	—	4,377
RUFC	260	—	—	12	—	272
ACL	$4,695	$(1,169)	$346	$777	$—	$4,649

(Dollars in millions)	Balance at Jan 1, 2023	Charge-Offs	Recoveries	Provision (Benefit)	Other(1)	Balance at Dec 31, 2023
Commercial:
Commercial and industrial	$1,409	$(390)	$70	$315	$—	$1,404
CRE	224	(166)	3	555	—	616
Commercial construction	46	(5)	3	130	—	174
Consumer:
Residential mortgage	399	(10)	6	(16)	(81)	298
Home equity	90	(10)	23	(14)	—	89
Indirect auto	981	(531)	107	372	13	942
Other consumer	770	(477)	78	520	(1)	890
Student(2)	98	(108)	—	10	—	—
Credit card	360	(223)	35	216	(3)	385
ALLL	4,377	(1,920)	325	2,088	(72)	4,798
RUFC	272	—	—	21	2	295
ACL	$4,649	$(1,920)	$325	$2,109	$(70)	$5,093
(1)Includes the amounts for the ALLL for PCD acquisitions, the impact of adopting the Troubled Debt Restructurings and Vintage Disclosures accounting standard, and other activity.
(2)Truist sold its student loan portfolio at the end of the second quarter of 2023. Charge-offs include $98 million related to the sale.

The commercial ALLL increased $515 million and the consumer ALLL decreased $119 million for the year ended December 31, 2023. The increase in the commercial ALLL primarily reflects an increase in reserves related to the CRE and commercial construction portfolios. The decrease in the consumer ALLL for the year-to-date period primarily reflects the sale of the student loan portfolio in the second quarter, as well as impacts associated with the adoption of the Troubled Debt Restructurings and Vintage Disclosure accounting standard in the first quarter of 2023. These decreases were partially offset by an increase related to the other consumer portfolio that was primarily driven by loan growth.

68 Truist Financial Corporation

The quantitative models have been designed to estimate losses using macro-economic forecasts over a reasonable and supportable forecast period of two years, followed by a reversion to long-term historical loss conditions over a one-year period. Forecasts of macroeconomic variables used in loss forecasting include, but are not limited to, unemployment trends, U.S. real GDP, corporate credit spreads, property values, home price indices, and used car prices.

The overall economic forecast incorporates a third-party baseline forecast that is adjusted to reflect Truist’s interest rate outlook. Management also considers optimistic and pessimistic third-party macro-economic forecasts in order to capture uncertainty in the economic environment. These forecasts, along with the primary economic forecast, are weighted 40% baseline, 30% optimistic, and 30% pessimistic in the December 31, 2023 ACL, unchanged since December 31, 2022. While the scenario weightings were unchanged, the forecast scenario reflected deterioration in certain economic variables (e.g., GDP) over the reasonable and supportable forecast period when compared to the prior year. The overall economic forecast shaping the ACL estimate at December 31, 2023 included GDP growth in the low-single digits and an unemployment rate near mid-single digits.

Quantitative models have certain limitations with respect to estimating expected losses, particularly in times of rapidly changing macro-economic conditions and forecasts. As a result, management believes that the qualitative component of the ACL, which incorporates management’s expert judgment related to expected future credit losses, will continue to be an important component of the ACL for the foreseeable future. The December 31, 2023 ACL estimate includes adjustments to consider the impact of current and expected events or risks not captured by the loss forecasting models, the outcomes of which are uncertain and may not be completely considered by quantitative models. Refer to “Note 1. Basis of Presentation” for additional information.

NPAs

The following table provides a summary of nonperforming loans and leases, excluding LHFS:

	December 31, 2023		December 31, 2022
	Recorded Investment		Recorded Investment
(Dollars in millions)	Without an ALLL	With an ALLL	Without an ALLL	With an ALLL
Commercial:
Commercial and industrial	$123	$347	$120	$278
CRE	154	130	75	7
Commercial construction	—	24	—	—
Consumer:
Residential mortgage	1	152	4	236
Home equity	1	121	2	133
Indirect auto	20	248	3	286
Other consumer	—	59	—	44
Total	$299	$1,081	$204	$984

The following table presents a summary of nonperforming assets and residential mortgage loans in the process of foreclosure:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Nonperforming loans and leases HFI	$1,380	$1,188
Nonperforming LHFS	51	—
Foreclosed real estate	3	4
Other foreclosed property	54	58
Total nonperforming assets	$1,488	$1,250

Residential mortgage loans in the process of foreclosure	$214	$248

Truist Financial Corporation 69

Loan Modifications

The following tables summarize the amortized cost basis and the weighted average financial effect of loans to borrowers experiencing financial difficulty that were modified during the year, disaggregated by class of financing receivable and type of modification granted. These tables include modification activity that occurred on or after January 1, 2023.

Year Ended December 31, 2023 (Dollars in millions)	Renewals	Term Extensions	Capitalizations	Payment Delays	Combination - Interest Rate Adjustment and Term Extension	Combination - Capitalization and Term Extension	Combination - Capitalization, Interest Rate and Term Extension	Other	Total Modified Loans	Percentage of Total Class of Financing Receivable
Commercial:
Commercial and industrial	$1,158	$51	$—	$24	$65	$—	$—	$27	$1,325	0.82%
CRE	347	—	—	72	—	—	—	—	419	1.86
Commercial construction	25	—	—	—	—	—	—	—	25	0.37
Consumer:
Residential mortgage	—	111	104	58	2	310	61	5	651	1.17
Home equity	—	—	—	2	9	—	—	2	13	0.13
Indirect auto	—	26	—	896	16	—	—	7	945	4.16
Other consumer	—	21	—	1	5	—	—	1	28	0.10
Credit card	—	—	—	—	—	—	—	20	20	0.39
Total	$1,530	$209	$104	$1,053	$97	$310	$61	$62	$3,426	1.10

70 Truist Financial Corporation

Year Ended December 31, 2023
Loan Type	Financial Effect
Renewals
Commercial and industrial	Extended the term by 7 months and increased the interest rate by 0.6%
CRE	Extended the term by 11 months and increased the interest rate by 0.2%
Commercial construction	Extended the term by 21 months and increased the interest rate by 0.3%
Term Extensions
Commercial and industrial	Extended the term by 3 months.
Residential mortgage	Extended the term by 131 months.
Indirect auto	Extended the term by 23 months.
Other consumer	Extended the term by 24 months.
Capitalizations
Residential mortgage	Capitalized a portion of forborne loan and other advanced payments into the outstanding loan balance.
Payment Delays
Commercial and industrial	Provided 183 days of payment deferral.
CRE	Provided 232 days of payment deferral.
Residential mortgage	Provided 209 days of payment deferral.
Home equity	Provided 167 days of payment deferral.
Indirect auto	Provided 146 days of payment deferral.
Other consumer	Provided 154 days of payment deferral.
Combination - Interest Rate Adjustment and Term Extension
Commercial and industrial	Extended the term by 45 months and increased the interest rate by 2%.
Residential mortgage	Extended the term by 107 months and increased the interest rate by 0.5%.
Home equity	Extended the term by 262 months and decreased the interest rate by 3%.
Indirect auto	Extended the term by 11 months and decreased the interest rate by 6%.
Other consumer	Extended the term by 59 months and decreased the interest rate by 1%.
Combination - Capitalization and Term Extension
Residential mortgage	Capitalized a portion of forborne loan and other advanced payments into the outstanding loan balance and extended the term by 99 months.
Combination - Capitalization, Interest Rate and Term Extension
Residential mortgage	Capitalized a portion of forborne loan and other advanced payments into the outstanding loan balance, extended the term by 130 months, and decreased the interest rate by 0.2%.

The tables above exclude trial modifications totaling $47 million as of December 31, 2023. Such modifications will be included in the modification activity disclosure if the borrower successfully completes the trial period and the loan modification is finalized.

As of December 31, 2023, Truist had $702 million in unfunded lending commitments related to the modified obligations summarized in the tables above.

Upon Truist’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

Truist Financial Corporation 71

Truist closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. The following table summarizes the period-end delinquency status and amortized cost of loans that were modified since January 1, 2023. The period-end delinquency status of loans that were modified are disclosed at amortized cost and reflect the impact of any paydowns, payoffs, and/or charge-offs that occurred subsequent to modification.

	Payment Status (Amortized Cost Basis)
December 31, 2023 (Dollars in millions)	Current	30-89 Days Past Due	90 Days or More Past Due	Total
Commercial:
Commercial and industrial	$887	$48	$92	$1,027
CRE	233	11	1	245
Commercial construction	22	—	—	22
Consumer:
Residential mortgage	427	116	90	633
Home equity	11	—	—	11
Indirect auto	730	148	20	898
Other consumer	24	1	—	25
Credit card	11	3	2	16
Total	$2,345	$327	$205	$2,877
Total nonaccrual loans included above	$155	$85	$137	$377

The following table provides the amortized cost basis of financing receivables that were modified and were in payment default:

December 31, 2023 (Dollars in millions)	Renewals	Term Extensions	Capitalizations	Payment Delays	Combination - Capitalization and Term Extension	Combination - Capitalization, Interest Rate and Term Extension	Other	Total
Commercial:
Commercial and industrial	$72	$—	$—	$20	$—	$—	$—	$92
CRE	1	—	—	—	—	—	—	1
Consumer:
Residential mortgage	—	13	6	34	31	5	1	90
Indirect auto	—	1	—	17	—	—	2	20
Credit card	—	—	—	—	—	—	2	2
Total	$73	$14	$6	$71	$31	$5	$5	$205

TDRs

The following table presents a summary of TDRs:

(Dollars in millions)	Dec 31, 2022
Performing TDRs:
Commercial:
Commercial and industrial	$136
CRE	5
Commercial construction	1
Consumer:
Residential mortgage	1,252
Home equity	51
Indirect auto	462
Other consumer	31
Student	30
Credit card	18
Total performing TDRs	1,986
Nonperforming TDRs	214
Total TDRs	$2,200
ALLL attributable to TDRs	$152

The primary type of modification for TDRs designated in 2022 and 2021 is summarized in the tables below. TDR balances represent the recorded investment at the end of the quarter in which the modification was made. The prior quarter balance represents recorded investment at the beginning of the quarter in which the modification was made. Rate modifications consist of TDRs made with below market interest rates, including those that also have modifications of loan structures.
72 Truist Financial Corporation

	As of / For the Year Ended December 31, 2022
	Type of Modification		Prior Quarter Loan Balance	Related ALLL at Period End
(Dollars in millions)	Rate	Structure
Newly designated TDRs:
Commercial	$66	$10	$78	$9
Consumer	496	627	1,107	56
Credit card	8	—	8	4
Re-modification of previously designated TDRs	113	133

	As of / For the Year Ended December 31, 2021
	Type of Modification		Prior Quarter Loan Balance	ALLL at Period End
(Dollars in millions)	Rate	Structure
Newly designated TDRs:
Commercial	$35	$130	$193	$17
Consumer	284	312	606	36
Credit card	11	—	12	5
Re-modification of previously designated TDRs	61	38

Unearned Income, Discounts, and Net Deferred Loan Fees and Costs

The following table presents additional information about loans and leases:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Unearned income, discounts, and net deferred loan fees and costs	$553	$269

NOTE 7. Premises and Equipment

A summary of premises and equipment is presented in the accompanying table:

December 31, (Dollars in millions)	Estimated Useful Life
				2023	2022
Land and land improvements	Indefinite			$743	$773
Buildings and building improvements	5	-	40	2,453	2,438
Furniture and equipment	3	-	15	1,577	1,589
Leasehold improvements				898	866
Construction in progress				164	207
Finance leases				29	37
Total				5,864	5,910
Less: Accumulated depreciation				(2,566)	(2,383)
Net premises and equipment				$3,298	$3,527

Truist Financial Corporation 73

NOTE 8. Goodwill and Other Intangible Assets

The Company performed quantitative goodwill impairment analyses for its CB&W and C&CB reporting units as of October 1, 2023. Based on the results of the impairment analyses, the Company concluded that the carrying values of the CB&W and C&CB reporting units exceed their respective fair values, resulting in a non-cash, non-tax-deductible goodwill impairment charge of $6.1 billion for the year ended December 31, 2023. The fair value of the CB&W and C&CB reporting units were estimated using the income approach and a market-based approach, weighted 50% and 50%, respectively. The goodwill impairment was primarily due to the continued impact of higher interest rates and discount rates on the CB&W and C&CB reporting units, and a sustained decline in the banking industry share prices, including Truist’s. The goodwill impairment has no impact on Truist’s liquidity, regulatory capital ratios, or Truist’s ability to pay its common dividend and service its clients’ financial needs. The Company monitored events and circumstances during the period from October 1, 2023 through December 31, 2023, including macroeconomic and market factors, industry and banking sector events, Truist specific performance indicators, a comparison of management’s forecast and assumptions to those used in its October 1, 2023 quantitative impairment test, and the sensitivity of the October 1, 2023 quantitative test results to changes in assumptions through December 31, 2023. Based on these considerations, the Company concluded that it was not more-likely-than-not that the fair value of one or more of its reporting units is below its respective carrying amount as of December 31, 2023. Refer to “Note 1. Basis of Presentation” for additional information.

The changes in the carrying amount of goodwill attributable to operating segments are reflected in the table below. Activity during 2023 includes the aforementioned impairments and the realignment of Prime Rate Premium Finance Corporation into the C&CB segment from the IH segment. Activity during 2022 reflects the acquisition of BankDirect Capital Finance. Refer to “Note 2. Discontinued Operations” for additional information on discontinued operations, “Note 3. Business Combinations, Divestitures, and Noncontrolling Interests” for additional information on the acquisitions, and “Note 22. Operating Segments” for additional information on segments.

(Dollars in millions)	CB&W(1)	C&CB(1)	IH(2)	Total
Goodwill, January 1, 2022	$16,870	$6,149	$26	$23,045
Mergers and acquisitions	—	—	188	188
Adjustments and other	(5)	5	—	—
Goodwill, December 31, 2022	16,865	6,154	214	23,233
Impairments	(3,361)	(2,717)	—	(6,078)
Adjustments and other	(1)	216	(214)	1
Goodwill, December 31, 2023	$13,503	$3,653	$—	$17,156
(1)Reflects activity prior to the segment realignment. Effective January 1, 2024, several business activities were realigned reflecting updates to the Company’s operating structure. Refer to “Note 22. Operating Segments” for additional information on segments.
(2)Activity in the IH segment relates to the continuing operations of Prime Rate Premium Finance Corporation, which were transferred to the Company’s C&CB segment in 2023. The Company reclassified all of the assets and liabilities of TIH to discontinued operations in connection with the announcement of the disposition of the business. As such, financial information attributed to TIH has been recast to reflect discontinued operations for the periods presented herein. Refer to “Note 2. Discontinued Operations” for additional information related to discontinued operations, including the goodwill balance related to TIH.

The following table, which excludes fully amortized intangibles, presents information for identifiable intangible assets:

	December 31, 2023			December 31, 2022
(Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
CDI	$2,473	$(1,650)	$823	$2,473	$(1,403)	$1,070
Other, primarily client relationship intangibles	1,598	(512)	1,086	1,606	(363)	1,243
Total	$4,071	$(2,162)	$1,909	$4,079	$(1,766)	$2,313

The following table presents the estimated amortization expense of identifiable intangibles as of December 31, 2023 for the next five years and thereafter:

(Dollars in millions)	2024	2025	2026	2027	2028	Thereafter
Estimated amortization expense	$349	$297	$255	$225	$197	$586

NOTE 9. Loan Servicing

The Company acquires servicing rights, and retains servicing rights related to certain of its sales or securitizations of residential mortgages, commercial mortgages, and other consumer loans. Servicing rights are capitalized by the Company as Loan servicing rights on the Consolidated Balance Sheets. Income earned by the Company on its loan servicing rights is derived primarily from contractually specified servicing fees, late fees, net of curtailment costs, and other ancillary fees.

74 Truist Financial Corporation

Residential Mortgage Activities

The following tables summarize residential mortgage servicing activities:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2021
UPB of residential mortgage loan servicing portfolio	$269,068	$274,028	$246,727
UPB of residential mortgage loans serviced for others, primarily agency conforming fixed rate	213,399	217,046	196,011
Mortgage loans sold with recourse	173	200	244
Maximum recourse exposure from mortgage loans sold with recourse liability	109	127	155
Indemnification, recourse and repurchase reserves	52	56	74

As of / For the Year Ended December 31, (Dollars in millions)	2023	2022	2021
UPB of residential mortgage loans sold from LHFS	$13,669	$26,643	$40,949
Pre-tax gains recognized on mortgage loans sold and held for sale	60	69	446
Servicing fees recognized from mortgage loans serviced for others	617	630	592
Approximate weighted average servicing fee on the outstanding balance of residential mortgage loans serviced for others	0.27%	0.31%	0.31%
Weighted average interest rate on mortgage loans serviced for others	3.56	3.48	3.44

The following table presents a roll forward of the carrying value of residential MSRs recorded at fair value:

(Dollars in millions)	2023	2022	2021
Residential MSRs, carrying value, January 1	$3,428	$2,305	$1,778
Acquired	123	321	355
Additions	249	428	640
Sales	(531)	—	—
Change in fair value due to changes in valuation inputs or assumptions(1)	88	766	225
Realization of expected net servicing cash flows, passage of time, and other	(269)	(392)	(693)
Residential MSRs, carrying value, December 31	$3,088	$3,428	$2,305
(1)The year ended December 31, 2023 includes realized gains on the portfolio sale of excess servicing.

The sensitivity of the fair value of the Company’s residential MSRs to changes in key assumptions is presented in the following table:

	December 31, 2023			December 31, 2022
	Range		Weighted Average	Range		Weighted Average
(Dollars in millions)	Min	Max		Min	Max
Prepayment speed	6.7%	18.2%	7.5%	8.6%	12.5%	9.0%
Effect on fair value of a 10% increase			$(82)			$(110)
Effect on fair value of a 20% increase			(160)			(211)
OAS	2.2%	12.0%	4.6%	1.2%	11.4%	4.0%
Effect on fair value of a 10% increase			$(60)			$(55)
Effect on fair value of a 20% increase			(118)			(108)
Composition of loans serviced for others:
Fixed-rate residential mortgage loans			99.6%			99.5%
Adjustable-rate residential mortgage loans			0.4			0.5
Total			100.0%			100.0%
Weighted average life			7.5 years			6.8 years

The sensitivity calculations above are hypothetical and should not be considered predictive of future performance. As indicated, changes in fair value based on adverse changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of an adverse variation in one assumption on the fair value of the MSRs is calculated without changing any other assumption; while in reality, changes in one factor may result in changes in another, which may magnify or counteract the effect of the change. See “Note 19. Fair Value Disclosures” for additional information on the valuation techniques used.

Truist Financial Corporation 75

Commercial Mortgage Activities

The following table summarizes commercial mortgage servicing activities:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
UPB of CRE mortgages serviced for others	$31,681	$36,622
CRE mortgages serviced for others covered by recourse provisions	9,661	9,955
Maximum recourse exposure from CRE mortgages sold with recourse liability	2,813	2,861
Recorded reserves related to recourse exposure	16	17
CRE mortgages originated during the year-to-date period	2,989	7,779
Commercial MSRs at fair value	272	301

NOTE 10. Other Assets and Liabilities

Lessee Operating and Finance Leases

The Company leases certain assets, consisting primarily of real estate, and assesses at contract inception whether a contract is, or contains, a lease. The following tables present additional information on leases, excluding leases related to the lease financing businesses:

	December 31, 2023		December 31, 2022
(Dollars in millions)	Operating Leases	Finance Leases	Operating Leases	Finance Leases
ROU assets	$1,057	$10	$1,172	$20
Maturities of lease liabilities:
2024	$288	$3
2025	302	2
2026	253	2
2027	214	2
2028	145	1
Thereafter	345	4
Total lease payments	1,547	14	$1,693	$25
Less: imputed interest	160	2	172	2
Total lease liabilities	$1,387	$12	$1,521	$23
Weighted average remaining term	6.2 years	6.6 years	6.6 years	5.6 years
Weighted average discount rate	3.1%	5.1%	2.7%	3.4%

	Year Ended December 31,
(Dollars in millions)	2023	2022	2021
Operating lease costs	$285	$295	$289

Lessor Operating Leases

The Company’s two primary lessor businesses are equipment financing and structured real estate with income recorded in Operating lease income on the Consolidated Statements of Income. The following table presents a summary of assets under operating leases held for investment. This table excludes subleases on assets included in premises and equipment.

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Assets held under operating leases(1)(2)	$2,160	$2,090
Accumulated depreciation	(583)	(550)
Net	$1,577	$1,540
(1)Includes certain land parcels subject to operating leases that have indefinite lives.
(2)Excludes operating leases held-for-sale that totaled $32 million and $516 million at December 31, 2023 and 2022, respectively.

Bank-Owned Life Insurance

Bank-owned life insurance consists of life insurance policies held on certain teammates for which the Company is the beneficiary. The carrying value of bank-owned life insurance was $7.7 billion at December 31, 2023 and $7.6 billion at December 31, 2022.

76 Truist Financial Corporation

NOTE 11. Deposits

The composition of deposits is presented in the following table:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Noninterest-bearing deposits	$111,624	$135,742
Interest-bearing deposits:
Interest checking	104,757	110,464
Money market and savings	135,923	143,815
Time deposits	43,561	23,474
Total deposits	$395,865	$413,495
Time deposits greater than $250,000	$10,422	$8,205

The following table presents time deposit maturities:

(Dollars in millions)	2024	2025	2026	2027	2028	Thereafter
Future time deposit maturities	$42,481	$546	$255	$176	$97	$6

NOTE 12. Borrowings

The following table presents a summary of short-term borrowings:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
FHLB advances	$20,500	$18,900
Securities sold under agreements to repurchase	2,427	2,128
Securities sold short	1,625	1,551
Other short-term borrowings	276	843
Total short-term borrowings	$24,828	$23,422

The following table presents a summary of long-term debt:

(Dollars in millions)	Dec 31, 2023							Dec 31, 2022
				Stated Rate		Effective Rate(1)	Carrying Amount	Carrying Amount
	Maturity			Min	Max
Truist Financial Corporation:
Fixed rate senior notes(2)	2024	to	2034	1.13%	7.16%	4.16%	$19,808	$14,107
Floating rate senior notes	2025		2025	5.80	5.80	5.79	999	999
Fixed rate subordinated notes(2)(3)	2026		2033	3.88	6.00	4.34	1,831	1,882
Capital notes(3)	2027		2028	6.30	6.31	7.22	629	625
Structured notes(4)							—	12
Truist Bank:
Fixed rate senior notes	2024		2025	1.50	4.05	2.01	4,170	6,982
Floating rate senior notes	2024		2024	5.60	5.60	5.59	1,250	1,749
Fixed rate subordinated notes(3)	2025		2030	2.25	3.80	3.01	4,770	4,767
Fixed rate FHLB advances	2024		2034	—	2.50	0.91	1	2
Floating rate FHLB advances	2024		2024	5.63	5.74	5.69	4,200	10,800
Other long-term debt(5)							1,260	1,278
Total long-term debt							$38,918	$43,203
(1)Includes the impact of debt issuance costs and purchase accounting, and excludes hedge accounting impacts.
(2)Certain senior and subordinated notes convert from fixed to floating one year prior to maturity, and are callable within the final year of maturity at par.
(3)Subordinated and capital notes with a remaining maturity of one year or greater qualify under the risk-based capital guidelines as Tier 2 supplementary capital, subject to certain limitations.
(4)Consist of notes with various terms that include fixed or floating rate interest or returns that are linked to an equity index.
(5)Includes debt associated with finance leases, tax credit investments, and other.

The following table presents future debt maturities:

(Dollars in millions)	2024	2025	2026	2027	2028	Thereafter
Future debt maturities(1)	$9,613	$6,740	$3,996	$3,812	$1,053	$13,706
(1)Amounts include imputed interest of $2 million related to finance leases.

The Company does not consolidate certain wholly-owned trusts which were formed for the sole purpose of issuing trust preferred securities. The proceeds from the trust preferred securities issuances were invested in capital notes of the Parent Company. The Parent Company’s obligations constitute a full and unconditional guarantee of the trust preferred securities.

Truist Financial Corporation 77

NOTE 13. Shareholders’ Equity

Common Stock

The following table presents total dividends declared per share of common stock:

	Year Ended December 31,
	2023	2022	2021
Cash dividends declared per share	$2.08	$2.00	$1.86

Preferred Stock

Dividends on the preferred stock are non-cumulative and payable when declared by the Company’s Board or a duly authorized committee of the Board. The Company issued depositary shares, each of which represents a fractional ownership interest in a share of the Company’s preferred stock. The preferred stock has no stated maturity, and redemption is solely at the option of the Company in whole or in part after the earliest redemption date at the liquidation preference plus declared and unpaid dividends. Prior to the redemption date, the Company has the option to redeem in whole, but not in part, upon the occurrence of a regulatory capital treatment event. The following table presents a summary of the non-cumulative perpetual preferred stock as of December 31, 2023:

Preferred Stock Issue (Dollars in millions)	Issuance Date		Earliest Redemption Date	Liquidation Amount	Carrying Amount	Dividend Rate		Dividend Payments
Series I	12/6/2019	(1)	12/15/2024	$173	$168	Variable	(2)	Quarterly
Series J	12/6/2019	(1)	12/15/2024	103	92	Variable	(3)	Quarterly
Series L	12/6/2019	(1)	12/15/2024	750	766	Variable	(4)	Quarterly	(9)
Series M	12/6/2019	(1)	12/15/2027	500	516	5.125%	(5)	Semi-annually	(10)
Series N	7/29/2019		9/1/2024	1,700	1,683	4.800	(6)	Semi-annually
Series O	5/27/2020		6/1/2025	575	559	5.250		Quarterly
Series P	6/1/2020		12/1/2025	1,000	992	4.950	(7)	Semi-annually
Series Q	6/19/2020		9/1/2030	1,000	992	5.100	(8)	Semi-annually
Series R	8/3/2020		9/1/2025	925	905	4.750		Quarterly
Total				$6,726	$6,673
(1)Converted security from previously issued SunTrust preferred stock. Each outstanding share of SunTrust perpetual preferred stock was converted into the right to receive one share of an applicable newly issued series of Truist preferred stock having substantially the same terms as such share of SunTrust preferred stock.
(2)Dividend rate is the greater of 4.00% or 3-month SOFR plus 0.79161%. Prior to the transition to SOFR, the dividend rate was the greater of 4.00% or 3-month LIBOR plus 0.530%.
(3)Dividend rate is the greater of 4.00% or 3-month SOFR plus 0.90661%. Prior to the transition to SOFR, the dividend rate was the greater of 4.00% or 3-month LIBOR plus 0.645%.
(4)Dividend rate is the greater of 3-month SOFR plus 3.36361%. From June 15, 2022 to the transition to SOFR, the dividend rate was of 3-month LIBOR plus 3.102%. Prior to June 15, 2022, fixed dividend rate of 5.05%.
(5)Fixed dividend rate will reset on December 15, 2027, then dividend rate will be 3-month SOFR plus 3.04761%.
(6)Fixed dividend rate will reset on September 1, 2024, and on each following fifth anniversary of the reset date to the five-year U.S. Treasury rate plus 3.003%.
(7)Fixed dividend rate will reset on December 1, 2025, and on each following fifth anniversary of the reset date to the five-year U.S. Treasury rate plus 4.605%.
(8)Fixed dividend rate will reset on September 1, 2030, and on each following tenth anniversary of the reset date to the ten-year U.S. Treasury rate plus 4.349%.
(9)Dividend payments became quarterly on September 15, 2022.
(10)Dividend payments become quarterly after dividend rate reset.

Redemptions

During 2021, the Company redeemed all 18,000 outstanding shares of its perpetual preferred stock series F and the corresponding depositary shares representing fractional interests in such series for $450 million, all 20,000 outstanding shares of its perpetual preferred stock series G and the corresponding depositary shares representing fractional interests in such series for $500 million, and all 18,600 outstanding shares of its perpetual preferred stock series H and the corresponding depositary shares representing fractional interests in such series for $465 million. This preferred stock redemption was in accordance with the terms of the Company’s Articles of Incorporation.

Noncontrolling Interest

During 2021, an indirect subsidiary of Truist Bank redeemed all 1,000 outstanding shares of its Series B Non-Cumulative Exchangeable Preferred Stock for $100 million. Regular dividends were paid separately.

78 Truist Financial Corporation

Refer to “Note 2. Discontinued Operations” and “Note 3. Business Combinations, Divestitures, and Noncontrolling Interests” for additional information related to the sale of TIH.

NOTE 14. AOCI

AOCI includes the after-tax change in unrecognized net costs related to defined benefit pension and OPEB plans as well as unrealized gains and losses on cash flow hedges, AFS securities, and HTM securities transferred from AFS securities.

(Dollars in millions)	Pension and OPEB Costs	Cash Flow Hedges	AFS Securities	HTM Securities	Other, net	Total
AOCI balance, January 1, 2021	$(875)	$(64)	$1,654	$—	$1	$716
OCI before reclassifications, net of tax	767	—	(3,459)	—	—	(2,692)
Amounts reclassified from AOCI:
Before tax	29	72	384	—	—	485
Tax effect	7	17	89	—	—	113
Amounts reclassified, net of tax	22	55	295	—	—	372
Total OCI, net of tax	789	55	(3,164)	—	—	(2,320)
AOCI balance, December 31, 2021	(86)	(9)	(1,510)	—	1	(1,604)
OCI before reclassifications, net of tax	(1,471)	(78)	(10,792)	—	(6)	(12,347)
AFS Securities transferred to HTM, net of tax	—	—	2,872	(2,872)	—	—
Amounts reclassified from AOCI:
Before tax	29	12	45	367	—	453
Tax effect	7	3	10	83	—	103
Amounts reclassified, net of tax	22	9	35	284	—	350
Total OCI, net of tax	(1,449)	(69)	(10,757)	284	(6)	(11,997)
AOCI balance, December 31, 2022	(1,535)	(78)	(9,395)	(2,588)	(5)	(13,601)
OCI before reclassifications, net of tax	406	(260)	925	—	3	1,074
Amounts reclassified from AOCI:
Before tax	65	49	(385)	306	—	35
Tax effect	15	11	(77)	65	—	14
Amounts reclassified, net of tax	50	38	(308)	241	—	21
Total OCI, net of tax	456	(222)	617	241	3	1,095
AOCI balance, December 31, 2023	$(1,079)	$(300)	$(8,778)	$(2,347)	$(2)	$(12,506)
Primary income statement location of amounts reclassified from AOCI	Other expense	Net interest income and Other expense	Securities gains (losses) and Net interest income	Net interest income	Net interest income

Truist Financial Corporation 79

NOTE 15. Income Taxes

The components of the income tax provision are as follows:

	Year Ended December 31,
(Dollars in millions)	2023	2022	2021
Current expense:
Federal	$1,012	$784	$980
State	135	96	65
Total current expense	1,147	880	1,045
Deferred expense:
Federal	(390)	316	245
State	(19)	54	118
Total deferred expense	(409)	370	363
Provision for income taxes	$738	$1,250	$1,408

A reconciliation of the provision for income taxes at the statutory federal income tax rate to the Company’s actual provision for income taxes and effective tax rate is presented in the following table:

	Year Ended December 31,
	2023		2022		2021
(Dollars in millions)	Amount	% of Income Before Taxes	Amount	% of Income Before Taxes	Amount	% of Income Before Taxes
Federal income taxes at statutory rate	$(161)	21.0%	$1,476	21.0%	$1,550	21.0%
Increase (decrease) in provision for income taxes as a result of:
State income taxes, net of federal tax benefit	91	(11.9)	118	1.7	145	2.0
Non-deductible goodwill	1,276	(166.8)	—	—	—	—
Internal legal entity restructuring	(191)	25.0	—	—	—	—
Income tax credits, net of amortization	(173)	22.6	(233)	(3.3)	(195)	(2.6)
Tax-exempt interest	(157)	20.5	(109)	(1.6)	(86)	(1.2)
Other, net	53	(6.9)	(2)	—	(6)	(0.1)
Provision for income taxes	$738	(96.5)	$1,250	17.8	$1,408	19.1
80 Truist Financial Corporation

Deferred income tax assets and liabilities result from differences between the timing of the recognition of assets and liabilities for financial reporting purposes and for income tax purposes. DTAs and DTLs are measured using the enacted federal and state tax rates in the periods in which the DTAs or DTLs are expected to be realized. In the Consolidated Balance Sheets, a net deferred income tax asset is recorded in Other assets and a net deferred income tax liability is recorded in Other liabilities. Significant DTAs and DTLs, net of the federal impact for state taxes, are presented in the following table:

December 31, (Dollars in millions)	2023	2022
DTAs:
Net unrealized losses in AOCI	$3,860	$4,150
ALLL	1,132	1,022
Employee compensation and benefits	673	765
Operating lease liability	339	372
Accruals and reserves	330	207
Federal and state NOLs and other carryforwards	121	125
Other	314	190
Total gross DTAs	6,769	6,831
Valuation allowance	(105)	(106)
Total DTAs net of valuation allowance	6,664	6,725
DTLs:
Pension	1,884	1,532
Goodwill and other intangible assets	431	686
Partnerships	333	112
Equipment and auto leasing	309	422
MSRs	294	345
ROU assets	253	283
Loans	94	279
Other	29	39
Total DTLs	3,627	3,698
Net DTA	$3,037	$3,027

The DTAs include state NOLs and other state carryforwards that will expire, if not utilized, in varying amounts from 2024 to 2043. The Company had a valuation allowance recorded against certain state NOL carryforward DTAs of $105 million and $106 million at December 31, 2023 and 2022, respectively.

The following table provides a rollforward of the Company’s gross federal and state UTBs, excluding interest and penalties:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Balance, January 1	$97	$104
Increases in UTBs related to prior years	2	2
Decreases in UTBs related to prior years	(12)	(2)
Increases in UTBs related to the current year	10	9
Decreases in UTBs related to settlements	(2)	(4)
Decreases in UTBs related to lapse of the applicable statutes of limitations	(15)	(12)
Balance, December 31	$80	$97

The amount of UTBs that would favorably affect the Company’s effective tax rate, if recognized, was $66 million and $80 million at December 31, 2023 and 2022, respectively. Interest and penalties related to UTBs are recorded in the Provision for income taxes in the Consolidated Statement of Income. The Company had a gross liability of $13 million and $11 million for interest and penalties related to its UTBs at December 31, 2023 and 2022, respectively. The amount of gross expense related to interest and penalties on UTBs was immaterial.

The Company files U.S. federal, state, and local income tax returns. The Company’s federal income tax returns are no longer subject to assessment by the IRS for taxable years prior to 2020. With limited exceptions, the Company is no longer subject to assessment by state and local taxing authorities for taxable years prior to 2018. It is reasonably possible that the liability for unrecognized tax benefits could decrease by as much as $34 million during the next 12 months due to completion of tax authority examinations and the expiration of statutes of limitations. It is uncertain how much, if any, of this potential decrease will impact the Company’s effective tax rate.

Truist Financial Corporation 81

NOTE 16. Benefit Plans

Defined Benefit Retirement Plans

Truist provides defined benefit retirement plans qualified under the IRC. Benefits are based on years of service, age at retirement and the employee’s compensation during the five highest consecutive years of earnings within the last ten years of employment. In addition, supplemental retirement benefits are provided to certain key officers under supplemental defined benefit executive retirement plans, which are not qualified under the IRC. Although technically unfunded plans, Rabbi Trusts, and insurance policies on the lives of certain of the covered employees are available to finance future benefits.

The following tables present a summary of the qualified and nonqualified defined benefit pension plans. On the Consolidated Balance Sheets, the qualified pension plan net asset is recorded as a component of Other assets and the nonqualified pension plan net liability is recorded as a component of Other liabilities. The data is calculated using an actuarial measurement date of December 31.

		Year Ended December 31,
(Dollars in millions)	Location	2023	2022	2021
Net periodic pension cost:
Service cost(1)	Personnel expense / Net income from discontinued operations	$341	$548	$612
Interest cost	Other expense	446	351	319
Estimated return on plan assets	Other expense	(909)	(1,078)	(998)
Net amortization and other	Other expense	78	35	35
Net periodic benefit cost (income)		(44)	(144)	(32)
Pre-tax amounts recognized in OCI:
Net actuarial loss (gain)		(567)	1,949	(1,012)
Net amortization		(78)	(35)	(35)
Net amount recognized in OCI		(645)	1,914	(1,047)
Total net periodic pension costs (income) recognized in total comprehensive income, pre-tax		$(689)	$1,770	$(1,079)
Weighted average assumptions used to determine net periodic pension cost:
Discount rate		5.30%	3.18%	2.94%
Expected long-term rate of return on plan assets		6.70	6.50	6.70
Cash balance interest crediting rate		4.50	4.00	3.00
Assumed long-term rate of annual compensation increases		4.50	4.50	4.50
(1)Includes $22 million, $40 million and $41 million for the year ended December 31, 2023, 2022, and 2021, respectively, of service cost reported in net income from discontinued operations for the qualified defined benefit pension plan for employees of TIH. Following the sale of TIH, Truist will (i) no longer recognize the service costs for TIH employees, (ii) retain the related postretirement benefit obligation for TIH employees, and (iii) remeasure the postretirement benefit obligation of the plan.

The weighted average expected long-term rate of return on plan assets represents the average rate of return expected to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, Truist considers long-term compound annualized returns of historical market data for each asset category, as well as historical actual returns on the plan assets. Using this reference information, the Company develops forward-looking return expectations for each asset category and a weighted average expected long-term rate of return for the plan based on target asset allocations contained in the Company’s Investment Policy Statement. For 2024, the expected rate of return on plan assets is 6.8%.

82 Truist Financial Corporation

Activity in the projected benefit obligation is presented in the following table:

	Year Ended December 31,
(Dollars in millions)	Qualified Plan		Nonqualified Plans
	2023	2022	2023	2022
Projected benefit obligation, January 1	$7,924	$10,461	$655	$740
Service cost	308	503	33	45
Interest cost	411	327	35	25
Actuarial (gain) loss(1)	93	(3,013)	(36)	(130)
Benefits paid	(507)	(354)	(28)	(25)
Other(2)	(235)	—	—	—
Projected benefit obligation, December 31	$7,994	$7,924	$659	$655
Accumulated benefit obligation, December 31	$7,134	$7,070	$567	$517
Weighted average assumptions used to determine projected benefit obligations:
Weighted average assumed discount rate	5.12%	5.30%	5.12%	5.30%
Assumed rate of annual compensation increases	4.50	4.50	4.50	4.50
(1)For the qualified plan, the 2023 loss is primarily due to decreases in the assumed discount rate, net of the impact of actual plan experience. For the nonqualified plans, the 2023 gain is primarily due to impact of plan experience. For the qualified plan, the 2022 gains are primarily due to increases in the assumed discount rate, net of the impact of actual plan experience. For the nonqualified plans, the 2022 gain is primarily due to an increase in the assumed discount rate.
(2)In 2023, the Company entered into a transaction to sell a portion of the pension obligations to a third party for certain participants in the qualified defined benefit plan.

Activity in plan assets is presented in the following table:

	Year Ended December 31,
(Dollars in millions)	Qualified Plan		Nonqualified Plans
	2023	2022	2023	2022
Fair value of plan assets, January 1	$12,462	$16,399	$—	$—
Actual return (loss) on plan assets	1,533	(4,014)	—	—
Employer contributions	1,305	431	28	25
Benefits paid	(507)	(354)	(28)	(25)
Other	(235)	—	—	—
Fair value of plan assets, December 31	$14,558	$12,462	$—	$—
Funded status, December 31	$6,564	$4,538	$(659)	$(655)

The following are the pre-tax amounts recognized in AOCI:

(Dollars in millions)	Qualified Plan		Nonqualified Plans
	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Prior service credit (cost)	$(21)	$(40)	$20	$39
Net actuarial gain (loss)	(1,283)	(1,884)	(72)	(116)
Net amount recognized	$(1,304)	$(1,924)	$(52)	$(77)

Truist has historically made contributions to the qualified pension plan in amounts between the minimum required for funding and the maximum amount deductible for federal income tax purposes. Truist does not currently expect contributions for 2024. For the nonqualified plans, employer contributions are based on benefit payments.

The following table reflects the estimated benefit payments for the periods presented:

(Dollars in millions)	Qualified Plan	Nonqualified Plans
2024	$342	$31
2025	348	37
2026	364	34
2027	383	35
2028	402	36
2029-2033	2,321	203

The Company’s primary total return objective is to achieve returns that, over the long term, will fund retirement liabilities and provide for the desired plan benefits in a manner that satisfies the fiduciary requirements of ERISA. The plan assets have a long-term time horizon that runs concurrent with the average life expectancy of the participants. As such, the Plan can assume a time horizon that extends well beyond a full market cycle and can assume an above-average level of risk, as measured by the standard deviation of annual return. The investments are broadly diversified among economic sector, industry, quality, and size in order to reduce risk and to produce incremental return. Within approved guidelines and restrictions, investment managers have wide discretion over the timing and selection of individual investments.
Truist Financial Corporation 83

Truist periodically reviews its asset allocation and investment policy and makes changes to its target asset allocation. Truist has established guidelines within each asset category to ensure the appropriate balance of risk and reward. The following table presents the fair values of the qualified pension plan assets by asset category:

(Dollars in millions)	Target Allocation		December 31, 2023			December 31, 2022
	Min	Max	Total	Level 1	Level 2	Total	Level 1	Level 2
Cash and cash-equivalents(1)			$309	$309	$—	$314	$314	$—
U.S. equity securities	19.5%	29.5%	3,699	2,674	1,025	3,171	1,602	1,569
International equity securities	5.5	15.5	1,757	253	1,504	1,672	269	1,403
Fixed income securities	50.0	60.0	7,819	—	7,819	6,495	—	6,495
Total			$13,584	$3,236	$10,348	$11,652	$2,185	$9,467
(1)Includes funds held in a short-term, government money-market fund.

International equity securities include certain pooled investment vehicles, such as a common/commingled fund, which consist of assets from several investors, pooled together, to reduce management and administration costs. At December 31, 2023 and 2022, investments totaling $883 million and $735 million, respectively, have been excluded from the table above as these investments are valued based on net asset value as a practical expedient.

Defined Contribution Plans

Truist offers a 401(k) Savings Plan and other defined contribution plans that permit teammates to contribute up to 50% of cash compensation. For full-time teammates who are 21 years of age or older with one year or more of service, Truist made matching contributions of up to 6% of the employee’s compensation through December 31, 2023. Beginning on January 1, 2024, Truist will make a match up to 4% of the employee’s compensation and may provide an additional discretionary matching contribution. The Company’s contribution expense for the 401(k) Savings Plan and nonqualified defined contribution plans totaled $206 million, $207 million and $228 million for the years ended December 31, 2023, 2022 and 2021, respectively. Certain teammates of subsidiaries participate in the 401(k) Savings Plan with different matching formulas.

Equity-Based Compensation Plans

At December 31, 2023, RSAs, RSUs, and PSUs were outstanding from equity-based compensation plans that have been approved by shareholders and plans assumed from acquired entities. Those plans are intended to assist the Company in recruiting and retaining teammates, directors, and independent contractors and to align the interests of eligible participants with those of Truist and its shareholders.

The majority of outstanding awards and awards available to be issued relate to plans that allow for accelerated vesting of awards for holders who retire and have met all retirement eligibility requirements or in connection with certain other events. Until vested, certain of these awards are subject to forfeiture under specified circumstances. The fair value of RSUs and PSUs is based on the common stock price on the grant date less the present value of expected dividends that will be foregone during the vesting period. Substantially all awards are granted in February of each year. Grants to non-executive teammates primarily consist of RSUs.

The following table provides a summary of the equity-based compensation plans:

(Shares in thousands)	Dec 31, 2023
Shares available for future grants	34,044
Vesting period, minimum	1.0 year
Vesting period, maximum	6.0 years

The following table presents a summary of selected data related to equity-based compensation costs:

	As of / For the Year Ended December 31,
(Dollars in millions)	2023	2022	2021
Equity-based compensation expense	$298	$261	$259
Income tax benefit from equity-based compensation expense	70	61	61
Intrinsic value of options exercised, and RSUs and PSUs that vested during the year	170	286	413
Grant date fair value of equity-based awards that vested during the year	258	239	350
Unrecognized compensation cost related to equity-based awards	240	249	209
Weighted-average life over which compensation cost is expected to be recognized	2.5 years	2.7 years	2.5 years

84 Truist Financial Corporation

The following table presents the activity related to awards of RSUs, PSUs, and restricted shares:

(Shares in thousands)	Units/Shares	Wtd. Avg. Grant Date Fair Value
Nonvested at January 1, 2023	14,359	$52.84
Granted	8,673	41.47
Vested	(5,129)	50.31
Forfeited	(1,263)	46.14
Nonvested at December 31, 2023	16,640	48.36

Other Benefits

There are various other employment contracts, deferred compensation arrangements, and non-compete covenants with selected members of management and certain retirees as well as an employee stock purchase plan. These plans and their obligations are not material to the financial statements.

Truist Financial Corporation 85

NOTE 17. Commitments and Contingencies

Truist utilizes a variety of financial instruments to mitigate exposure to risks and meet the financing needs and provide investment opportunities for clients. These financial instruments include commitments to extend credit, letters of credit and financial guarantees, derivatives, and other investments. Truist also has commitments to fund certain affordable housing investments and contingent liabilities related to certain sold loans.

Tax Credit and Certain Equity Investments

The Company invests in certain affordable housing projects throughout its market area as a means of supporting local communities. Truist receives tax credits related to these investments, for which the Company typically acts as a limited partner and therefore does not exert control over the operating or financial policies of the partnerships. Truist typically provides financing during the construction and development of the properties; however, permanent financing is generally obtained from independent third parties upon completion of a project. Tax credits are subject to recapture by taxing authorities based on compliance features required to be met at the project level. Truist’s maximum potential exposure to losses relative to investments in VIEs is generally limited to the sum of the outstanding balance, future funding commitments and any related loans to the entity, exclusive of any potential tax recapture associated with the investments. Loans to these entities are underwritten in substantially the same manner as the Company’s other loans and are generally secured.

The Company invests as a limited partner in certain projects through the New Market Tax Credit program, which is a Federal financial program aimed to stimulate business and real estate investment in underserved communities via a Federal tax credit. Following the first quarter of 2023 adoption of the Investments in Tax Credit Structures accounting standard, these tax credits, referred to as “Other qualified tax credits” below, qualify for the proportional amortization method. The Company also applied the proportional amortization method to investments through the Production Tax Credits program. Refer to “Note 1. Basis of Presentation” for additional information.

The Company also invests in entities that promote renewable energy sources as a limited partner. The Company has determined that these renewable energy tax credit partnerships are VIEs. The Company has concluded that it is not the primary beneficiary of these VIEs because it does not have the power to direct the activities that most significantly impact the VIEs’ financial performance and therefore, it is not required to consolidate these VIEs. The Company’s maximum exposure to loss related to these investments is limited to its equity investments in these partnerships and any additional unfunded equity commitments.

Truist has investments in and future funding commitments related to private equity and certain other equity method investments. The risk exposure relating to such commitments is generally limited to the amount of investments and future funding commitments made.

The following table summarizes certain tax credit and certain equity investments:

(Dollars in millions)	Balance Sheet Location	Dec 31, 2023	Dec 31, 2022
Investments in affordable housing projects and other qualified tax credits:
Carrying amount	Other assets	$6,754	$5,869
Amount of future funding commitments included in carrying amount	Other liabilities	2,473	1,762
Lending exposure	Loans and leases for funded amounts	1,981	1,547
Renewable energy investments:
Carrying amount	Other assets	285	264
Amount of future funding commitments not included in carrying amount	NA	747	361
SBIC and certain other equity method investments:
Carrying amount	Other assets	758	596
Amount of future funding commitments not included in carrying amount	NA	589	532

86 Truist Financial Corporation

The following table presents a summary of tax credits and amortization expense associated with the Company’s tax credit investment activity. Activity related to the Company’s renewable energy investments was immaterial.

		Year Ended December 31,
(Dollars in millions)	Income Statement Location	2023	2022	2021
Tax credits:
Investments in affordable housing projects, other qualified tax credits, and other community development investments	Provision for income taxes	$624	$583	$580
Amortization and other changes in carrying amount:
Investments in affordable housing projects and other qualified tax credits(1)	Provision for income taxes	$586	$487	$472
Other community development investments(1)	Other noninterest income	11	81	86
(1)In the first quarter of 2023, the Company adopted the Investments in Tax Credit Structures accounting standard. As a result, amortization related to these tax credits started being recognized in the Provision for income taxes as of the adoption of this standard. This activity was previously recognized in Other income. Refer to “Note 1. Basis of Presentation” for additional information.

Letters of Credit and Financial Guarantees

In the normal course of business, Truist utilizes certain financial instruments to meet the financing needs of clients and to mitigate exposure to risks. Such financial instruments include commitments to extend credit and certain contractual agreements, including standby letters of credit and financial guarantee arrangements.

Commitments to extend, originate, or purchase credit are primarily lines of credit to businesses and consumers and have specified rates and maturity dates. Many of these commitments also have adverse change clauses, which allow Truist to cancel the commitment due to deterioration in the borrowers’ creditworthiness. The fair values of commitments are estimated using the fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair values of guarantees and letters of credit are estimated based on the counterparties’ creditworthiness and average default rates for loan products with similar risks. Consumer lending and revolving credit commitments have an immaterial fair value as Truist typically has the unconditional ability to cancel such commitments. Refer to “Note 19. Fair Value Disclosures” for additional disclosures on the RUFC.

Truist has sold certain mortgage-related loans that contain recourse provisions. These provisions generally require Truist to reimburse the investor for a share of any loss that is incurred after the disposal of the property. Truist also issues standard representations and warranties related to mortgage loan sales to GSEs. Refer to “Note 9. Loan Servicing” for additional disclosures related to these exposures.

Letters of credit and financial guarantees are unconditional commitments issued by Truist to guarantee the performance of a client to a third-party. These guarantees are primarily issued to support borrowing arrangements, including commercial paper issuance, bond financing and similar transactions. The credit risk involved in the issuance of these guarantees is essentially the same as that involved in extending loans to clients and, as such, the instruments are collateralized when necessary.

The following is a summary of selected notional amounts of off-balance sheet financial instruments:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Commitments to extend, originate, or purchase credit and other commitments	$207,285	$216,838
Residential mortgage loans sold with recourse	173	200
CRE mortgages serviced for others covered by recourse provisions	9,661	9,955
Other loans serviced for others covered by recourse and other provisions	1,032	723
Letters of credit	6,239	6,030

Derivatives

Truist enters into derivative contracts to manage various financial risks. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or referenced interest rate. Derivative contracts are carried at fair value on the Consolidated Balance Sheets with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates. For additional information on derivative instruments, see “Note 20. Derivative Financial Instruments.”

Truist Financial Corporation 87

Total Return Swaps

The Company facilitates matched book TRS transactions on behalf of clients, whereby a VIE purchases reference assets identified by a client and the Company enters into a TRS with the VIE, with a mirror-image TRS facing the client. The Company provides senior financing to the VIE in the form of demand notes to fund the purchase of the reference assets. Reference assets are typically fixed income instruments primarily composed of syndicated bank loans. The TRS contracts pass through interest and other cash flows on the reference assets to the third-party clients, along with exposing those clients to decreases in value on the assets and providing them with the rights to appreciation on the assets. The terms of the TRS contracts require the third parties to post initial margin collateral, as well as ongoing margin as the fair values of the underlying reference assets change. The following table provides a summary of the TRS transactions with VIE purchases. VIE assets include trading loans and bonds:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Total return swaps:
VIE assets	$1,641	$1,830
Trading loans and bonds	1,572	1,790
VIE liabilities	50	163

The Company concluded that the associated VIEs should be consolidated because the Company has (i) the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) the obligation to absorb losses and the right to receive benefits, which could potentially be significant. The activities of the VIEs are restricted to buying and selling the reference assets, and the risks/benefits of any such assets owned by the VIEs are passed to the third-party clients via the TRS contracts. For additional information on TRS contracts and the related VIEs, see “Note 20. Derivative Financial Instruments.”

Other Commitments

Truist holds public funds in certain states that do not require 100% collateralization on public fund bank deposits. In these states, should the failure of another public fund depository institution result in a loss for the public entity, the resulting uncollateralized deposit shortfall would have to be absorbed on a pro-rata basis (based upon the public deposits held by each bank within the respective state) by the remaining financial institutions holding public funds in that state. Truist monitors deposit levels relative to the total public deposits held by all depository institutions within these states. The likelihood that the Company would have to perform under this guarantee is dependent on whether any financial institutions holding public funds default, as well as the adequacy of collateral coverage.

In the ordinary course of business, Truist indemnifies its officers and directors to the fullest extent permitted by law against liabilities arising from pending litigation. Truist also issues standard representations and warranties in underwriting agreements, merger and acquisition agreements, loan sales, brokerage activities and other similar arrangements. Counterparties in many of these indemnification arrangements provide similar indemnifications to Truist. Although these agreements often do not specify limitations, Truist does not believe that any payments related to these guarantees would materially change the financial position or results of operations of Truist.

As a member of the FHLB, Truist is required to maintain a minimum investment in capital stock. The board of directors of the FHLB can increase the minimum investment requirements in the event it has concluded that additional capital is required to allow it to meet its own regulatory capital requirements. Any increase in the minimum investment requirements outside of specified ranges requires the approval of the Federal Housing Finance Agency. Because the extent of any obligation to increase Truist’s investment in the FHLB depends entirely upon the occurrence of a future event, potential future investments in the FHLB stock are not determinable.

The Company utilizes the Fixed Income Clearing Corporation for trade comparisons, netting, and settlement of fixed income securities. As a Government Securities Division netting member, the Company has a commitment to the Fixed Income Clearing Corporation to meet its financial obligations as a central counterparty clearing house in the event the Fixed Income Clearing Corporation has insufficient liquidity resources through a potential committed liquidity resource repurchase transaction. Any commitment would be based on the Company’s share of its liquidity burden on the Fixed Income Clearing Corporation. Truist does not believe that any payments related to these guarantees would materially change the financial position or results of operations of Truist.

88 Truist Financial Corporation

Pledged Assets

Certain assets were pledged to secure municipal deposits, securities sold under agreements to repurchase, certain derivative agreements, and borrowings or borrowing capacity, as well as to fund certain obligations related to nonqualified defined benefit and defined contribution retirement plans and for other purposes as required or permitted by law. Assets pledged to the FHLB and FRB are subject to applicable asset discounts when determining borrowing capacity. The Company has capacity for secured financing from both the FRB and FHLB and letters of credit from the FHLB. The Company’s letters of credit from the FHLB can be used to secure various client deposits, including public fund relationships. Excluding assets related to nonqualified benefit plans, the majority of the agreements governing the pledged assets do not permit the other party to sell or repledge the collateral. The following table provides the total carrying amount of pledged assets by asset type:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Pledged securities	$41,270	$38,012
Pledged loans:
FRB	73,898	71,234
FHLB	67,748	68,988
Unused borrowing capacity:
FRB	55,252	49,250
FHLB	24,712	20,770

Legal Proceedings and Other Matters

Truist and its subsidiaries are routinely named as defendants in or parties to numerous actual or threatened legal proceedings and other matters and are or may be subject to potential liability in connection with them. The legal proceedings and other matters may be formal or informal and include litigation and arbitration with one or more identified claimants, certified or purported class actions with yet-to-be-identified claimants, and regulatory or other governmental information-gathering requests, examinations, investigations, and enforcement proceedings. Claims may be based in law or equity—such as those arising under contracts or in tort and those involving banking, consumer-protection, securities, antitrust, tax, employment, and other laws—and some present novel legal theories, allegations of substantial or indeterminate damages, demands for injunctive or similar relief, and requests for fines, penalties, restitution, or alterations in Truist’s business practices. Our legal proceedings and other matters exist in varying stages of adjudication, arbitration, negotiation, or investigation and span our business lines and operations.

The course and outcome of legal proceedings and other matters are inherently unpredictable. This is especially so when a matter is still in its early stages, the damages sought are indeterminate or unsupported, significant facts are unclear or disputed, novel questions of law or other meaningful legal uncertainties exist, a request to certify a proceeding as a class action is outstanding or granted, multiple parties are named, or regulatory or other governmental entities are involved. As a result, we often are unable to determine how or when actual or threatened legal proceedings and other matters will be resolved and what losses may be incrementally and ultimately incurred. It is possible that the ultimate resolution of these matters, including those described below, if unfavorable, may be material to the consolidated financial position, consolidated results of operations, or consolidated cash flows of Truist, or cause significant reputational consequences.

Truist establishes accruals for legal proceedings and other matters when potential losses become probable and the amount of loss can be reasonably estimated. Accruals are evaluated each quarter and may be adjusted, upward or downward, based on our best judgment after consultation with counsel and others. No assurance exists that our accruals will not need to be adjusted in the future. Actual losses may be higher or lower than any amounts accrued, possibly to a significant degree.

The Company estimates reasonably possible losses, in excess of amounts accrued, of up to approximately $350 million as of December 31, 2023. This estimate does not represent Truist’s maximum loss exposure, and actual losses may vary significantly. Also, the outcome of a particular matter may be one that the Company did not take into account in its estimate because the Company judged the likelihood of that outcome to be remote. In addition, the matters underlying this estimate may change from time to time. Estimated losses, like accruals, are based upon currently available information and involve considerable uncertainties and judgment.

For certain matters, Truist may be unable to estimate the loss or range of loss, even if it believes that a loss is probable or reasonably possible, until developments in the matter provide additional information sufficient to support such an estimate. These matters are not accrued for and are not reflected in the estimate of reasonably possible losses.

Truist Financial Corporation 89

The following is a description of certain legal proceedings and other matters in which Truist is involved:

Bickerstaff v. SunTrust Bank

This class action case was filed in the Fulton County State Court on July 12, 2010, and an amended complaint was filed on August 9, 2010. Plaintiff alleges that all overdraft fees charged to his account which related to debit card and ATM transactions are actually interest charges and therefore subject to the usury laws of Georgia. The amended complaint asserts claims for violations of civil and criminal usury laws, conversion, and money had and received, and seeks damages on a class-wide basis, including refunds of challenged overdraft fees and pre-judgment interest. On October 6, 2017, the trial court granted plaintiff’s motion for class certification and defined the class as “Every Georgia citizen who had or has one or more accounts with SunTrust Bank and who, from July 12, 2006, to October 6, 2017 (i) had at least one overdraft of $500.00 or less resulting from an ATM or debit card transaction (the “Transaction”); (ii) paid any Overdraft Fees as a result of the Transaction; and (iii) did not receive a refund of those Fees,” and the granting of a certified class was affirmed on appeal. On behalf of the certified class as currently defined, Plaintiff seeks a return of up to $452 million in paid overdraft fees from the 2006 to 2017 period above, plus prejudgment interest which, based on the amount of claimed fees, was estimated to be approximately $400 million as of December 31, 2023. On October 31, 2023, Truist filed motions to amend the class definition to narrow the scope of the class, to compel arbitration against certain class members, and for summary judgment, which were heard by the court on February 14, 2024, and are pending. A court-ordered mediation is scheduled for February 28, 2024, and trial is presently set to commence on April 29, 2024. The Company continues to believe that it has substantial defenses against the underlying claims.

Recordkeeping Matters

The SEC and CFTC have requested information from various subsidiaries of the Company that conduct broker-dealer, investment adviser, and swap dealer activities regarding compliance with applicable recordkeeping requirements for business-related electronic communications. The Company has cooperated with these requests and is in advanced discussions regarding resolutions of these matters with the agencies though there can be no assurance as to the outcome of these discussions. The SEC and CFTC have been conducting similar investigations of other financial institutions regarding business-related communications sent over unapproved electronic messaging channels and have entered into a number of resolutions with various institutions to date.

Investigation Regarding Trusts

In 2016 and 2018, the Civil Division of the U.S. DOJ issued subpoenas to a corporate predecessor of Truist Bank under the Financial Institutions Reform, Recovery, and Enforcement Act. These subpoenas requested documents and other information related to specified trusts for which Truist Bank serves as trustee. U.S. DOJ has recently requested additional information, and Truist Bank is continuing to cooperate in the investigation.

FDIC Special Assessment

In November 2023, the FDIC issued a final rule to implement a special assessment to recoup losses to the DIF associated with bank failures in the first half of 2023. The assessment is based on an insured depository institution’s estimated uninsured deposits reported as of December 31, 2022. The special assessment for Truist is $507 million, which was recognized in Q4 2023 and will be paid in eight quarterly installments beginning in 2024. The ultimate amount of expenses associated with the special assessment will also be impacted by the finalization of the losses incurred by the FDIC in the resolutions of Silicon Valley Bank and Signature Bank, which could result in additional expense.

90 Truist Financial Corporation

NOTE 18. Regulatory Requirements and Other Restrictions

Truist Bank is subject to laws and regulations that limit the amount of dividends it can pay. In addition, both Truist and Truist Bank are subject to various regulatory restrictions relating to the payment of dividends, including requirements to maintain capital at or above regulatory minimums, and to remain “well-capitalized” under the prompt corrective action regulations.

Truist is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated pursuant to regulatory directives. Truist’s capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors. Truist is in full compliance with these requirements. Banking regulations also identify five capital categories for IDIs: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 2023 and 2022, Truist and Truist Bank were classified as “well-capitalized,” and management believes that no events or changes have occurred subsequent to year end that would change this designation.

Quantitative measures are established by regulation to ensure capital adequacy require Truist to maintain minimum capital ratios. Risk-based capital ratios, which include CET1, Tier 1 capital and Total capital, are calculated based on regulatory guidance related to the measurement of capital and risk-weighted assets. The following table provides additional detail on regulatory capital ratios:

(Dollars in millions)	Minimum Capital(1)	Well-Capitalized	December 31, 2023		December 31, 2022
			Ratio	Amount	Ratio	Amount
Truist Financial Corporation:
CET1	4.5%	NA	10.1%	$42,671	9.0%	$39,098
Tier 1 capital	6.0	6.0	11.6	49,341	10.5	45,768
Total capital	8.0	10.0	13.7	58,063	12.4	54,072
Leverage	4.0	NA	9.3	49,341	8.5	45,768
Supplementary leverage	3.0	NA	7.9	49,341	7.3	45,768
Truist Bank:
CET1	4.5	6.5	11.7	48,387	10.6	45,237
Tier 1 capital	6.0	8.0	11.7	48,387	10.6	45,237
Total capital	8.0	10.0	13.3	55,227	12.1	51,633
Leverage	4.0	5.0	9.2	48,387	8.5	45,237
Supplementary leverage	3.0	NA	7.9	48,387	7.3	45,237
(1)Truist is subject to an SCB requirement of 2.9% applicable to Truist as of December 31, 2023. Truist’s SCB requirement, received in the 2023 CCAR process, is effective from October 1, 2023 to September 30, 2024. Truist Bank is subject to a CCB requirement of 2.5%. The SCB and CCB are amounts above the minimum levels designed to ensure that banks remain well-capitalized, even in adverse economic scenarios.

As an approved seller/servicer, Truist Bank is required to maintain minimum levels of capital, as specified by various agencies, including the U.S. Department of Housing and Urban Development, GNMA, FHLMC, and FNMA. At December 31, 2023 and 2022, Truist Bank’s capital was above all required levels.

Truist Financial Corporation 91

NOTE 19. Fair Value Disclosures

Recurring Fair Value Measurements

Accounting standards define fair value as the price that would be received on the measurement date to sell an asset or the price paid to transfer a liability in the principal or most advantageous market available to the entity in an orderly transaction between market participants, with a three-level measurement hierarchy:

•Level 1: Quoted prices for identical instruments in active markets
•Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets
•Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable

The following tables present fair value information for assets and liabilities measured at fair value on a recurring basis:

December 31, 2023 (Dollars in millions)	Total	Level 1	Level 2	Level 3	Netting Adjustments(1)
Assets:
Trading assets:
U.S. Treasury	$144	$—	$144	$—	$—
GSE	50	—	50	—	—
Agency MBS – residential	—	—	—	—	—
States and political subdivisions	760	—	760	—	—
Corporate and other debt securities	1,293	—	1,293	—	—
Loans	1,575	—	1,575	—	—
Other	510	461	49	—	—
Total trading assets	4,332	461	3,871	—	—
AFS securities:
U.S. Treasury	10,041	—	10,041	—	—
GSE	362	—	362	—	—
Agency MBS – residential	51,289	—	51,289	—	—
Agency MBS – commercial	2,248	—	2,248	—	—
States and political subdivisions	425	—	425	—	—
Non-agency MBS	2,981	—	2,981	—	—
Other	20	—	20	—	—
Total AFS securities	67,366	—	67,366	—	—
LHFS at fair value	852	—	852	—	—
Loans and leases	15	—	—	15	—
Loan servicing rights at fair value	3,378	—	—	3,378	—
Other assets:
Derivative assets	951	956	1,867	5	(1,877)
Equity securities	360	245	115	—	—
Total assets	$77,254	$1,662	$74,071	$3,398	$(1,877)
Liabilities:
Derivative liabilities	$2,597	$487	$4,171	$24	$(2,085)
Securities sold short	1,625	185	1,440	—	—
Total liabilities	$4,222	$672	$5,611	$24	$(2,085)

92 Truist Financial Corporation

December 31, 2022 (Dollars in millions)	Total	Level 1	Level 2	Level 3	Netting Adjustments(1)
Assets:
Trading assets:
U.S. Treasury	$137	$—	$137	$—	$—
GSE	457	—	457	—	—
Agency MBS – residential	804	—	804	—	—
Agency MBS – commercial	62	—	62	—	—
States and political subdivisions	422	—	422	—	—
Corporate and other debt securities	761	—	761	—	—
Loans	1,960	—	1,960	—	—
Other	302	261	41	—	—
Total trading assets	4,905	261	4,644	—	—
AFS securities:
U.S. Treasury	10,295	—	10,295	—	—
GSE	303	—	303	—	—
Agency MBS – residential	55,225	—	55,225	—	—
Agency MBS – commercial	2,424	—	2,424	—	—
States and political subdivisions	416	—	416	—	—
Non-agency MBS	3,117	—	3,117	—	—
Other	21	—	21	—	—
Total AFS securities	71,801	—	71,801	—	—
LHFS at fair value	1,065	—	1,065	—	—
Loans and leases	18	—	—	18	—
Loan servicing rights at fair value	3,758	—	—	3,758	—
Other assets:
Derivative assets	684	472	1,980	1	(1,769)
Equity securities	898	796	102	—	—
Total assets	$83,129	$1,529	$79,592	$3,777	$(1,769)
Liabilities:
Derivative liabilities	$2,971	$364	$4,348	$37	$(1,778)
Securities sold short	1,551	114	1,437	—	—
Total liabilities	$4,522	$478	$5,785	$37	$(1,778)
(1)Refer to “Note 20. Derivative Financial Instruments” for additional discussion on netting adjustments.

At December 31, 2023 and December 31, 2022, investments totaling $459 million and $385 million, respectively, have been excluded from the table above as they are valued based on net asset value as a practical expedient. These investments primarily consist of certain SBIC funds.

The following discussion focuses on the valuation techniques and significant inputs for Level 2 and Level 3 assets and liabilities that are measured at fair value on a recurring basis.

Available for Sale and Trading Securities: Securities accounted for at fair value include both the available-for-sale and trading portfolios. The Company uses prices obtained from pricing services, dealer quotes, or recent trades to estimate the fair value of securities. The majority of AFS securities were priced by third-party vendors whereas trading securities are priced internally. The AFS securities and trading securities are subject to IPV. Management independently evaluates the fair values of AFS Securities and trading securities through comparisons to external pricing sources, review of additional information provided by the pricing service and other third-party sources for selected securities and back-testing to compare the price realized on any security sales to the pricing information received from the pricing service. Fair value measurements for trading securities are derived from observable market-based information including, but not limited to, overall market conditions, recent trades, comparable securities, broker quotes and FINRA’s Trade Reporting and Compliance Engine data when determining the value of a position. Security prices are also validated through actual cash settlement upon the sale of a security. As described by security type below, additional inputs may be used, or some inputs may not be applicable.

Trading loans: The Company has elected to measure trading loans at fair value. Trading loans are valued primarily using quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active by a third-party pricing service. Trading loans include:

•loans held in connection with the Company’s trading business primarily consisting of commercial and corporate leveraged loans;
•loans made or acquired in connection with the Company’s TRS business; and
•SBA loans guaranteed by the U.S. government for December 31, 2022 only.

Truist Financial Corporation 93

U.S. Treasury securities: Treasury securities are valued using quoted prices in active over-the-counter markets.

GSE securities and agency MBS: GSE securities consist of debt obligations issued by U.S. Department of Housing and Urban Development, the FHLB, and other agencies, as well as securities collateralized by loans that are guaranteed by the SBA, and thus, are backed by the full faith and credit of the U.S. government. Agency MBS includes pass-through securities and CMOs issued by GSEs and U.S. government agencies, such as FNMA, FHLMC, and GNMA. Each security contains a guarantee by the issuing GSE or agency. GSE pass-through securities are valued using market-based pricing matrices that reference observable inputs including benchmark TBA security pricing and yield curves that were estimated based on U.S. Treasury yields and certain floating rate indices. The pricing matrices for these securities may also give consideration to pool-specific data supplied directly by the GSE. GSE CMOs are valued using market-based pricing matrices that are based on observable inputs including offers, bids, reported trades, dealer quotes and market research reports, the characteristics of a specific tranche, market convention prepayment speeds and benchmark yield curves as described above.

States and political subdivisions: The Company’s investments in U.S. states and political subdivisions include obligations of county and municipal authorities and agency bonds, which are general obligations of the municipality or are supported by a specified revenue source. Holdings are geographically dispersed, with no significant concentrations in any one state or municipality. Additionally, all municipal obligations are highly rated or are otherwise collateralized by securities backed by the full faith and credit of the federal government. These securities are valued using market-based pricing matrices that reference observable inputs including MSRB reported trades, issuer spreads, material event notices and benchmark yield curves.

Non-agency MBS: Non-agency MBS included purchased interests in third-party securitizations that have a high investment grade rating, and the pricing matrices for these securities were based on observable inputs including offers, bids, reported trades, dealer quotes and market research reports, the characteristics of a specific tranche, market convention prepayment speeds and benchmark yield curves as described above.

Corporate and other debt securities: These securities consist primarily of corporate bonds and commercial paper. Corporate bonds are senior and subordinated debt obligations of domestic corporations. The Company acquires commercial paper that is generally short-term in nature and highly rated. These securities are valued based on a review of quoted market prices for similar assets as well as through the various other inputs discussed previously.

LHFS: Certain mortgage loans that are originated to be sold to investors are carried at fair value. The fair value is primarily based on quoted market prices for securities backed by similar types of loans, adjusted for servicing, interest rate risk, and credit risk. The changes in fair value of these assets are largely driven by changes in interest rates subsequent to loan funding and changes in the fair value of servicing associated with the mortgage LHFS.

Loans and leases: Fair values for loans are based on a discounted cash flow methodology that considered credit loss expectations, market interest rates, and other market factors such as liquidity from the perspective of a market participant. The probability of default, loss given default, and prepayment assumptions are the key factors driving credit losses which are embedded into the estimated cash flows. These assumptions are informed by internal data on loan characteristics, historical loss experience, and current and forecasted economic conditions. The interest and liquidity component of the estimate was determined by discounting interest and principal cash flows through the expected life of each loan. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity.

Loan servicing rights: Residential MSRs are valued using an OAS valuation model to project cash flows over multiple interest rate scenarios and then are discounted at risk-adjusted rates. The model considers portfolio characteristics, contractually specified servicing fees, prepayment assumptions, delinquency rates, late charges, other ancillary revenue, costs to service and other economic factors. Fair value estimates and assumptions are compared to industry surveys, recent market activity, actual portfolio experience and other observable market data. Commercial MSRs and other loan servicing rights are valued using a cash flow valuation model that calculates the present value of estimated future net servicing cash flows. The Company considers actual and expected loan prepayment rates, discount rates, servicing costs, and other economic factors that are determined based on current market conditions. Refer to “Note 9. Loan Servicing” for additional information on valuation techniques and inputs for loan servicing rights.

Derivative assets and liabilities: The Company holds derivative instruments for both trading and risk management purposes. These include exchange-traded futures or option contracts, OTC swaps, options, forwards, and interest rate lock commitments. The fair values of derivatives are determined based on quoted market prices and internal pricing models that use market observable assumptions for interest rates, foreign exchange, equity, and credit. The fair values of interest rate lock commitments, which are related to mortgage loan commitments and are categorized as Level 3, are based on quoted market prices adjusted for commitments that are not expected to fund and include the value attributable to the net servicing fees. Funding rates are based on the Company’s historical data. The fair value attributable to servicing is based on discounted cash flows, and is impacted by prepayment assumptions, discount rates, delinquency rates, contractually specified servicing fees, servicing costs, and underlying portfolio characteristics.
94 Truist Financial Corporation

Equity securities: Equity securities primarily consist of exchange-traded securities and are valued using quoted prices in active markets.

Private equity investments: In many cases there are no observable market values for these investments, and therefore, management must estimate the fair value based on a comparison of the operating performance of the investee to multiples in the marketplace for similar entities. This analysis requires significant judgment, and actual values in a sale could differ materially from those estimated.

Securities sold short: Securities sold short represent debt securities sold short that are entered into as a hedging strategy for the purposes of supporting institutional and retail client trading activities. The fair value of securities sold short is determined in the same manner as trading securities.

Activity for Level 3 assets and liabilities is summarized below:

(Dollars in millions)	Loans and Leases	Loan Servicing Rights	Net Derivatives
Balance at January 1, 2021	$—	$2,023	$172
Total realized and unrealized gains (losses):
Included in earnings	(1)	233	(96)
Purchases	—	355	—
Issuances	—	715	305
Sales	—	(1)	—
Settlements	—	(741)	(393)
Acquisitions	24	49	—
Balance at December 31, 2021	23	2,633	(12)
Total realized and unrealized gains (losses):
Included in earnings	—	801	(323)
Purchases	—	321	—
Issuances	—	482	2
Sales	—	(9)	—
Settlements	(5)	(470)	297
Balance at December 31, 2022	18	3,758	(36)
Total realized and unrealized gains (losses):
Included in earnings	—	86	(36)
Purchases	—	123	—
Issuances	—	270	29
Sales	—	(531)	—
Settlements	(3)	(328)	24
Balance at December 31, 2023	$15	$3,378	$(19)
Change in unrealized gains (losses) included in earnings for the period, attributable to assets and liabilities still held at December 31, 2023	$—	$36	$(24)
Primary income statement location of realized gains (losses) included in earnings	Other income	Mortgage banking income	Mortgage banking income

Fair Value Option

The following table details the fair value and UPB of certain loans that were elected to be measured at fair value:

	December 31, 2023			December 31, 2022
(Dollars in millions)	Fair Value	UPB	Difference	Fair Value	UPB	Difference
Trading loans	$1,575	$1,664	$(89)	$1,960	$2,101	$(141)
Loans and leases	15	16	(1)	18	20	(2)
LHFS at fair value	852	828	24	1,065	1,056	9

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Nonrecurring Fair Value Measurements

The following table provides information about certain assets measured at fair value on a nonrecurring basis still held as of period end. The carrying values represent end of period values, which approximate the fair value measurements that occurred on the various measurement dates throughout the period. These assets are considered to be Level 3 assets.

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Carrying value:
LHFS	$19	$271
Loans and leases	840	500
Other	454	120

The following table provides information about valuation adjustments for certain assets measured at fair value on a nonrecurring basis. The valuation adjustments represent the amounts recorded during the period regardless of whether the asset is still held at period end.

	Year Ended December 31,
(Dollars in millions)	2023	2022	2021
Valuation adjustments:
LHFS	$(58)	$(9)	$(27)
Loans and leases	(894)	(420)	(455)
Other	(305)	(159)	(178)

LHFS with valuation adjustments in the table above consisted primarily of residential mortgages and commercial loans that were valued using market prices and measured at LOCOM. The table above excludes $409 million and $108 million of LHFS carried at cost at December 31, 2023 and December 31, 2022, respectively, that did not require a valuation adjustment during the period. Additionally, the table above excludes $98 million of charge-offs related to the student loan portfolio sale that occurred in the second quarter of 2023, which was previously provided for. The remainder of LHFS is carried at fair value.

Loans and leases consist of larger commercial loans and leases that are collateral-dependent and other secured loans and leases that have been charged-off to the fair value of the collateral. Valuation adjustments for loans and leases are primarily recorded in the Provision for credit losses in the Consolidated Statement of Income. Refer to “Note 1. Basis of Presentation” for additional discussion of individually evaluated loans and leases.

Other includes foreclosed real estate, other foreclosed property, ROU assets, premises and equipment, OREO, and held for sale operating leases, and consists primarily of residential homes, commercial properties, vacant lots, and automobiles. ROU assets are measured based on the fair value of the assets, which considers the potential for sublease income. The remaining assets are measured at LOCOM, less costs to sell.

Financial Instruments Not Recorded at Fair Value

For financial instruments not recorded at fair value, estimates of fair value are based on relevant market data and information about the instruments. Values obtained relate to trading without regard to any premium or discount that may result from concentrations of ownership, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various instruments.

An active market does not exist for certain financial instruments. Fair value estimates for these instruments are based on current economic conditions and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the fair value estimates in many instances cannot be substantiated by comparison to independent markets. In addition, changes in assumptions could significantly affect these fair value estimates. Financial assets and liabilities not recorded at fair value are summarized below:

		December 31, 2023		December 31, 2022
(Dollars in millions)	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
HTM securities	Level 2	$54,107	$44,630	$57,713	$47,791
Loans and leases HFI, net of ALLL	Level 3	307,248	300,830	321,596	308,738
Financial liabilities:
Time deposits	Level 2	43,561	43,368	23,474	23,383
Long-term debt	Level 2	38,918	38,353	43,203	40,951

The carrying value of the RUFC, which approximates the fair value of unfunded commitments, was $295 million and $272 million at December 31, 2023 and December 31, 2022, respectively.
96 Truist Financial Corporation

NOTE 20. Derivative Financial Instruments

Impact of Derivatives on the Consolidated Balance Sheets

The following table presents the gross notional amounts and estimated fair value of derivative instruments employed by the Company:

	December 31, 2023			December 31, 2022
	Notional Amount	Fair Value		Notional Amount	Fair Value
(Dollars in millions)		Assets	Liabilities		Assets	Liabilities
Cash flow hedges:
Interest rate contracts:
Swaps hedging commercial loans	$17,673	$—	$—	$16,650	$—	$—
Fair value hedges:
Interest rate contracts:
Swaps hedging long-term debt	14,268	—	—	16,393	—	(68)
Swaps hedging AFS securities	24,178	—	—	7,097	—	—
Total	38,446	—	—	23,490	—	(68)
Not designated as hedges:
Client-related and other risk management:
Interest rate contracts:
Swaps	154,692	637	(1,926)	155,670	579	(2,665)
Options	34,593	114	(106)	29,840	172	(192)
Forward commitments	178	—	(11)	1,495	8	(2)
Other	3,033	—	—	3,823	1	—
Equity contracts	39,561	1,164	(1,733)	33,185	644	(901)
Credit contracts:
Trading assets	100	—	—	140	—	—
Loans and leases	225	—	—	394	—	—
Risk participation agreements	7,499	—	(3)	6,824	—	(3)
Total return swaps	1,598	41	(7)	1,729	81	(2)
Foreign exchange contracts	24,480	256	(256)	19,022	364	(380)
Commodity	8,367	513	(503)	4,881	444	(447)
Total	274,326	2,725	(4,545)	257,003	2,293	(4,592)
Mortgage banking:
Interest rate contracts:
Swaps	105	—	—	115	—	—
Options(1)	400	3	—	400	1	—
Interest rate lock commitments	746	5	(10)	999	1	(17)
When issued securities, forward rate agreements and forward commitments(1)	1,438	12	(17)	1,728	24	(6)
Other	94	—	—	140	1	—
Total	2,783	20	(27)	3,382	27	(23)
MSRs:
Interest rate contracts:
Swaps	15,252	—	—	14,566	—	—
Options(1)	14,854	75	(109)	15,505	125	(48)
When issued securities, forward rate agreements and forward commitments(1)	933	8	—	884	8	(15)
Other	1,692	—	(1)	1,532	—	(3)
Total	32,731	83	(110)	32,487	133	(66)
Total derivatives not designated as hedges	309,840	2,828	(4,682)	292,872	2,453	(4,681)
Total derivatives	$365,959	2,828	(4,682)	$333,012	2,453	(4,749)
Gross amounts in the Consolidated Balance Sheets:
Amounts subject to master netting arrangements and exchange traded derivatives		(1,268)	1,268		(1,223)	1,223
Cash collateral (received) posted for amounts subject to master netting arrangements		(609)	817		(546)	555
Net amount		$951	$(2,597)		$684	$(2,971)
(1)In 2023, Truist reclassified TBA MBS options into the options line item. Prior periods were reclassified to conform to the current presentation.
Truist Financial Corporation 97

The following table presents the offsetting of derivative instruments including financial instrument collateral related to legally enforceable master netting agreements and amounts held or pledged as collateral. U.S. GAAP does not permit netting of non-cash collateral balances in the Consolidated Balance Sheets:

December 31, 2023 (Dollars in millions)	Gross Amount	Amount Offset	Net Amount in Consolidated Balance Sheets	Held/Pledged Financial Instruments	Net Amount
Derivative assets:
Derivatives subject to master netting arrangement or similar arrangement	$1,775	$(1,392)	$383	$—	$383
Derivatives not subject to master netting arrangement or similar arrangement	97	—	97	—	97
Exchange traded derivatives	956	(485)	471	—	471
Total derivative assets	$2,828	$(1,877)	$951	$—	$951
Derivative liabilities:
Derivatives subject to master netting arrangement or similar arrangement	$(3,627)	$1,600	$(2,027)	$151	$(1,876)
Derivatives not subject to master netting arrangement or similar arrangement	(568)	—	(568)	—	(568)
Exchange traded derivatives	(487)	485	(2)	—	(2)
Total derivative liabilities	$(4,682)	$2,085	$(2,597)	$151	$(2,446)

December 31, 2022 (Dollars in millions)	Gross Amount	Amount Offset	Net Amount in Consolidated Balance Sheets	Held/Pledged Financial Instruments	Net Amount
Derivative assets:
Derivatives subject to master netting arrangement or similar arrangement	$1,895	$(1,408)	$487	$—	$487
Derivatives not subject to master netting arrangement or similar arrangement	86	—	86	—	86
Exchange traded derivatives	472	(361)	111	—	111
Total derivative assets	$2,453	$(1,769)	$684	$—	$684
Derivative liabilities:
Derivatives subject to master netting arrangement or similar arrangement	$(3,688)	$1,417	$(2,271)	$43	$(2,228)
Derivatives not subject to master netting arrangement or similar arrangement	(697)	—	(697)	—	(697)
Exchange traded derivatives	(364)	361	(3)	—	(3)
Total derivative liabilities	$(4,749)	$1,778	$(2,971)	$43	$(2,928)

The following table presents the carrying value of hedged items in fair value hedging relationships:

	December 31, 2023			December 31, 2022
		Hedge Basis Adjustment			Hedge Basis Adjustment
(Dollars in millions)	Hedged Asset / Liability Basis	Items Currently Designated	Discontinued Hedges	Hedged Asset / Liability Basis	Items Currently Designated	Discontinued Hedges
AFS securities(1)	$51,782	$6	$(5)	$38,773	$(630)	$(4)
Loans and leases	322	—	7	353	—	10
Long-term debt	27,572	(237)	(475)	25,378	(780)	218
(1)The amortized cost of AFS securities was $62.2 billion at December 31, 2023 and $46.2 billion at December 31, 2022. Further, as of December 31, 2023, closed portfolios of securities hedged under the portfolio layer method have an amortized cost of $58.7 billion, of which $24.2 billion was designated as hedged. The remaining amount of amortized cost is from securities with terminated hedges where the basis adjustment is being amortized into earnings using the effective interest method over the contractual life of the security.
98 Truist Financial Corporation

Impact of Derivatives on the Consolidated Statements of Income and Comprehensive Income

Derivatives Designated as Hedging Instruments under GAAP

No portion of the change in fair value of derivatives designated as hedges has been excluded from effectiveness testing.

The following table summarizes amounts related to cash flow hedges, which consist of interest rate contracts:

	Year Ended December 31,
(Dollars in millions)	2023	2022	2021
Pre-tax gain (loss) recognized in OCI:
Commercial loans	$(340)	$(102)	$—
Pre-tax gain (loss) reclassified from AOCI into interest expense or interest income:
Deposits	$—	$—	$(2)
Short-term borrowings	—	—	(12)
Long-term debt	—	(12)	(22)
Commercial Loans	(49)	—	—
Total	$(49)	$(12)	$(36)
Pre-tax gain (loss) reclassified from AOCI into other expense:(1)
Deposits	$—	$—	$(12)
Short-term borrowings	—	—	(20)
Long-term debt	—	—	(4)
Total	$—	$—	$(36)
(1)Represents the accelerated amortization of amounts reclassified from AOCI, where management determined that the forecasted transaction is probable of not occurring.

The following table summarizes the impact on net interest income related to fair value hedges:

	Year Ended December 31,
(Dollars in millions)	2023	2022	2021
Investment securities:
Amounts related to interest settlements	$427	$102	$(48)
Recognized on derivatives	(651)	598	571
Recognized on hedged items	694	(541)	(568)
Net income (expense) recognized(1)	470	159	(45)
Loans and leases:
Recognized on hedged items	(3)	(3)	(5)
Long-term debt:
Amounts related to interest settlements	(192)	(64)	18
Recognized on derivatives	(136)	(840)	(136)
Recognized on hedged items	149	1,014	435
Net income (expense) recognized	(179)	110	317
Net income (expense) recognized, total	$288	$266	$267
(1)Includes $44 million of income recognized for the year ended December 31, 2023, respectively, and $53 million for the year ended December 31, 2022, respectively, from securities with terminated hedges that were reclassified to HTM. The income recognized was offset by the amortization of the fair value mark.
Truist Financial Corporation 99

The following table presents information about the Company’s cash flow and fair value hedges:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Cash flow hedges:
Net unrecognized after-tax gain (loss) on active hedges recorded in AOCI	$(106)	$(118)
Net unrecognized after-tax gain (loss) on terminated hedges recorded in AOCI (to be recognized in earnings through 2029)	(194)	40
Estimated portion of net after-tax gain (loss) on active and terminated hedges to be reclassified from AOCI into earnings during the next 12 months	(203)	(31)
Maximum time period over which Truist is hedging a portion of the variability in future cash flows for forecasted transactions excluding those transactions relating to the payment of variable interest on existing instruments
	5 years	6 years
Fair value hedges:
Unrecognized pre-tax net gain (loss) on terminated hedges(1)	$(64)	$669
Portion of pre-tax net gain (loss) on terminated hedges to be recognized as a change in interest during the next 12 months	(60)	163
(1)Includes deferred gains that are recorded in AOCI as a result of the reclassification to HTM of previously hedged securities of $413 million at December 31, 2023 and $457 million at December 31, 2022.

Derivatives Not Designated as Hedging Instruments under GAAP

The Company also enters into derivatives that are not designated as accounting hedges under GAAP to economically hedge certain risks as well as in a trading capacity with its clients.

The following table presents pre-tax gain (loss) recognized in income for derivative instruments not designated as hedges:

		Year Ended December 31,
(Dollars in millions)	Income Statement Location	2023	2022	2021
Client-related and other risk management:
Interest rate contracts	Investment banking and trading income and other income	$104	$197	$193
Foreign exchange contracts	Investment banking and trading income and other income	7	236	133
Equity contracts	Investment banking and trading income and other income	(29)	5	(21)
Credit contracts	Investment banking and trading income and other income	(112)	53	(83)
Commodity contracts	Investment banking and trading income	21	11	7
Mortgage banking:
Interest rate contracts – residential	Mortgage banking income	37	596	(21)
Interest rate contracts – commercial	Mortgage banking income	(1)	(1)	(2)
MSRs:
Interest rate contracts – residential	Mortgage banking income	(137)	(792)	(105)
Interest rate contracts – commercial	Mortgage banking income	(3)	(22)	(8)
Total		$(113)	$283	$93

100 Truist Financial Corporation

Credit Derivative Instruments

As part of the Company’s corporate and investment banking business, the Company enters into contracts that are, in form or substance, written guarantees; specifically, risk participations, TRS, and credit default swaps. The Company accounts for these contracts as derivatives.

Truist has entered into risk participation agreements to share the credit exposure with other financial institutions on client-related interest rate derivative contracts. Under these agreements, the Company has guaranteed payment to a dealer counterparty in the event the counterparty experiences a loss on the derivative due to a failure to pay by the counterparty’s client. The Company manages its payment risk on its risk participations by monitoring the creditworthiness of the underlying client through the normal credit review process that the Company would have performed had it entered into a derivative directly with the obligors. At December 31, 2023, the remaining terms on these risk participations ranged from less than one year to 14 years. The potential future exposure represents the Company’s maximum estimated exposure to written risk participations, as measured by projecting a maximum value of the guaranteed derivative instruments based on scenario simulations and assuming 100% default by all obligors on the maximum value.

The Company has also entered into TRS contracts on loans and bonds. To mitigate its credit risk, the Company typically receives initial margin from the counterparty upon entering into the TRS and variation margin if the fair value of the underlying reference assets deteriorates. For additional information on the Company’s TRS contracts, see “Note 17. Commitments and Contingencies.”

The Company enters into credit default swaps to hedge credit risk associated with certain loans and leases. The Company accounts for these contracts as derivatives, and accordingly, recognizes these contracts at fair value.

The following table presents additional information related to interest rate derivative risk participation agreements and total return swaps:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Risk participation agreements:
Maximum potential amount of exposure	$520	$575
Total return swaps:
Cash collateral held	437	453

The following table summarizes collateral positions with counterparties:

(Dollars in millions)	Dec 31, 2023	Dec 31, 2022
Dealer and other counterparties:
Cash and other collateral received from counterparties	$609	$542
Derivatives in a net gain position secured by collateral received	735	618
Unsecured positions in a net gain with counterparties after collateral postings	126	76
Cash collateral posted to counterparties	960	590
Derivatives in a net loss position secured by collateral	1,052	692
Central counterparties clearing:
Cash collateral, including initial margin, received from central clearing parties	—	4
Cash collateral, including initial margin, posted to central clearing parties	14	45
Derivatives in a net loss position	8	13
Derivatives in a net gain position	2	12
Securities pledged to central counterparties clearing	1,249	639

Truist Financial Corporation 101

NOTE 21. Computation of EPS

Basic and diluted EPS calculations are presented in the following table:

	Year Ended December 31,
(Dollars in millions, except per share data, shares in thousands)	2023	2022	2021
Net income (loss) available to common shareholders - continuing operations	$(1,864)	$5,446	$5,569
Net income available to common shareholders - discontinued operations	412	481	464
Net income (loss) available to common shareholders	$(1,452)	$5,927	$6,033
Weighted average number of common shares	1,331,963	1,328,120	1,337,144
Effect of dilutive outstanding equity-based awards(1)	—	10,342	12,234
Weighted average number of diluted common shares	1,331,963	1,338,462	1,349,378
Basic earnings from continuing operations	$(1.40)	$4.10	$4.16
Basic earnings from discontinued operations	0.31	0.36	0.35
Basic EPS	$(1.09)	$4.46	$4.51
Diluted earnings from continuing operations	$(1.40)	$4.07	$4.13
Diluted earnings from discontinued operations	0.31	0.36	0.34
Diluted EPS	$(1.09)	$4.43	$4.47
Anti-dilutive awards	11,143	93	3
(1)For the year ended December 31, 2023, outstanding equity-based awards were deemed anti-dilutive and therefore, excluded from the Company’s diluted EPS calculation.

NOTE 22. Operating Segments

Effective January 1, 2024, several business activities were realigned reflecting updates to the Company’s operating structure. First, the CB&W segment was renamed CSBB and the C&CB segment was renamed WB. Second, the Wealth business was realigned into the WB segment from the CSBB segment, representing a separate reporting unit in that segment. Third, the small business banking client segmentation was realigned into the CSBB segment from the WB segment.

Following the segment realignment, Truist operates and measures business activity across two segments: CSBB and WB, with functional activities included in OT&C. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served.

On February 20, 2024, the Company entered into an agreement to sell the remaining stake of the common equity in TIH to an investor group, representing substantially all of the Company’s IH segment, which represented a material strategic shift for the Company, and as a result, the Company recast results for all periods presented under the discontinued operations basis of presentation. On May 6, 2024, the Company completed the sale of its remaining equity interests in TIH. Further, TIH was the principal legal entity of the IH segment. As the operations of TIH are now included in discontinued operations, the Company no longer presents the IH segment as one of its reportable segments. Refer to “Note 2. Discontinued Operations” for additional information related to discontinued operations.

Consumer and Small Business Banking

CSBB serves consumer and small businesses clients, providing deposits and payment services, credit cards, loans, mortgages, brokerage, and investment advisory services and insurance solutions through an extensive network of branches, ATMs, digital channels, contact centers, and other channels. Lending solutions include personal and unsecured loans originated through the branch network and digital channels; indirect lending services providing a comprehensive set of technology-enabled consumer lending solutions including point-of-sale offerings for autos, recreational vehicles, outdoor power sports, equipment, and home improvement; and real estate lending providing residential mortgages through its retail, direct, and correspondent channels, with the loans either sold in the secondary market, typically with servicing rights retained or held in the Company’s loan portfolio, and home equity loans delivered through the branch network. CSBB also serves as an entry point for clients to access services from other businesses.

Wholesale Banking

WB delivers a comprehensive suite of solutions to our commercial, corporate, institutional, real estate, and wealth clients bringing together a combination of both local and specialized industry expertise. This segment is focused on providing core banking, specialized lending, investment banking, capital markets, strategic advisory, market-making, asset management, trust, brokerage, and investment related services, as well as cash management and payment processing. Truist’s investment banking and corporate banking teams serve clients across the nation, while offering a unique, high-touch advisory approach through our industry experts. Truist’s wealth professionals provide investment advisory services, institutional investment management, full-service and online/discount brokerage products, family office services, as well as other wealth management disciplines.
102 Truist Financial Corporation

Other, Treasury & Corporate

OT&C includes management of the Company’s investment securities portfolio, long-term debt, derivative instruments used for balance sheet hedging, short-term liquidity and funding activities, balance sheet risk management and most real estate assets, as well as the Company’s functional activities such as finance, enterprise risk, legal, and enterprise technology and management, among others. Additionally, OT&C houses intercompany eliminations, including intersegment net referral fees and residual interest rate risk after segment allocations have taken place.

Truist promotes revenue growth through the Company’s Integrated Relationship Management approach, which is designed to deepen client relationships and bring the full breadth and depth of Truist’s products and services to meet clients’ financial needs. The objective is to provide Truist’s entire suite of products to its clients with the end goal of providing clients the best financial experience in the marketplace. Revenues of certain products and services are reflected in the results of the segment providing those products and services and are also allocated to CSBB and WB. These allocated revenues between segments are reflected as net referral fees in noninterest income and eliminated in OT&C.

The segment results are presented based on internal management methodologies that were designed to support these strategic objectives. Unlike financial accounting, there is no comprehensive authoritative body of guidance for management accounting equivalent to GAAP. The performance of the segments is not comparable with Truist’s consolidated results or with similar information presented by any other financial institution. Additionally, because of the interrelationships between the various segments, the information presented is not indicative of how the segments would perform if they operated as independent entities.

Because business segment results are presented based on management accounting practices, the transition to the consolidated results prepared under U.S. GAAP creates certain differences, which are reflected as residuals in OT&C. Business segment reporting conventions include, but are not limited to, the items as detailed below.

Segment net interest income reflects matched maturity funds transfer pricing, which ascribes credits or charges based on the economic value or cost created by assets and liabilities of each segment. Residual differences between these credits and charges are captured in OT&C.

Noninterest income includes inter-segment referral fees, as well as federal and state tax credits that are grossed up on a pre-tax equivalent basis, related primarily to certain community development investments. Recoveries for these allocations are reported in OT&C.

Corporate expense allocations, including overhead or functional expenses that are not directly charged to the segments, are allocated to segments based on various drivers (number of FTEs, number of accounts, loan balances, net revenue, etc.). Recoveries for these allocations are reported in OT&C.

Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to each segment’s quarterly change in the ALLL. Provision for income taxes is calculated using a blended income tax rate for each segment and includes reversals of the noninterest income tax adjustments described above. The difference between the calculated provision for income taxes at the segment level and the consolidated provision for income taxes is reported in OT&C.

The application and development of management reporting methodologies is an active process and undergoes periodic enhancements. The implementation of these enhancements to the internal management reporting methodology may materially affect the results disclosed for each segment, with no impact on consolidated results. When significant changes to management reporting methodologies take place, the impact of these changes is quantified and prior period information is revised as practicable.

Truist Financial Corporation 103

The following table presents results by segment:

Year Ended December 31, (Dollars in millions)	CSBB			WB			OT&C(1)			Total
	2023	2022	2021	2023	2022	2021	2023	2022	2021	2023	2022	2021
Net interest income (expense)	$5,940	$6,664	$6,898	$9,184	$6,001	$4,555	$(600)	$1,648	$1,549	$14,524	$14,313	$13,002
Net intersegment interest income (expense)	4,594	3,010	1,881	(2,152)	659	1,199	(2,442)	(3,669)	(3,080)	—	—	—
Segment net interest income	10,534	9,674	8,779	7,032	6,660	5,754	(3,042)	(2,021)	(1,531)	14,524	14,313	13,002
Allocated provision for credit losses	1,116	863	117	1,000	(91)	(848)	(7)	5	(82)	2,109	777	(813)
Segment net interest income after provision	9,418	8,811	8,662	6,032	6,751	6,602	(3,035)	(2,026)	(1,449)	12,415	13,536	13,815
Noninterest income	1,991	2,086	2,290	3,668	3,994	4,590	(161)	(420)	(212)	5,498	5,660	6,668
Amortization of intangibles	210	252	254	185	203	215	—	—	3	395	455	472
Goodwill impairment	3,361	—	—	2,717	—	—	—	—	—	6,078	—	—
Other noninterest expense	6,355	5,771	5,847	5,378	4,722	4,755	472	1,219	2,028	12,205	11,712	12,630
Income (loss) before income taxes from continuing operations	1,483	4,874	4,851	1,420	5,820	6,222	(3,668)	(3,665)	(3,692)	(765)	7,029	7,381
Provision (benefit) for income taxes	1,160	1,154	1,112	811	1,259	1,310	(1,233)	(1,163)	(1,014)	738	1,250	1,408
Segment net income (loss) from continuing operations	$323	$3,720	$3,739	$609	$4,561	$4,912	$(2,435)	$(2,502)	$(2,678)	$(1,503)	$5,779	$5,973

Identifiable assets (period end) of continuing operations	$146,310	$162,460	$156,172	$209,767	$215,607	$190,266	$171,617	$169,533	$188,600	$527,694	$547,600	$535,038
(1)Includes financial data from business units below the quantitative and qualitative thresholds requiring disclosure.

104 Truist Financial Corporation

NOTE 23. Parent Company Financial Information

Parent Company - Condensed Balance Sheets (Dollars in millions)	December 31,
	2023	2022
Assets:
Cash and due from banks	$22	$29
Interest-bearing deposits with banks	11,264	10,861
AFS securities at fair value	218	214
Advances to / receivables from subsidiaries:
Banking	8,044	2,305
Nonbank	396	404
Total advances to / receivables from subsidiaries	8,440	2,709
Investment in subsidiaries:
Banking	57,994	59,921
Nonbank	4,666	4,553
Total investment in subsidiaries	62,660	64,474
Other assets	258	452
Total assets	$82,862	$78,739
Liabilities and Shareholders’ Equity:
Short-term borrowings	$196	$370
Long-term debt	23,267	17,625
Other liabilities	298	230
Total liabilities	23,761	18,225
Total shareholders’ equity	59,101	60,514
Total liabilities and shareholders’ equity	$82,862	$78,739

Parent Company - Condensed Income and Comprehensive Income Statements (Dollars in millions)	Year Ended December 31,
	2023	2022	2021
Income:
Dividends from subsidiaries:
Banking	$4,925	$4,800	$4,150
Nonbank	72	170	100
Total dividends from subsidiaries	4,997	4,970	4,250
Interest and other income from subsidiaries	359	100	143
Other income	25	27	(26)
Total income	5,381	5,097	4,367
Expenses:
Interest expense	957	369	258
Other expenses	142	131	125
Total expenses	1,099	500	383
Income before income taxes and equity in undistributed earnings of subsidiaries	4,282	4,597	3,984
Income tax benefit	180	50	26
Income before equity in undistributed earnings of subsidiaries	4,462	4,647	4,010
Equity in undistributed earnings (losses) of subsidiaries in excess of dividends from subsidiaries	(5,509)	1,620	2,427
Net income (loss)	(1,047)	6,267	6,437
Total OCI	1,095	(11,997)	(2,320)
Total comprehensive income	$48	$(5,730)	$4,117

Truist Financial Corporation 105

Parent Company - Statements of Cash Flows (Dollars in millions)	Year Ended December 31,
	2023	2022	2021
Cash Flows From Operating Activities:
Net income (loss)	$(1,047)	$6,267	$6,437
Adjustments to reconcile net income to net cash from operating activities:
Equity in (earnings) losses of subsidiaries in excess of dividends from subsidiaries	5,509	(1,620)	(2,427)
Other, net	502	(449)	(438)
Net cash from operating activities	4,964	4,198	3,572
Cash Flows From Investing Activities:
Proceeds from maturities, calls, and paydowns of AFS securities	11	31	37
Purchases of AFS securities	(8)	(9)	(216)
Investment in subsidiaries	(905)	(4,142)	(120)
Advances to subsidiaries	(18,037)	(4,110)	(3,088)
Proceeds from repayment of advances to subsidiaries	12,383	6,813	3,922
Other, net	4	14	—
Net cash from investing activities	(6,552)	(1,403)	535
Cash Flows From Financing Activities:
Net change in short-term borrowings	(174)	(439)	188
Net issuance (repayment) of long-term debt	5,888	1,700	(2,149)
Repurchase of common stock	—	(250)	(1,616)
Redemption of preferred stock	—	—	(1,415)
Cash dividends paid on common and preferred stock	(3,131)	(2,989)	(2,852)
Other, net	(599)	(205)	(107)
Net cash from financing activities	1,984	(2,183)	(7,951)
Net Change in Cash and Cash Equivalents	396	612	(3,844)
Cash and Cash Equivalents, January 1	10,890	10,278	14,122
Cash and Cash Equivalents, December 31	$11,286	$10,890	$10,278

The transfer of funds in the form of dividends, loans, or advances from bank subsidiaries to the Parent Company is restricted. Federal law requires loans to the Parent Company or its affiliates to be secured and at market terms and generally limits loans to the Parent Company or an individual affiliate to 10% of Truist Bank’s unimpaired capital and surplus. In the aggregate, loans to the Parent Company and all affiliates cannot exceed 20% of the bank’s unimpaired capital and surplus.

Dividend payments to the Parent Company by Truist Bank are subject to regulatory review and statutory limitations and, in some instances, regulatory approval. In general, dividends are restricted by regulatory minimum capital constraints.

106 Truist Financial Corporation